POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                           191 PEACHTREE STREET, N.E.
                                 SIXTEENTH FLOOR
                             ATLANTA, GEORGIA 30303
                                 (404 572-6600)


                                 July ___, 1999


VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: FLAG Financial Corporation - Registration Statement on Form S-4

Ladies and Gentlemen:

     As counsel to FLAG Financial Corporation, a Georgia corporation, we enclose for filing with the Commission under the Securities Act of 1933, as amended, FLAG's Registration Statement on Form S-4 registering 1,012,240 shares of its common stock for issuance in connection with the proposed merger of Abbeville Capital Corporation with and into FLAG.

     Neither FLAG nor Abbeville will distribute the Registration Statement or the related proxy statement/prospectus prior to effectiveness of the Registration Statement, except that, as noted below, FLAG will furnish copies to certain bank regulatory agencies pursuant to their filing requirements.

     The transactions described in the Registration Statement are also subject to certain filings with and approvals by the Federal Reserve Bank of Atlanta, the Georgia Department of Banking and Finance and the South Carolina Board of Financial Institutions Examining Division. We will advise you promptly if a favorable approval is not obtained from any of these entities, although FLAG and Abbeville do not expect any difficulty in obtaining such approvals.

     If  you  have  any  questions  or  comments   concerning  the  Registration
Statement, please call me at 404/572-4514 or Walter G. Moeling at 404/572-6629. Our fax number is 404/572-6999.

                                       Sincerely,


                                       /s/ Lynn M. Sumlin

                                    For POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

Enclosures

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY ___, 1999
                                                  REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                           FLAG FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          Georgia                     6060                       58-2094179
  (State or other Jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)Classification Code Number) Identification No.)

                           101 NORTH GREENWOOD STREET
                             LAGRANGE, GEORGIA 30240
                                 (706) 845-5000

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             J. Daniel Speight, Jr.
                      President and Chief Executive Officer
                           FLAG Financial Corporation
                           101 North Greenwood Street
                             LaGrange, Georgia 30240
                                 (706) 845-5000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

            Walter G. Moeling, IV                   P. Thomas Parrish
   Powell, Goldstein, Frazer & Murphy LLP         Gerrish & McCreary P.C.
                 Suite 1600                         700 Colonial Road
         191 Peachtree Street, N.E.                     Suite 200
           Atlanta, Georgia 30303                Memphis, Tennessee 38124
               (404) 572-6600                         (901) 767-0900
                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ----------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================
Title of Each Class                          Proposed Maximum   Proposed  Maximum
   of Securities               Amount to be   Offering Price       Aggregate          Amount of
 to be Registered             Registered (1)     Per Unit        Offering Price(2) Registration Fee
----------------------------- -------------- ----------------  ------------------  -----------------
Common Stock, $1.00 par value    1,012,240         N/A             21,489,855           $5,975

=====================================================================================================

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the merger.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the aggregate book value of the common stock of Abbeville Capital Corporation to be exchanged in the merger.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                          ABBEVILLE CAPITAL CORPORATION
                               203 S. Main Street
                         Abbeville, South Carolina 29620


                  Merger Proposed - Your Vote is Very Important



     The Board of Directors of Abbeville Capital Corporation has unanimously approved a merger combining Abbeville Capital Corporation and FLAG Financial
Corporation.  In the merger,  Abbeville  stockholders  will receive a minimum of
3.48 shares of FLAG common stock for each share of Abbeville common stock, and generally will not recognize federal income tax gain or loss for the FLAG common stock they receive. If FLAG common stock is trading below $11.00 on average near the time the merger is to be completed, the exchange ratio will increase. On _________ __, 1999, the closing price of FLAG common stock was $_____. If $____ is the average trading price of FLAG near the time the merger is completed, the exchange ratio will be adjusted up to ____. This will make the value of ____ shares of common stock equal to $____. The trading price of FLAG will, however, fluctuate between now and the completion of the merger, and the exchange ratio may fluctuate too but will not be less than 3.48.

     I cordially invite you to attend our special meeting of stockholders to consider and vote on the merger. The merger cannot be completed unless holders of at least two-thirds of Abbeville common stock approve it. The Board of Directors believes the merger is in the best interests of stockholders and unanimously recommends that stockholders vote to approve the merger. No vote of FLAG stockholders is required to approve the merger.

     The date and place of the meeting are: __________,__________ __, 1999, _____ __.m.

         The Bank of Abbeville
         203 South Main Street
         Abbeville, South Carolina

     This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You can also obtain other information about FLAG from documents filed with the Securities and Exchange Commission.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your signed card or vote in person, the effect will be a vote against approval of the merger. Your vote is very important. You can revoke your proxy by writing to me any time before the meeting or by attending the meeting and voting in person.

     We enthusiastically support the merger and urge you to vote "FOR" approval and adoption of the merger agreement.

Thomas D. Sherard, Jr.,
President and Chief Executive Officer

     This proxy statement/prospectus is dated __________ __, 1999 and was first mailed to stockholders of Abbeville on __________ __, 1999.


     Neither the Securities and Exchange Commission nor any state securities regulators have approved the FLAG common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT FLAG

     FLAG files annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests for to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the SEC, Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as FLAG that file electronically with the SEC. The address of the SEC Web site is http://www.sec.gov.

     FLAG  has  filed  with  the SEC a  registration  statement  on Form  S-4 to register the shares that FLAG will issue to Abbeville stockholders. This document is a part of the registration statement. This proxy statement/prospectus does not include all of the information contained in the registration statement. For further information about FLAG and the securities offered in this proxy statement/prospectus, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public reference facilities at the addresses listed above.

     The SEC allows FLAG to "incorporate by reference" information into the proxy statement/prospectus, which means that FLAG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents listed below that FLAG previously filed with the SEC. These documents contain important information about FLAG and its finances. Some filings have been amended by later filings, which are also listed.

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     o    Quarterly  Report on Form 10-Q for the quarter  ended March 31,  1999;
          and

     o Current Reports on Form 8-K dated January 8, 1999, January 11, 1999, March 2, 1999, March 18, 1999, April 7, 1999, May 10, 1999 and June 4,
          1999.

     FLAG also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     We are providing you with a copy of FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and a copy of FLAG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. These documents provide more information about FLAG and its finances.

     Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them from:

                  Investor Relations
                  FLAG Financial Corporation
                  101 North Greenwood Street
                  LaGrange, Georgia
                  Telephone: (706) 845-5000

     In order to ensure timely delivery of the documents, you should make a request for documents no later than __________, 1999.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in the proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     Information in this proxy statement/prospectus about FLAG Financial Corporation has been supplied by FLAG Financial Corporation, and information about Abbeville Capital Corporation has been supplied by Abbeville Capital Corporation.

                   A Warning About Forward-Looking Statements

     Each company makes forward-looking statements that are subject to risks and uncertainties in this document. FLAG Financial Corporation's public documents also contain forward-looking statements. These forward-looking statements include information about possible or assumed future results of operations or the performance of FLAG Financial Corporation after the merger. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements.

     You should consider these risks when you vote on the merger. These possible events or factors include the following:

     o our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     o    we lose more deposits, customers, or business than we expect;

     o    competition in the banking industry increases significantly;

     o our restructuring costs are higher than we expect or our operating costs after the merger are greater than we expect;

     o technological changes and systems integration are harder to make or more expensive than we expect;

     o    changes in the interest rate environment reduce our margins;

     o    general economic or business conditions are worse than we expect;

     o legislative or regulatory changes occur which adversely affect our business;

     o    changes occur in business conditions and inflation;

     o    changes occur in the securities markets; and

     o we have more trouble obtaining regulatory approvals for the merger than we expect.

         See also "Risk Factors" in this proxy statement/prospectus, page __.

              PROPOSED MERGER OF ABBEVILLE CAPITAL CORPORATION WITH
                           FLAG FINANCIAL CORPORATION

               NOTICE OF SPECIAL MEETING OF ABBEVILLE STOCKHOLDERS
                       TO BE HELD _________________, 1999

     Abbeville Capital Corporation will hold a Special Meeting of stockholders at the main office of The Bank of Abbeville, located at 203 S. Main Street, Abbeville, South Carolina, on __________, ___________, 1999, at _____ p.m., to
vote on:

     1. Agreement and Plan of Merger, dated as of March 31, 1999, between Abbeville and FLAG Financial Corporation and the Amendment to the Agreement and Plan of Merger. The merger agreement provides that Abbeville will merge with FLAG Financial Corporation. Each outstanding share of Abbeville common stock at the effective time of the merger will be exchanged for a minimum of 3.48 shares of FLAG Financial Corporation common stock, as more fully described in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

     2. Any other business as may come properly before the Special Meeting, or any adjournments or postponements.

     Only stockholders who hold their stock at the close of business on ____________, 1999, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Abbeville common stock.

     The Board of Directors of Abbeville recommends that stockholders vote FOR approval of the merger agreement.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    Thomas D. Sherard, Jr.
                                    President and Chief Executive Officer

Abbeville, South Carolina
_____________ __, 1999

     Whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed form of proxy and promptly return it in the enclosed postage paid return envelope in order to ensure that your shares will be represented at the Special Meeting.
                              --------------------
     Each stockholder has the right to dissent from the merger agreement and demand payment of the fair value of his shares in cash if the merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with the requirements of Title 33, Chapter 13 of the South Carolina Business Corporation Act of 1988. We have included the full text of Chapter 13 that describes the right to dissent as Appendix B to the accompanying proxy statement/prospectus. See "DESCRIPTION OF MERGER--Dissenters' Rights" in the accompanying proxy statement/prospectus, page 26.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY........................................................................1

   THE COMPANIES...............................................................1
   THE MERGER..................................................................1
   OUR REASONS FOR THE MERGER..................................................1
   OPINION OF ABBEVILLE'S FINANCIAL ADVISOR....................................2
   RECOMMENDATION TO ABBEVILLE STOCKHOLDERS....................................2
   ABBEVILLE CAPITAL CORPORATION SPECIAL STOCKHOLDER MEETING...................2
   RECORD DATE FOR SPECIAL STOCKHOLDER MEETING.................................3
   VOTE REQUIRED...............................................................3
   WHAT ABBEVILLE STOCKHOLDERS WILL RECEIVE....................................3
   REGULATORY APPROVALS........................................................3
   CONDITIONS TO THE MERGER....................................................3
   TERMINATION OF THE MERGER AGREEMENT.........................................4
   DISSENTERS' RIGHTS..........................................................4
   OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT ARE
   DIFFERENT FROM YOURS........................................................4
   IMPORTANT FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................5
   ACCOUNTING TREATMENT OF THE MERGER..........................................5
   DIFFERENCES IN STOCKHOLDERS' RIGHTS.........................................5
   COMPARATIVE MARKET PRICES OF COMMON STOCK...................................6
   DIVIDENDS AFTER THE MERGER..................................................6
   LISTING OF FLAG COMMON STOCK................................................6
   RISK FACTORS................................................................6
   COMPARATIVE PER SHARE DATA..................................................7
   SELECTED FINANCIAL DATA.....................................................9
   SELECTED CONDENSED AND CONSOLIDATED PRO FORMA FINANCIAL DATA...............10
   RECENT DEVELOPMENTS IN FLAG'S BUSINESS.....................................12

RISK FACTORS..................................................................13

   THERE IS LIMITED MARKET FOR SHARES OF FLAG COMMON STOCK....................13
   THERE ARE RESTRICTIONS ON FLAG'S ABILITY TO PAY DIVIDENDS..................13
   THERE MAY BE POSSIBLE COSTS ASSOCIATED WITH THE INTEGRATION OF FLAG'S
   PENDING ACQUISITIONS.......................................................13
   FLAG IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.......................13
   THE FINANCIAL INSTITUTION INDUSTRY IS VERY COMPETITIVE.....................13
   MANAGEMENT OF FLAG HOLDS A LARGE PORTION OF FLAG COMMON STOCK..............14
   FLAG'S ARTICLES OF INCORPORATION AND BYLAWS MAY PREVENT TAKEOVER BY
   ANOTHER COMPANY............................................................14
   YEAR 2000 PROBLEMS MAY HAVE ADVERSE EFFECT ON FLAG'S OPERATIONS............14

MEETING OF ABBEVILLE STOCKHOLDERS.............................................14

   DATE, PLACE, TIME, AND PURPOSE.............................................14
   RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES.....15

DESCRIPTION OF THE MERGER.....................................................16

   GENERAL....................................................................16
   BACKGROUND OF AND REASONS FOR THE MERGER...................................17
   THE ABBEVILLE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ABBEVILLE
   STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT...................20
   OPINION OF ABBEVILLE'S FINANCIAL ADVISOR, SOUTHARD FINANCIAL...............20
   EFFECTIVE DATE OF THE MERGER...............................................22
   DISTRIBUTION OF FLAG CERTIFICATES..........................................23
   CONDITIONS TO CONSUMMATION OF THE MERGER...................................23
   REGULATORY APPROVALS.......................................................24
   WAIVER, AMENDMENT, AND TERMINATION.........................................25
   DISSENTERS' RIGHTS.........................................................26
   CONDUCT OF BUSINESS PENDING THE MERGER.....................................29
   MANAGEMENT AND OPERATIONS AFTER THE MERGER; INTERESTS OF CERTAIN
   PERSONS IN THE MERGER......................................................31
   CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................33
   ACCOUNTING TREATMENT.......................................................34
   EXPENSES AND FEES..........................................................35
   RESALES OF FLAG COMMON STOCK...............................................35

DESCRIPTION OF FLAG COMMON STOCK..............................................38


EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS................................39

   AUTHORIZED CAPITAL STOCK...................................................39
   AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS..........................40
   CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING.............41
   REMOVAL OF DIRECTORS.......................................................42
   INDEMNIFICATION............................................................42
   SPECIAL MEETINGS OF STOCKHOLDERS...........................................43
   ACTIONS BY STOCKHOLDERS WITHOUT A MEETING..................................43
   MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS...............................44
   STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS..........................45
   DIVIDENDS..................................................................45

COMPARATIVE MARKET PRICES AND DIVIDENDS.......................................46


BUSINESS OF ABBEVILLE.........................................................47

   GENERAL....................................................................47
   MANAGEMENT STOCK OWNERSHIP.................................................48
   VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ABBEVILLE..................48
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS FOR EACH OF THE THREE MONTHS ENDED
     MARCH 31, 1999 AND 1998..................................................49

BUSINESS OF FLAG..............................................................61

   GENERAL....................................................................61
   DIRECTORS AND EXECUTIVE OFFICERS...........................................61

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..................................64


STOCKHOLDERS PROPOSALS........................................................71

EXPERTS.......................................................................71


LEGAL MATTERS.................................................................71


OTHER MATTERS.................................................................72


INDEX TO ABBEVILLE FINANCIAL DATA............................................F-1


Appendix A --  AGREEMENT AND PLAN OF MERGER BY AND BETWEEN FLAG
               FINANCIAL CORPORATION AND ABBEVILLE CAPITAL
               CORPORATION AND AMENDMENT TO AGREEMENT AND PLAN
               OF MERGER DATED AS OF JULY 22, 1999...........................A-1

Appendix B --  DISSENTERS' RIGHTS............................................B-1

Appendix C --  OPINION OF SOUTHARD FINANCIAL.................................C-1

                                     SUMMARY


     This summary highlights selected information from this proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire proxy statement/prospectus and its appendices carefully before you decide to vote.

The Companies  (Page 47 for Abbeville, Page 61 for FLAG)

                          Abbeville Capital Corporation
                               203 S. Main Street
                         Abbeville, South Carolina 29620
                                  864-459-9676

     Abbeville is a bank holding company located in Abbeville, South Carolina. Abbeville has one banking office located in South Carolina. Abbeville offers a broad range of banking and banking-related services. The Bank of Abbeville is the sole shareholder of BOA Financial Services Corporation, which provides brokerage and investment services. As of June 30, 1999, Abbeville's total assets were about $59 million, deposits were about $45 million and shareholder's equity was about $5 million.

                           FLAG Financial Corporation
                           101 North Greenwood Street
                             LaGrange, Georgia 30240
                                  706-845-5000

     FLAG is a bank holding company headquartered in LaGrange, Georgia. FLAG is the sole shareholder of Citizens Bank and First Flag Bank. Through its subsidiaries, FLAG offers a full array of deposit accounts and retail and commercial banking services, engages in small business lending, residential and commercial real estate lending, mortgage banking services, brokerage services and performs real estate appraisal services. As of June 30, 1999, FLAG's total assets were about $545 million, deposits were about $419 million and stockholders' equity was about $48 million.

The Merger  (Page 16)

     The merger agreement provides for the merger of Abbeville and FLAG. After the merger, The Bank of Abbeville will be a wholly-owned subsidiary of FLAG.

     A copy of the merger agreement is included as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement since it is the legal document that governs the merger.

Our Reasons for the Merger   (Page 17)

     The Abbeville Board of Directors unanimously approved the merger agreement. In deciding to approve the merger agreement, the Abbeville Board of Directors considered a number of factors, including:

     o    The ability to expand and to diversify lending risks,

     o    The liquidity and dividends paid on FLAG common stock,

     o The characteristics of the markets in which FLAG currently operates, and

     o    FLAG and Abbeville's shared vision for future expansion.

     The FLAG Board of Directors believes that the merger is in the best interests of FLAG and its stockholders. The FLAG Board of Directors unanimously approved the merger agreement. In deciding to approve the merger agreement and the issuance of shares of FLAG common stock to Abbeville stockholders in the merger, the FLAG Board of Directors considered a number of factors, including:

     (1) The financial condition of Abbeville,

     (2) The likelihood of regulators approving the merger without undue conditions or delay,

     (3) The financial and nonfinancial terms of the merger, and

     (4) The compatibility and the community bank orientation of FLAG and Abbeville.

     The Boards of Directors of Abbeville and FLAG believe that the merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Abbeville and FLAG will provide greater ability to compete in the changing and competitive financial services industry.

Opinion of Abbeville's Financial Advisor  (Page 20)

     Southard Financial has given an opinion to Abbeville that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the merger is fair, from a financial point of view, to the stockholders of Abbeville. The opinion of Southard Financial is attached as Appendix C to this proxy statement/ prospectus. We urge you to read the opinion in its entirety for a description of the procedures that Southard Financial followed, matters Southard Financial considered, and limitations on the reviews of Southard Financial. See "Description of the Merger - Opinion of Abbeville's Financial Advisor."

Recommendation to Abbeville Stockholders  (Page 20)

     The Abbeville Board believes that the merger of Abbeville and FLAG is in the best interests of Abbeville and Abbeville's stockholders. The Abbeville Board unanimously recommends that you vote FOR the merger.

Abbeville Capital Corporation Special Stockholder Meeting  (Page 14)

     The Special Meeting will be held at the main office of The Bank of Abbeville, located at 203 S. Main Street, Abbeville, South Carolina, on __________, _________, 1999, at ____ p.m. The Abbeville Board of Directors is soliciting proxies for use at the Special Meeting of Abbeville stockholders. At the Special Meeting the Abbeville Board of Directors will ask the Abbeville stockholders to vote on a proposal to approve the merger of Abbeville and FLAG.

Record Date for Special Stockholder Meeting  (Page 15)

     You may vote at the Special Meeting if you owned Abbeville common stock as of the close of business on ____________, 1999. You will have one vote for each share of Abbeville common stock you owned on ____________, 1999. You can revoke your proxy at any time prior to the vote at the Special Meeting.

Vote Required  (Page 15)

     In order to approve the merger, stockholders holding at least two-thirds of the outstanding shares of Abbeville common stock must approve the merger agreement. As of _______________, 1999, all directors and executive officers of Abbeville as a group (10 persons) could vote approximately 42,675 shares of Abbeville common stock, constituting approximately 17.96% of the total number of shares of Abbeville common stock outstanding at that date. The Abbeville directors and executive officers have committed to vote their shares of Abbeville common stock in favor of the merger. As of _______________, 1999, FLAG held no shares of Abbeville common stock.

What Abbeville Stockholders will Receive   (Page 16)

     In the merger, FLAG will pay Abbeville stockholders a minimum of 3.48 shares of FLAG common stock for each share of Abbeville common stock that they own. If FLAG common stock is trading below $11.00 on average just prior to completion of the merger, the exchange ratio will be increased so that Abbeville shareholders in the aggregate receive shares of FLAG common stock having a market value of $9,110,250. Abbeville stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on the market value of FLAG common stock. The market value is determined by the last sale price of FLAG common stock on the Nasdaq National Market (as reported by The Wall Street Journal) on the last trading day before the merger becomes effective.

     Once the merger is complete, FLAG's transfer agent will mail to you materials and instructions for use to exchange your Abbeville stock certificates for FLAG stock certificates.

     Abbeville stockholders should not send in their stock certificates until they are instructed to do so after the merger.

Regulatory Approvals  (Page 24)

     We cannot complete the merger until we receive approval of the Federal Reserve Bank of Atlanta (the "Federal Reserve"), the Georgia Department of Banking and Finance (the "Georgia Department of Banking") and the South Carolina Board of Financial Institutions Examining Division (the "South Carolina Board"). FLAG and Abbeville filed applications with the Federal Reserve, the Georgia Department of Banking and the South Carolina Board seeking approval of the merger. It is possible that the approvals of the bank regulators will impose conditions or restrictions that FLAG or Abbeville believe to materially adversely affect the economic or business benefits of the merger.

Conditions to the Merger  (Page 23)

     The completion of the merger depends upon FLAG and Abbeville satisfying a number of conditions, including:

     o Abbeville stockholders must approve the merger agreement; o FLAG and Abbeville must receive a legal opinion confirming the tax-free nature of the merger;

     o    FLAG and  Abbeville  must  receive a letter  from  FLAG's  independent
          accountants    stating    that   the   merger    will    qualify   for
          pooling-of-interests accounting treatment, and

     o FLAG and Abbeville must receive all required regulatory approvals and any waiting periods required by law must have passed.

Termination of the Merger Agreement   (Page 25)

     Either FLAG or Abbeville can terminate the merger agreement without completing the merger if, among other things any of the following occurs:

     o    The merger is not completed by December 31, 1999;

     o The holders of at least two-thirds of Abbeville common stock do not approve the merger or;

     o    The other party breaches or materially fails to comply with any of its
          representations   or  warranties  or  obligations   under  the  merger
          agreement.

     In certain instances, including a breach of a representation, warranty, covenant or agreement or failure of the Abbeville stockholders to approve the merger agreement, the merger agreement requires either FLAG or Abbeville to pay the other party actual costs of the other party incurred in connection with the merger plus $100,000. If Abbeville fails to consummate the merger because the merger agreement is terminated because the Abbeville stockholders do not approve the merger or because a meeting of the Abbeville stockholders is not held or is cancelled as a result of Abbeville pursuing another acquisition, then Abbeville must pay FLAG the amount of FLAG's actual out of pocket expenses incurred in connection with the merger transaction plus $500,000. If the merger is not consummated, FLAG will continue to operate as a bank holding company under its present management and Abbeville will continue to operate as a bank holding company under its present management.

Dissenters' Rights  (Page 26 and Appendix B)

     The South Carolina Business Corporation Act of 1988 provides that an Abbeville shareholder may receive cash for the "fair value" of his or her shares if the Abbeville shareholder does not vote in favor of the merger and complies with certain notice requirements and other procedures. If you wish to dissent, you must precisely follow specific procedures to exercise the right to dissent or the right to dissent may be lost. The procedures to exercise dissenters' rights are described in this proxy statement/prospectus and the provisions of the South Carolina Business Corporation Act that describe the procedures are attached as Appendix B.

Interests of Officers and Directors in the Merger That Are Different From Yours (Page 31)

     There are members of Abbeville's management and Board of Directors who have interests in the merger that are different from your interests. The merger agreement states that, as a condition to completing the merger, FLAG will provide Thomas D. Sherard, Jr., President and Chief Executive Officer of Abbeville, Patricia P. Howie, Executive Vice President, and C. William Knapp, Jr., Senior Vice President, with Separation Agreements. The Separation Agreements provide that if the individual is involuntarily terminated, he or she will receive severance payments. In addition, the Separation Agreements provide that the individual will agree not to compete with FLAG during the term of the Separation Agreement and for one year after the termination of the Separation Agreement or the termination of the individual's status as an employee of FLAG. The merger agreement provides that Mr. Sherard and Joseph L. Savitz, Jr. will be appointed to the Board of Directors of FLAG when the merger is complete. Abbeville's Board will designate which one of its non-management members will go on the FLAG Board prior to the completion of the merger.

     The merger agreement also states that FLAG will indemnify the Abbeville directors and officers. FLAG has also agreed to provide the officers and employees of Abbeville with certain employee benefits that FLAG already provides to its officers and employees. The FLAG and Abbeville Boards of Directors were aware of these interests and took them into account in approving the merger agreement.

Important Federal Income Tax Consequences of the Merger  (Page 33)

     We expect that FLAG, Abbeville and their stockholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with any cash that Abbeville stockholders receive instead of fractional shares. Both companies have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The opinion will not bind the Internal Revenue Service, which could take a different view. This tax treatment will not apply to any Abbeville shareholder who exercises dissenters' rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment also may depend upon facts that are unique to your specific situation and many variables not within our control. Accordingly, you should consult your own tax advisor for a full understanding of the merger tax consequences.

Accounting Treatment of the Merger   (Page 34)

     FLAG and Abbeville intend for the merger to be accounted for as a "pooling-of-interests", which means that, for accounting and financial reporting purposes, we will treat Abbeville and FLAG as if they had always been one company. Both FLAG and Abbeville have the right not to complete the merger if it does not receive a letter from FLAG's independent public accountants that the merger will qualify as a "pooling-of-interests."

Differences in Stockholders' Rights  (Page 39)

     The rights of FLAG stockholders differ from the rights of Abbeville stockholders in several important respects, some of which constitute additional anti-takeover provisions provided for in FLAG's governing documents.

Stock Option Agreement  (Page 36)

     Abbeville, as issuer, and FLAG, as grantee, entered into a stock option agreement that provides for Abbeville to grant FLAG an option to purchase, under certain circumstances and subject to certain adjustments and limitations, up to 47,285 shares of Abbeville common stock at a price of $24.00 per share. The option agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of Abbeville. To the best knowledge of Abbeville, no such event which would permit exercise of the option agreement has occurred as of the date of this proxy statement/prospectus. Abbeville granted the option agreement as a condition of and in consideration for FLAG's entering into the amendment to the merger agreement and is intended to increase the likelihood that the merger will take place by making it more difficult and more expensive for a third party to acquire control of Abbeville. See "Description of the Merger - Stock Option Agreement."

Comparative Market Prices of Common Stock   (Page 46)

     FLAG common stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "FLAG." Abbeville common stock is not traded in any established market. On March 30, 1999, the last day prior to public announcement of the merger between FLAG and Abbeville, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $10.25. The resulting equivalent pro forma price per share of Abbeville common stock (based on the 3.48 exchange ratio) was $35.67.

     On _________, 1999, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $________. The resulting equivalent pro forma price per share of Abbeville common stock was $______. The equivalent per share price of a share of Abbeville common stock at each specified date represents the closing sale price of a share of FLAG common stock on that date multiplied by the exchange ratio of 3.48 and assumes no adjustment of the exchange ratio.

     To the knowledge of Abbeville, the most recent trade of Abbeville common stock prior to March 30, 1999, the last day prior to public announcement of the merger between FLAG and Abbeville, was on November 5, 1998 of 510 shares for a purchase price of $24.00 per share. To the knowledge of Abbeville, there have been no trades since the announcement of the merger. We can make no assurance as to what the market price of the FLAG common stock will be if and when the merger is completed.

Dividends After the Merger  (Page 46)

     Abbeville has paid annual dividends since 1993. FLAG has paid regular cash dividends every quarter since 1987. Although FLAG currently plans to continue to pay quarterly cash dividends, FLAG cannot assure that it will always pay dividends.

Listing of FLAG Common Stock  (Page 23)

     FLAG will list the shares of FLAG common stock to be issued in connection with the merger on the Nasdaq National Market.

Risk Factors  (Page 13)

     In determining whether to approve the merger agreement, you should consider the various risks associated with an investment in FLAG common stock. Such as:

     o    There is a limited market for shares of FLAG common stock;

     o FLAG's only sources of income are dividends and other payments from its subsidiaries;

     o    FLAG may have difficulties integrating new banks into FLAG;

     o FLAG and its subsidiaries must comply with extensive governmental regulations;

     o    The financial industry is very competitive;

     o Before the merger, FLAG's management controls about 21% of FLAG common stock;

     o FLAG's Articles of Incorporation and Bylaws contain provision that will make it difficult for another company to obtain control of FLAG, and

     o FLAG may experience some problems and losses as a result of Year 2000 technology problems.

Comparative Per Share Data

     The following table shows certain data relating to income, cash dividends, and book value on:

     o    An historical basis for FLAG and Abbeville;

     o A pro forma combined basis per share of FLAG common stock, giving effect to the merger; and

     o An equivalent pro forma basis per share of Abbeville common stock, giving effect to the merger.

     The Abbeville and FLAG pro forma combined information and the Abbeville pro forma equivalent information give effect to the merger on a pooling-of-interests accounting basis and reflects the exchange ratio of 3.48 shares of FLAG common stock for each share of Abbeville common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results we will achieve after the merger.

Comparative Per Share Data

                                                                   As of and for the
                                                                   ------------------
                                                     Three Months Ended
                                                          March 31,     Year Ended December 31,
                                                          ---------     -----------------------
                                                         1999   1998    1998    1997    1996
                                                        -----   -----   -----   -----   -----
Income Per Common Share
    FLAG historical .............................        .16     .23     .30     .66     .26
    Abbeville historical ........................        .64     .60    2.61    2.49    2.44
    FLAG and Abbeville pro forma combined (1) ...        .18     .22     .35     .67     .31
    Abbeville pro forma equivalent (2) ..........        .63     .77    1.22    2.33    1.08

Dividends Declared Per Common Share
    FLAG historical .............................        .06     .04     .20     .13     .13
    Abbeville historical ........................        .80 --          .80     .52     .52
    FLAG and Abbeville pro forma combined (1) (4)        .06     .04     .20     .13     .13
    Abbeville pro forma equivalent (3) ..........        .21     .14     .70     .45     .45

Book Value Per Common Share (period end)
    FLAG historical .............................       7.41    7.14    7.30    6.91    6.24
    Abbeville historical ........................      21.15   20.29   21.37   19.82   17.63
    FLAG and Abbeville pro forma combined (1) ...       7.26    7.00    7.17    6.77    6.18
    Abbeville pro forma equivalent (2) ..........      25.25   24.36   24.95   23.56   21.51

(1) Represents the pro forma combined information of FLAG and Abbeville as if the merger was consummated at the beginning of the period, and were accounted for as a pooling-of-interests.

(2) Represents the pro forma combined per common share amounts multiplied by the exchange ratio of 3.48 shares of FLAG common stock for each share of Abbeville common stock.

(3) Represents historical dividends declared per share by FLAG multiplied by the exchange ratio of 3.48 shares of FLAG common stock for each share of Abbeville common stock.

(4) Represents historical dividends paid by FLAG, as it is assumed that FLAG will not change its dividend policy as a result of the merger.

     On August __, 1999, the closing price of FLAG common stock was $_____. If the average trading price of FLAG common stock is $____ near the time the merger is to be completed, the exchange ratio will increase to __________. Based on an exchange ratio of __________, the Abbeville and FLAG pro forma combined information and the Abbeville pro forma equivalent information would be as follows:

                                                                As of and for the
                                                  Three Months Ended
                                                       March 31,        Year Ended December 31,
                                                       ---------        -----------------------
                                                   1999        1998    1998      1997      1996
                                                   ----        ----    ----      ----      ----
Income Per Common Share
    FLAG and Abbeville pro forma combined (1)
    Abbeville pro forma equivalent (2)

Dividends  Declared Per Common Share
    FLAG and Abbeville  pro forma  combined (1)(4)
    Abbeville pro forma equivalent (3)

BookValue Per Common Share (period end)
    FLAG and  Abbeville  pro forma  combined (1)
    Abbeville pro forma equivalent (2)

Selected Financial Data

     The following tables show certain selected historical financial information for FLAG and Abbeville. FLAG has derived the selected historical financial information from the consolidated financial statements (and related notes) of FLAG and Abbeville, contained in or incorporated by reference to this proxy statement/prospectus. This information is only a summary and should be read in conjunction with each companies' historical financial statements (and related notes), and other financial information concerning FLAG and Abbeville contained in or incorporated by reference to this proxy statement/prospectus.

     Interim unaudited data for the three month periods ended March 31, 1999 and 1998 of FLAG and Abbeville reflect, in the opinion of the managements of FLAG and Abbeville, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for the three month periods ended March 31, 1999 and 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

Summary Consolidated Financial Information

(Dollars in thousands, except per share amounts)

                                                 Three Months
                                                Ended March 31,              As of and for the Year Ended December 31,
                                                ---------------              -----------------------------------------
                                                1999       1998        1998         1997       1996       1995       1994
                                                ----       ----        ----         ----       ----       ----       ----
FLAG
    Balance Sheet Data
    Total assets                              531,514    530,530      550,782     512,087     435,976    407,361   381,250
    Loans, net                                395,074    363,515      377,359     348,774     298,124    265,563   244,949
    Deposits                                  421,618    419,889      446,798     412,454     367,036    329,799   296,583
    Stockholders' equity                       48,595     46,765       47,865      45,075      41,198     39,563    34,989


Statement of Earnings Data
    Net interest income                         5,857      5,431       22,823      20,106      18,235     16,877    14,400
    Provision for loan losses                     345        252        3,382       1,596       4,475      1,490       634
    Noninterest income                          2,106      2,488        7,439       6,144       5,216      4,148     3,320
    Noninterest expense                         6,091      5,534       24,617      18,523      16,825     13,867    11,489
    Net earnings                                1,051      1,480        1,960       4,311       1,700      4,007     3,863


Per Share Data
    Book value (period end)                      7.41       7.41         7.30        6.91        6.24       6.24      5.49
    Net earnings                                  .16        .23          .30         .66         .26        .62       .60
    Dividends                                     .06        .04          .20         .13         .13        .13       .12
    Total shares outstanding                    6,562      6,524        6,560       6,524       6,516      6,341     6,374
    Weighted average shares outstanding         6,561      6,533        6,555       6,519       6,481      6,448     6,406


Ratios
    Return on average assets                      .78%      1.14%         .36%        .93%        .41%      1.02%      1.06%
    Return on average stockholders' equity       8.72%     12.89%        4.19%       9.97%       4.24%     10.55%      7.13%
    Average equity to average assets             8.91%      8.81%        8.64%       9.31%       9.70%      9.67%`     9.41%
    Average loans to average deposits           88.95%     85.58%       88.87%      83.44%      81.76%     82.97%     82.16%

Summary Consolidated Financial Information
(Dollars in thousands, except per share amounts)


                                                 Three Months
                                                Ended March 31,              As of and for the Year Ended December 31,
                                                ---------------              -----------------------------------------
                                                1999       1998        1998         1997       1996       1995       1994
                                                ----       ----        ----         ----       ----       ----       ----
  Abbeville
  Balance Sheet Data
       Total assets                            59,476     52,400       58,541      49,052      45,877     39,161    33,641
       Loans, net                              28,499     29,615       28,444      29,394      27,148     25,092    22,843
       Deposits                                45,371     40,313       44,463      38,058      35,278     32,261    26,758
       Stockholders' equity                     5,021      4,816        5,073       4,930       4,385      4,006     3,439


  Statement of Earnings Data
       Net interest income                        488        484        1,916       1,936       1,817      1,642     1,533
       Provision for loan losses                   18         10           41          65          57         75        50
       Noninterest income                         101         69          352         300         285        281       272
       Noninterest expense                        347        326        1,348       1,242       1,140      1,059     1,048
       Net earnings                               153        145          620         619         606        519       463


  Per Share Data
       Book value (period end)                  21.15      20.29        21.37       19.82       17.63      16.10     13.82
       Net earnings                               .64        .60         2.61        2.49        2.44       2.09      1.86
       Dividends                                  .80          -          .80         .52         .52          -         -
       Total shares outstanding                   237        237          237         249         249        249       249
       Weighted average shares outstanding        237        241          238         249         249        249       249


  Ratios
       Return on average assets                 1,04%      1.14%        1.15%       1.30%       1.42%      1.43%     1.47%
       Return on average stockholders' equity  10.13%     11.90%       12.40%      13.29%      14.44%     13.94%    14.19%
       Average equity to average assets         8.55%      9.61%        9.31%       9.82%       9.15%     10.23%    10.37%
       Average loans to average deposits       63.39%     75.29%       69.88%      76.93%      74.80%     81.22%    81.72%


Selected Condensed and Consolidated Pro Forma Financial Data

     The following selected unaudited pro forma financial data give effect to the merger as of the dates and for the periods indicated, assuming the merger is accounted for as a pooling-of-interests. You should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results we will achieve after the merger. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this proxy statement/prospectus.

                        Selected Pro Forma Financial Data
                (Dollars in thousands, except per share amounts)


                                     For the
                                Three Months Ended     For the Year Ended
                                     March 31,            December 31,
                                     ---------            ------------
                                 1999     1998       1998     1997      1996
                                ------   ------     ------   ------   ------
Earnings Data
    Interest income .........   12,011   11,738     48,707   42,455   38,023
    Interest expense ........    5,666    5,823     23,968   20,413   17,972
    Net interest income .....    6,345    5,915     24,739   22,042   20,051
    Provision for loan losses      363      262      3,423    1,661    4,532
    Noninterest income ......    2,207    2,557      7,791    6,443    5,500
    Noninterest expense .....    6,438    5,859     25,965   19,767   17,966
    Income taxes ............      548      726        562    2,130      750
    Net earnings ............    1,203    1,625      2,580    4,930    2,303
    Earnings per common share      .18      .22        .35      .67      .31


                                     As of
                                 March 31, 1999
                                 --------------
Balance Sheet Data
    Total assets                    590,990
    Federal funds sold                5,975
    Investment securities           101,997
    Loans, net                      423,573
    Deposits                        466,990
    Other borrowings                 60,161
    Stockholders' equity             53,616

Recent Developments in FLAG's Business

     On June 1, 1999, FLAG and First Hogansville Bankshares, Inc. entered into an Agreement and Plan of Merger, which provides that Hogansville will merge with FLAG. The Hogansville agreement provides that FLAG will exchange 6.08466 shares of FLAG common stock for each share of Hogansville common stock outstanding. FLAG expects to issue approximately 575,000 shares of FLAG common stock to Hogansville stockholders. The parties expect the merger to be accounted for as a pooling-of-interests and expect to consummate the transaction in the third quarter of 1999. The merger of Hogansville with FLAG is subject to approval of Hogansville stockholders, approval of various regulatory authorities and other customary conditions of closing.

     Hogansville is a bank holding company located in Hogansville, Georgia and is the sole shareholder of The Citizens Bank, which has two bank offices located in Hogansville, Georgia.

     On May 7, 1999, FLAG and Thomaston Federal Savings Bank entered into an Agreement and Plan of Merger, which provides that Thomaston will merge with a wholly-owned interim subsidiary of FLAG. The Thomaston agreement provides that FLAG will exchange 1.7275 shares of FLAG common stock for each share of Thomaston common stock outstanding. FLAG expects to issue approximately 1,175,000 shares of FLAG common stock to Thomaston stockholders. The parties expect the merger to be accounted for as a pooling-of-interests and expect to consummate the transaction during the third quarter of 1999. The merger of Thomaston with FLAG is subject to approval of Thomaston stockholders, approval of various regulatory authorities and other customary conditions of closing.

     Thomaston is a federal savings bank located in Thomaston, Georgia.

     You can find additional information about the Hogansville and Thomaston transactions in FLAG's Current Reports on Form 8-K dated March 2, 1999, March 18, 1999 and June 4, 1999. The FLAG 8-Ks include or incorporate by reference certain forward-looking statements, estimates, and projections concerning the transactions with Hogansville and Thomaston. The parties made certain assumptions in making estimates and projections concerning the future financial performance of FLAG following the transactions with Hogansville and Thomaston. You should consider the estimates and projections only as estimates and understand that they are uncertain and may be inaccurate. Future events may cause FLAG's actual experience to differ materially from such estimates and projections.

                                  RISK FACTORS

     In deciding whether to approve the merger agreement, you should consider the various risks associated with an investment in FLAG common stock, including, but not limited to the following:

There is a limited market for shares of FLAG common stock

     While FLAG common stock is listed and traded on the Nasdaq National Market, there has only been limited trading activity of FLAG common stock. The average daily trading volume of FLAG common stock over the three-month period ending June 30, 1999 was approximately 6,209 shares, and on some days the trading volume for shares of FLAG common stock was zero. FLAG does not anticipate that FLAG's acquisition of Abbeville will cause any significant change in the trading of FLAG common stock.

There are restrictions on FLAG's ability to pay dividends

     FLAG must comply with Georgia corporate law and rules and regulations of bank regulators before it can pay any dividends. The Board of Directors of FLAG must authorize FLAG to pay any dividends and FLAG must have sufficient funds to pay dividends. FLAG's only sources of income are dividends and other payments that First Flag Bank and Citizens Bank and the other subsidiaries of FLAG make to FLAG. Certain statutes and regulations restrict the ability of FLAG's subsidiaries to pay dividends to FLAG.

There may be possible costs associated with the integration of FLAG's pending acquisitions

     The ability of FLAG, as the corporation surviving the merger, to perform with financial success is dependent upon the integration of Abbeville,
Hogansville, Thomaston and their subsidiaries into FLAG. There may be significant, unanticipated costs associated with the integration of these companies with FLAG. See "SUMMARY - Recent Developments in FLAG's Business."

FLAG is subject to extensive governmental regulation

     FLAG, Abbeville, and their subsidiaries are currently subject to extensive governmental regulation. FLAG and Abbeville, as bank holding companies, are primarily regulated by the Federal Reserve. Citizens Bank and First Flag Bank are primarily regulated by the FDIC and the Georgia Department of Banking and Finance. The Bank of Abbeville is primarily regulated by the FDIC and the South Carolina Board. The federal and state bank regulators of these entities have the ability, should the situation require, to place significant regulatory and operational restrictions upon FLAG and its subsidiaries. Any restrictions that the federal and state bank regulators impose could affect the profitability of FLAG and its subsidiaries.

The financial institution industry is very competitive

     FLAG and its subsidiaries compete directly with financial institutions that are well established. Many of FLAG's competitors have significantly greater resources and lending limits than FLAG and its subsidiaries. As a result of those greater resources, the large financial institutions that FLAG competes with may be able to provide a broader range of services to their customers than FLAG and may be able to afford newer and more sophisticated technology than FLAG. The long-term success of FLAG will be dependent on the ability of FLAG's subsidiaries to compete successfully with other financial institutions in their service areas.

Management of FLAG holds a large portion of FLAG common stock

     The directors and executive officers of FLAG beneficially own about 1,379,739 shares of FLAG common stock, or 21%, of the total outstanding shares of FLAG. As a result, FLAG's management has significant control of FLAG.

FLAG's Articles Of Incorporation and Bylaws may prevent takeover by another company

     FLAG's Articles of Incorporation permit the Board of Directors of FLAG to issue preferred stock without shareholder action. The ability to issue preferred stock could discourage a company from attempting to obtain control of FLAG by means of a tender offer, merger, proxy contest or otherwise. Additionally, FLAG's Articles of Incorporation and Bylaws divide the Board of Directors of FLAG into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of the Board of Directors could have the effect of making it more difficult for a company to acquire control of FLAG. FLAG is also subject to certain provisions of the Georgia Business Corporation Code and the FLAG Articles of Incorporation which relate to business combinations with interested stockholders.

Year 2000 problems may have adverse effect on FLAG's operations

     FLAG's and Abbeville's current computer systems, software products or other business systems, or those of FLAG's or Abbeville's suppliers or customers, may not process date information in the years 1999, 2000 or thereafter without error or interruption. FLAG and Abbeville have reviewed their business systems, including their computer systems, to identify ways in which problems in correctly processing date information could affect their systems. In addition, FLAG and Abbeville are requesting assurances from all software vendors that they have purchased or from which they may purchase software that the software sold to FLAG and Abbeville will correctly process all date information at all times. FLAG and Abbeville are questioning their customers and suppliers as to their progress in identifying and addressing problems that their computer systems will face in correctly processing date information as the year 2000 approaches and is reached. However, FLAG and Abbeville cannot assure that FLAG and Abbeville will identify all date-handling problems in their business systems before any problems occur, or that FLAG and Abbeville will be able to successfully remedy problems that are discovered. The expenses of FLAG's and Abbeville's efforts to identify and address such problems, or the expenses or liabilities to which FLAG and Abbeville may experience as a result of Year 2000 problems, could have a material adverse effect on FLAG's results of operations and financial condition.


                        MEETING OF ABBEVILLE STOCXHOLDERS

Date, Place, Time, And Purpose

     The Abbeville Board of Directors is sending you this proxy statement/prospectus in connection with the solicitation by the Abbeville Board of Directors of proxies for use at the Special Meeting. At the Special Meeting, the Abbeville Board of Directors will ask you to vote on a proposal to approve the merger agreement. Abbeville will pay the costs associated with the solicitation of proxies for the Special Meeting. The Special Meeting will be held at the main office of The Bank of Abbeville, located at 203 South Main Street, Abbeville, South Carolina, on _________, ________________, 1999, at
______ p.m.

Record Date, Voting Rights, Required Vote, And Revocability Of Proxies

     Abbeville has set the close of business on _____________, 1999, as the record date for determining holders of outstanding shares of Abbeville common stock entitled to notice of and to vote at the Special Meeting. Only holders of Abbeville common stock of record on the books of Abbeville at the close of business on _______________, 1999 are entitled to notice of and to vote at the Special Meeting. As of _______________, 1999, there were 237,615 shares of
Abbeville common stock issued and outstanding and entitled to vote at the Special Meeting, which shares were held by approximately 430 holders of record. FLAG holds no shares of Abbeville common stock.

     You are entitled to one vote for each share of Abbeville common stock you own on _______________, 1999. The vote required for the approval of the merger agreement is at least two-thirds of the issued and outstanding shares of Abbeville common stock entitled to vote at the Special Meeting. Abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the required number of base votes for approval. As a result, an abstention or a broker non-vote will have the same effect as a vote "against" such proposal.

     The designated proxy holder will vote shares of Abbeville common stock, if such proxies are properly executed, received in time and not revoked, in accordance with the instructions on the proxies. If the proxy does not contain instructions of how to vote, the proxy holders will vote for approval of the merger agreement. Additionally, if you do not include instructions with your proxy, the proxy holder will use his or her discretion to vote on any other matter which may properly come before the Special Meeting. Further, if you do not include instructions with your proxy as to how to vote at the Special Meeting, you will not be entitled to assert dissenters' rights. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Special Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the proposal at the time of the Special Meeting. No proxy that is voted against the approval of the merger agreement will be voted in favor of an adjournment of the Special Meeting in order to permit further solicitation of proxies.

--------------------------------------------------------------------------------

     Failure either to vote by proxy or in person at the Special Meeting will have the effect of a vote cast against approval of the merger agreement.

--------------------------------------------------------------------------------

     An Abbeville stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by:

     o    Giving written notice of revocation to the Secretary of Abbeville,

     o Properly submitting to Abbeville a duly executed proxy bearing a later date, or

     o    Attending the Special Meeting and voting in person.

     All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: The Bank of Abbeville, 203 South Main Street, Abbeville, South Carolina 29620; Attention: Thomas D. Sherard, Jr.

     As of _______________, 1999, all directors and executive officers of Abbeville as a group (10 persons) were entitled to vote approximately 42,675 shares of Abbeville common stock, constituting approximately 17.96% of the total number of shares of Abbeville common stock outstanding at that date, and have committed to vote their shares of Abbeville common stock in favor of the merger agreement. See "BUSINESS OF ABBEVILLE -- Management."

                            DESCRIPTION OF THE MERGER

     The following information describes various aspects of the merger. This description may not contain all of the information that is important to you. The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. You are urged to read the Appendices.

General

     The merger agreement provides for the merger of FLAG and Abbeville. FLAG will survive the merger and the separate existence of Abbeville will cease. On the effective date of the merger, each share of Abbeville common stock then issued and outstanding will be converted into and exchanged for the right to receive a minimum of 3.48 shares of FLAG common stock. If FLAG common stock is trading below $11.00 on average just prior to completion of the merger, the exchange ratio will be increased so that Abbeville shareholders in the aggregate receive shares of FLAG common stock having a market value of $9,110,250. Shares held by Abbeville, FLAG, or their subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted will not be converted to FLAG common stock. Shares held by Abbeville stockholders who perfect their dissenters' rights will not be converted to FLAG common stock.

     FLAG will not issue fractional shares. FLAG will pay cash without interest instead of issuing any fractional share to which any Abbeville shareholder would otherwise be entitled upon consummation of the merger. FLAG will calculate the cash value of any fractional shares as the amount equal to the fractional part of a share of FLAG common stock multiplied by the last sale price of FLAG common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FLAG) on the last trading day preceding the effective date of the merger.

     As of _______________, 1999, Abbeville had 237,615 shares of Abbeville common stock outstanding. Based on the number of shares of Abbeville common stock outstanding on the record date and the exchange ratio of _____ (based on the last reported sale price of FLAG common stock on August __, 1999 of $____), FLAG anticipates that FLAG will issue approximately __________ shares of FLAG common stock to holders of Abbeville common stock once the merger is complete. Accordingly, FLAG would then have issued and outstanding approximately __________ shares of FLAG common stock based on the number of shares of FLAG common stock issued and outstanding on _______________, 1999. Following the merger, and assuming no exercise of dissenters' rights, the current stockholders of Abbeville will beneficially own approximately _____% of the FLAG common stock. After FLAG completes the mergers with Hogansville and Thomaston, the current stockholders of Abbeville will beneficially own approximately _____% of the FLAG common stock.

     The merger agreement permits FLAG to pursue and consummate other mergers, acquisitions or securities distributions. If FLAG issues or agrees to issue additional shares of FLAG common stock between the date of this proxy statement/prospectus and the effective date of the merger in connection with a business acquisition or other securities distribution, the aggregate percentage of FLAG common stock that the Abbeville stockholders will receive in the merger will be decreased. Additionally, if FLAG pursues and consummates other mergers, acquisitions or securities distributions, the value of the FLAG common stock that the Abbeville stockholders receive in the merger may be reduced and the consummation of the merger may be delayed substantially. As of the date of this proxy statement/prospectus, FLAG had entered into two other merger agreements through which FLAG will issue shares of FLAG common stock if these mergers are consummated. See "SUMMARY -- Recent Developments in FLAG's Business."

Background Of And Reasons For The Merger

     Background of the Merger. Representatives from FLAG met with the Board of Directors of Abbeville on January 27, 1999 to discuss a combination of Abbeville and FLAG. Representatives of FLAG and Abbeville met several additional times prior to signing the merger agreement.

     In negotiating the final exchange ratio, Abbeville and FLAG considered the relative book value and earnings of each entity, as well as certain special factors relating to historical performance, market growth potential, ancillary businesses and future growth plans. Abbeville and FLAG did not follow a precise formula in the negotiation of the final exchange ratio, which was based on a determination by management of each institution that the exchange ratio fairly represented equivalent value for the stockholders of each institution participating in the merger.

     To assist the Board of Directors of Abbeville with its deliberations on whether to approve and recommend the merger, the Board of Directors retained special counsel to help in negotiating the terms of the merger agreement and the Board of Directors retained the services of an independent financial valuation consultant to review the proposed exchange ratio and determine whether the proposed merger would be fair to Abbeville's stockholders from a financial point of view.

     The Board of Directors of Abbeville met on March 25, 1999, to discuss the merger agreement and the merger. Prior to that meeting, the Board received a special board package that contained a draft of the negotiated merger agreement, a report by Abbeville's special counsel about its due diligence review of FLAG, a fairness opinion prepared by the independent financial advisor, and various other documents. On March 25, 1999, after review of the matters considered by the Board of Directors and its advisors, the Board of Directors of Abbeville unanimously approved the merger agreement and authorized the President and Chief Executive Officer of Abbeville to take the appropriate actions necessary to execute the merger agreement.

     The Executive Committee of the Board of Directors of FLAG met on March 18, 1999, to discuss the merger agreement and related agreements. After review of the matters relating to the merger, the Board of Directors of FLAG unanimously approved by consent action the merger agreement and authorized the President and Chief Executive Officer of FLAG to take the appropriate actions necessary to execute the merger agreement in substantially the form approved by the Board.

     The merger agreement was executed as of March 31, 1999. FLAG and Abbeville each conducted a due diligence review of the material financial, operating and legal information relating to the other party.

     About three weeks after Abbeville and FLAG executed the merger agreement and announced the merger, Abbeville received unsolicited written offers to acquire Abbeville from two financial institutions. One offer came from TCB Corporation of Greenwood, South Carolina. The other came from Community Capital Corporation, also of Greenwood. Under the terms of the merger agreement, Abbeville provided FLAG with copies of both offers.

     After Abbeville received these unsolicited offers, the Board of Abbeville sought the advice of its special counsel and retained its independent financial advisor to analyze the unsolicited offers and compare them to the terms of the merger and the merger agreement. As part of its analysis, the independent financial advisor conducted interviews with officers of TCB Corporation and Community Capital Corporation and reviewed financial records about both companies. In a letter dated May 19, 1999 addressed to the Abbeville Board of Directors, the independent financial advisor indicated that the unsolicited offer by Community Capital Corporation was the highest of the three offers at $10.0 million. The second highest was FLAG at $8.5 million based on FLAG's trading price at that time. The lowest offer was TCB Corporation's, which has an estimated value of $8.3 million. The financial advisor also indicated, however, that there may be certain long-term non-financial factors that make the FLAG offer more attractive. The financial advisor recommended that the Abbeville Board carefully consider the unsolicited offers and the possibility of negotiating the FLAG offer to make it more financially comparable to the Community Capital Corporation offer.

     On May 24, 1999, representatives from FLAG and Abbeville met to discuss the analysis prepared by Abbeville's financial advisor. At that meeting on behalf of Abbeville were president Don Sherard, executive vice president Pattie Howie, board member Joe Savitz and Jeff Gerrish from Gerrish & McCreary, P.C., Abbeville's special counsel. After extensive discussions, the representatives from FLAG indicated they would take under advisement the possibility of adjusting the price in the merger. The representatives from Abbeville indicated that they would meet with Community Capital Corporation to explore more fully with them the financial and non-financial considerations associated with Community Capital's unsolicited offer.

     On May 28, 1999, Mr. Sherard, Mrs. Howie, Mr. Savitz and Mr. Gerrish met with representatives from Community Capital Corporation to discuss more fully the unsolicited offer made by Community Capital to acquire Abbeville. In this meeting, representatives from Community Capital confirmed its offer to acquire Abbeville by exchanging no less than $10.0 million worth of Community Capital shares for all of Abbeville shares with a minimum exchange ratio of 4.02 to 1. Representatives of Community Capital also indicated that its willingness to move forward with a transaction with Abbeville would be conditioned upon the execution of employment agreements by Mr. Sherard, Mrs. Howie and Abbeville's senior lending officer Bill Knapp. Following that meeting, on or about June 16, 1999, Abbeville received a letter from Community Capital reconfirming and describing generally the major terms of its offer and requesting Abbeville's acceptance of it. Special counsel for Abbeville reviewed that letter and sent to Community Capital a letter seeking clarification of some matters contained in Community Capital's letter.

     On June 24, 1999, Abbeville received a letter from FLAG which contained a proposed renegotiated price for which FLAG would acquire Abbeville. In that letter, FLAG indicated that the minimum market value of FLAG shares to be issued in the merger would be $9,110,250. In other words, if at the completion of the merger the original exchange ratio of 3.48 would result in less than $9,110,250 of FLAG shares being issued, the exchange ratio would be increased to cause the market value of the merger at completion to equal $9,110,250.

     The Abbeville Board met on June 24, 1999 for its regular monthly meeting and among other matters reviewed the Community Capital offer and the revised FLAG offer. At that meeting, the Abbeville management indicated that it would have Abbeville's financial advisor review FLAG's revised offer in light of the offers that had been previously submitted by Community Capital Corporation and TCB Corporation and determine whether the merger with FLAG, based on the revised offer, would be fair to Abbeville's shareholders from a financial point of view. After reviewing the revised offer from FLAG, the financial advisor orally indicated to the Abbeville Board of Directors that it could reaffirm its fairness opinion on the merger. The financial advisor delivered to the Abbeville Board of Directors on June 28, 1999 a draft letter (issued in final form on July 6, 1999) in which the financial advisor reaffirmed its fairness opinion and stated that "given the relative financial performance and condition of FLAG and Community Capital, the revised offer by FLAG is comparable to the Community Capital offer, despite the fact that its value is slightly lower." The full text of the opinions of Abbeville's financial advisor are included as Appendix C to this document. You are urged to read them carefully.

     On July 1, 1999, the Abbeville Board held a special meeting to review and discuss the revised offer by FLAG and the offers made by Community Capital Corporation and TCB Corporation and to determine whether to accept and pursue one of the offers or reject them all and remain independent. Based on the reasons described below, including the reaffirmation by Abbeville's financial advisor as to the fairness from a financial point of view of the FLAG offer, as revised, to Abbeville's stockholders, the Board voted to accept FLAG's revised offer and instructed management and special counsel to negotiate the documents necessary to move forward with the merger with FLAG as revised.

     After the July 1, 1999 meeting of Abbeville's Board, FLAG delivered proposed documents for review including a proposed stock option agreement and an amendment to the merger agreement. Abbeville's Board met on July 15, 1999 to review these documents and instructed counsel and management for Abbeville to negotiate various changes to those documents. On July 19, 1999 FLAG delivered to Abbeville revised drafts of the stock option agreement and the amendment to the merger agreement which Abbeville's Board approved at a special meeting on July 22, 1999 and authorized management to execute.

     Abbeville's Reasons for the Merger and Recommendation of Directors. The Abbeville Board of Directors, with the assistance of outside legal and financial advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger to the stockholders of Abbeville. In reaching its conclusion that the merger agreement is in the best interests of Abbeville and its stockholders, the Abbeville Board of Directors carefully considered the following material factors:

     o The business, operations, earnings and financial condition, including the capital levels and asset quality, of FLAG on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area;

     o The demographic, economic and financial characteristics of the markets in which FLAG operates, including the similarity to the markets in which Abbeville operates, existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis;

     o    The  local  autonomy  that  FLAG  provides  its   subsidiary   banking
          operations;

     o The results of Abbeville's due diligence review of FLAG and a variety of factors affecting and relating to the overall strategic focus of Abbeville, including Abbeville's desire to expand into markets outside the general vicinity of its core markets;

     o FLAG stock is traded in the over-the-counter market and quoted on the Nasdaq National Market, thus creating a far more liquid security for Abbeville stockholders;

     o    The vision shared by Abbeville and FLAG relating to future  expansion;
          and

     o The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

     o The fairness opinion and the reaffirmation of the fairness opinion issued by Abbeville's financial advisor.

     While each member of the Abbeville Board of Directors individually considered the foregoing and other factors, the Abbeville Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Abbeville Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in the best interests of the Abbeville stockholders.

     The terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between representatives of Abbeville and representatives of FLAG. Based upon its consideration of the foregoing factors, the Board of Directors of Abbeville approved the merger agreement and the merger as being in the best interests of Abbeville and its stockholders.

     The Abbeville Board of Directors unanimously recommends that Abbeville stockholders vote "FOR" approval of the merger agreement.

     FLAG's Reasons for the Merger. Since the completion of the merger of Middle Georgia Bankshares, Inc. with FLAG in March 1998, FLAG has explored opportunities that would further FLAG's goal of building a strong presence primarily in Georgia through a partnership of community banks. The FLAG Board of Directors evaluated the financial, legal and market considerations relating to the merger, including the opportunity to expand into South Carolina. In reaching its conclusion that the merger agreement is in the best interests of FLAG and its stockholders, the FLAG Board of Directors carefully considered the following material factors:

     o The information presented to the directors by the management of FLAG concerning the business, operations, earnings, asset quality, and financial condition of Abbeville, including the composition of the earning assets portfolio of Abbeville;

     o The financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Abbeville common stock;

     o The nonfinancial terms of the merger, including the treatment of the merger as a tax-free exchange of Abbeville common stock for FLAG common stock for federal income tax purposes;

     o The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

     o The opportunity for reducing the noninterest expense of the operations of Abbeville and the ability of the operations of Abbeville after the effective date of the merger to contribute to the earnings of FLAG;

     o The attractiveness of the Abbeville franchise, the market position of Abbeville in Abbeville, South Carolina, the compatibility of the franchise of Abbeville with the operations of FLAG and the ability of Abbeville to contribute to the business strategy of FLAG;

     o The compatibility of the community bank orientation of the operations of Abbeville to that of FLAG; and

     o    The opportunity to leverage the infrastructure of FLAG.

     While each member of the FLAG Board of Directors individually considered the foregoing and other factors, the Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The FLAG Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in the best interests of the FLAG stockholders.

     The terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between representatives of FLAG and representatives of Abbeville. Based upon its consideration of the foregoing factors, the Board of Directors of FLAG approved the merger agreement and the merger as being in the best interests of FLAG and its stockholders.

Opinion of Abbeville's Financial Advisor, Southard Financial

     Abbeville retained Southard Financial, a Memphis, Tennessee financial valuation consulting firm, to render its opinion as to the fairness from a financial point of view to the holders of Abbeville common stock of the consideration to be paid in the merger. In connection with this engagement, Southard evaluated the financial terms of the merger, but was not asked to, and did not recommend the exchange ratio formula between FLAG's and Abbeville's respective common stocks and did not assist in the merger negotiations. The ratio of exchange formula was determined by FLAG and Abbeville after arm's length negotiations. Nevertheless, Southard evaluated and compared two unsolicited offers received by the Abbeville Board and provided calculations and related services to the Abbeville Board (See "- Background of and Reasons for the Merger"). Abbeville did not place any limitations on the scope of Southard's investigation or review.

     Southard provided the Abbeville Board with a fairness opinion letter and supporting documentation. That fairness opinion letter and the full text of the opinion letter of Southard, dated March 22, 1999, states assumptions that Southard made, matters that Southard considered, and limitations on the review that Southard performed. The fairness opinion letter is attached as Appendix C and we urge you to read it carefully. This summary of the opinion of Southard in this prospectus/proxy statement is qualified in its entirety by reference to the opinion.

     In arriving at its opinion, Southard conducted interviews with officers of FLAG and Abbeville and reviewed the documents listed in the fairness letter. Southard did not independently verify the accuracy or the completeness of the financial and other information reviewed in rendering its opinion. Southard did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of Abbeville.

     In connection with giving its opinion, Southard performed a variety of financial analyses, which are summarized below. Southard believes you should consider its analyses as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. In its analyses, Southard made numerous assumptions, many of which are beyond the control of Abbeville and FLAG. Any estimates contained in the analyses prepared by Southard do not necessarily indicate future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Southard did not assign a greater significance to any analysis over another.

     The summary of Southard's analysis below is based on the floor value stated in the amendment to the merger agreement dated July 22, 1999. The amendment to merger agreement states that Abbeville shareholders are to receive a minimum of
3.48 shares of FLAG common stock for each share of Abbeville common stock outstanding. However, if the price of FLAG stock for purposes of the merger is less than $11.00 per share, then Abbeville shareholders will receive shares of FLAG stock equivalent to the floor value of $38.34 per share of Abbeville common stock.

     Based upon the merger terms, Abbeville shareholders will receive 180.9% of Abbeville book value at March 31, 1999, 14.7 times Abbeville's reported 1998 earnings, and 15.30% of Abbeville's assets at March 31, 1999. Based upon the review conducted by Southard Financial, the pricing for Abbeville in the merger is below the average, but within the range of multiples seen in recent bank acquisitions. However, the merger price represents a significant premium to the most recent transaction prices for Abbeville common stock. Southard's conclusion was that the terms of the proposed merger pursuant to the merger agreement are fair, from a financial viewpoint, to the shareholders of Abbeville.

     In conjunction with its fairness opinion, Southard also provided Abbeville shareholders with the following analyses:

     ANALYSIS OF LIQUIDITY: Unlike Abbeville common stock, FLAG shares are traded on the NASDAQ national market system under the ticker symbol "FLAG". The stock is actively traded, has several institutional holders, and is followed by at least four investment analysts.

     ANALYSIS OF ALTERNATIVES: Recent transactions in Abbeville common stock have been at prices well below the merger price. Abbeville stock is not traded on a stock exchange and no party makes a market for the stock on an ongoing basis. Further, unlike FLAG, Abbeville does not have a dividend reinvestment plan.

     DISCOUNTED CASH FLOW ANALYSIS: Southard Financial prepared a pro-forma discounted cash flow analysis to determine a range of present values of Abbeville assuming Abbeville continued to operate as a stand-alone entity. Using this analysis, the implied value of Abbeville was at or below the proposed price in the merger.

     FUNDAMENTAL ANALYSIS: Southard Financial reviewed the impact of the proposed acquisition on the per share earnings, dividends, and book value of FLAG. The analysis indicated that the merger will have a slightly dilutive impact on earnings per share and dividends per share in the first year after the merger. However, the analysis indicated that the adverse impact on earnings is expected to be short-lived, given the expected faster rate of earnings growth at FLAG than at Abbeville and the synergies of the merger and other mergers currently underway by FLAG. Further, the merger will have a highly positive impact on book value per share for Abbeville shareholders.

     Southard is a financial valuation consulting firm specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard has provided approximately 2,000 valuation opinions for clients in 43 states. Further, Southard provides valuation services for approximately 120 financial institutions annually. For rendering its opinion, Southard received a fee of $12,000 plus out-of-pocket expenses. Further, for providing consulting services to the Abbeville Board, Southard received a fee of $4,000 plus out-of-pocket expenses. Southard has never been engaged previously by Abbeville or FLAG, and neither Southard nor its principals own an interest in the securities of Abbeville or FLAG.

Effective Date Of The Merger

     The effective date of the merger will occur on the date and at the time that the Secretary of State of the State of Georgia and Secretary of State of South Carolina declare the Certificate of Merger effective. Unless Abbeville and FLAG otherwise agree in writing, and subject to the conditions to the obligations of FLAG and Abbeville to effect the merger, the parties will use their reasonable efforts to cause the effective date of the merger to occur on the fifth business day following:

     o the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, and

     o the date on which the stockholders of Abbeville approve the merger agreement, whichever is the last to occur.

     FLAG and Abbeville cannot assure that they can obtain the necessary shareholder and regulatory approvals or that they can or will satisfy other conditions precedent to the merger. FLAG and Abbeville anticipate that they will satisfy all conditions to consummation of the merger so that the merger can be completed during the third quarter of 1999. However, delays in the consummation of the merger could occur.

     The Board of Directors of either FLAG or Abbeville may terminate the merger agreement if the merger is not consummated by December 31, 1999, unless the failure to consummate by that date is the result of a breach of the merger agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

Distribution of FLAG Certificates

     Promptly after the effective date of the merger, FLAG will mail appropriate transmittal materials and instructions for use in exchanging Abbeville stock certificates for FLAG stock certificates representing shares of FLAG common stock to each holder of record of an Abbeville stock certificate, which, immediately prior to the effective date of the merger, represented outstanding shares of Abbeville common stock.

     Holders of Abbeville Common Stock should NOT send in their Abbeville stock certificates until they receive the appropriate transmittal materials and instructions.

     FLAG's exchange agent will issue and mail to each holder of Abbeville common stock (other than shares as to which holders have perfected dissenters' rights) a FLAG stock certificate representing the number of shares of FLAG common stock to which such holder is entitled after the exchange agent receives the Abbeville stock certificates and properly completed transmittal materials. The exchange agent will also send Abbeville stockholders a check for the amount to be paid for any fractional shares without interest, and all undelivered dividends or distributions in respect of such shares without interest.

     After the effective date of the merger, to the extent permitted by law, holders of Abbeville common stock of record as of the effective date of the merger will be entitled to vote at any meeting of FLAG stockholders the number of whole shares of FLAG common stock they will receive in the merger, regardless of whether such stockholders have surrendered their Abbeville stock certificates. Whenever FLAG declares a dividend or other distribution on FLAG common stock, the record date for which is at or after the effective date of the merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the merger agreement. FLAG will not pay any dividend or other distribution payable after the effective date of the merger with respect to FLAG common stock to the holder of any unsurrendered Abbeville stock certificate until the holder duly surrenders such Abbeville stock certificate. In no event will the holder of any surrendered Abbeville stock certificate(s) be entitled to receive interest on any cash to be issued to such holder. In no event will FLAG or the exchange agent be liable to any holder of Abbeville common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     After the effective date of the merger, no transfers of shares of Abbeville common stock on Abbeville's stock transfer books will be recognized. If Abbeville stock certificates are presented for transfer after the effective date of the merger, they will be canceled and exchanged for the shares of FLAG common stock and a check for the amount due in lieu of fractional shares, if any.

     After the effective date of the merger, holders of Abbeville stock certificates will have no rights with respect to the shares of Abbeville common stock other than the right to surrender such Abbeville stock certificates and receive in exchange the shares of FLAG common stock, if any, to which such holders are entitled. After the effective date of the merger, holders of Abbeville stock certificates who have complied with the South Carolina Business Corporation Act relating to dissenters' rights still have the right to perfect their dissenters' rights.

     If an Abbeville shareholder wishes to have a FLAG Certificate issued in a name other than that in which the Abbeville stock certificate surrendered for exchange is issued, the surrendered Abbeville stock certificate shall be properly endorsed and otherwise in proper form for transfer. The person requesting such exchange must include any requisite stock transfer tax stamps to the Abbeville stock certificates surrendered, provide funds for the purchase of any stock transfer tax stamps, or establish to the exchange agent's satisfaction that such taxes are not payable.

Conditions To Consummation of The Merger

     Consummation of the merger is subject to various conditions, including:

     o Approval of the merger agreement by the stockholders of Abbeville as required by any law or by the provisions of any governing instruments of Abbeville;

     o Receipt of regulatory approvals required for consummation of the merger (see "-- Regulatory Approvals");

     o Receipt of all consents required for consummation of the merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect;

     o The absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the merger agreement;

     o The registration statement being declared effective and the receipt of all necessary SEC and state approvals relating to the issuance or trading of the shares of FLAG common stock issuable pursuant to the merger agreement;

     o Approval of the shares of FLAG common stock issuable pursuant to the merger agreement for listing on the Nasdaq National Market;

     o Receipt of an opinion of Powell, Goldstein, Frazer & Murphy LLP as to the qualification of the merger as a tax-free reorganization (see "-- Certain Federal Income Tax Consequences");

     o The accuracy, as of the date of the merger agreement and as of the effective date of the merger, of the representations and warranties of Abbeville and FLAG as set forth in the merger agreement;

     o The performance of all agreements and the compliance with all covenants of Abbeville and FLAG as set forth in the merger agreement;

     o Receipt by FLAG of a letter from Porter Keadle Moore, LLP to the effect the merger will qualify for pooling-of-interests accounting treatment; and

     o Satisfaction of numerous other conditions, including the receipt of agreements of the affiliates of Abbeville, the execution of claims letters by the directors and officers of Abbeville, the receipt of opinion letters from counsel for FLAG and counsel for Abbeville, and receipt of various certificates from the officers of Abbeville and FLAG.

     FLAG and Abbeville cannot assure you as to when or if all of the conditions to the merger can or will be satisfied. In the event the merger is not complete on or before December 31, 1999, the merger agreement may be terminated and the merger abandoned by either Abbeville or FLAG, unless the failure to consummate the merger by that date is the result of a breach of the merger agreement by the party seeking termination. See "-- Waiver, Amendment, and Termination."

Regulatory Approvals

     FLAG and Abbeville cannot complete the merger until they receive regulatory approvals from the Federal Reserve, the Georgia Department of Banking and Finance and the South Carolina Board. FLAG and Abbeville cannot assure whether or when they will receive the regulatory approvals. Additionally, FLAG and Abbeville cannot assure that the regulatory approvals will not impose conditions or be restricted in a way that in the reasonable judgment of the Board of Directors of FLAG or Abbeville would so materially adversely impact the economic or business benefits of the merger that, had such condition or requirement been known, either of FLAG or Abbeville would not, in its reasonable judgment, have entered into the merger agreement.

     FLAG and Abbeville are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described below.

     The merger will require the prior approval of the Federal Reserve. FLAG has filed all required applications with the Federal Reserve. In evaluating the merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the merger if:

     o It would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or

     o Its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     The parties may not complete the merger until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. If the Department of Justice brings an antitrust action, then any regulatory approval would not be effective unless a court of competent jurisdiction over the matter specifically orders otherwise. FLAG and Abbeville cannot assure when or whether the Federal Reserve will approve the merger.

     The merger will also require the prior approval of the Georgia Department of Banking and the South Carolina Board. FLAG has filed all applications required to be filed with the Georgia Department of Banking and the South Carolina Board in connection with the merger. FLAG and Abbeville cannot assure when or whether the Georgia Department of Banking and the South Carolina Board will approve the merger.

Waiver, Amendment, and Termination

     FLAG and Abbeville may amend the merger agreement by written agreement at any time before approval of the merger agreement by the Abbeville stockholders. In addition, prior to or at the effective date of the merger, either Abbeville or FLAG, or both, acting through their Boards of Directors, chief executive officers or other authorized officers, may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No waiver will be effective unless written and unless signed by a duly authorized officer of Abbeville or FLAG, as the case may be.

     FLAG and Abbeville may terminate the merger agreement and abandon the merger at any time prior to the effective date of the merger by:

     o    The mutual agreement of Abbeville and FLAG; or

     o    By FLAG or Abbeville:

          o In the event of any material breach of any representation or warranty of the other party contained in the merger agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of the inaccuracy and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect (as defined in the merger agreement), as applicable, on the breaching party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement),

          o In the event of a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement),

          o If the merger is not consummated by December 31, 1999, provided that the failure to consummate is not due to a breach by the party electing to terminate, or

          o Provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement, if:

               o Any approval of any regulatory authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal, or

               o The stockholders of Abbeville fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting.

     If FLAG and Abbeville terminate the merger as described in this section, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement will survive, including those relating to the obligations to maintain the confidentiality of certain information. In addition, termination of the merger agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

Dissenters' Rights

     If the merger becomes effective, any stockholder of Abbeville who properly dissents from the merger in connection with the Special Meeting may be entitled to receive in cash the fair value of such stockholder's shares of Abbeville common stock determined immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger.

--------------------------------------------------------------------------------

     FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

--------------------------------------------------------------------------------

     Any stockholder of Abbeville entitled to vote on the merger agreement has the right to receive payment of the fair value of his or her shares of Abbeville common stock upon compliance with the applicable provisions of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act. Any Abbeville stockholder intending to enforce the right to dissent:

     o    May not vote in favor of the merger agreement; and

     o Must give written notice of his or her intent to demand payment for his or her shares if the merger becomes effective.

     An Abbeville stockholder should send the notice of intent to demand payment to Abbeville Capital Corporation, 203 S. Main Street, Abbeville, South Carolina 29620 (telephone: (864) 459-9676), Attention: Thomas D. Sherard, Jr.), before the vote on the proposal to approve the merger agreement is taken at the meeting. The notice of intent to demand payment must state that the stockholder will demand payment for his or her shares of Abbeville common stock if the merger takes place. A vote against approval of the merger agreement, in and of itself, will not constitute a notice of intent to demand payment satisfying the requirements of Section 33-13-210.

     If the Abbeville's stockholders approve the merger agreement at the Special Meeting, each stockholder who properly filed a notice of intent to demand payment and who did not vote in favor of the merger agreement will receive notice from FLAG that the merger has occurred within ten days of the effective date of the merger. The dissenters' notice from FLAG will:

     o State where the stockholder should send his or her payment demand and the Abbeville stock certificates;

     o    Inform  holders  of  uncertificated   shares  of  how  shares  can  be
          transferred after FLAG receives the payment demand;

     o    Supply a form for demand payment that:

          o Includes the date of the first press release or announcement to Abbeville stockholders of the terms of the merger,

          o Requires that the person asserting dissenters' rights certify whether or not he or she (or, if the person is a nominee asserting dissenters' rights on behalf of a beneficial stockholder, the beneficial stockholder) acquired beneficial ownership of the shares before the date of the first press release or announcement of the terms of the Merger

     o Set a date by which FLAG must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date of the notice and set a date by which the shareholder must deposit his or her stock certificates, which may not be earlier than twenty days after the demand date; and

     o Include a copy of the South Carolina statutes relating to dissenters' rights.

     A shareholder who receives a dissenters' notice from FLAG must:

     o    Demand payment;

     o Certify that he or she acquired beneficial ownership before the date set forth in the dissenters' notice; and

     o Deposit his or her stock certificates as directed by the dissenter's notice.

     Any stockholder who demands payment and deposits his or her share certificates as required by the South Carolina Business Corporation Act retains all other rights of a stockholder until the merger takes place. Any stockholder who does not comply with the requirements that he or she demand payment and deposit his or her stock certificates, by the date set in the dissenters' notice, is not entitled to payment for his or her shares.

     FLAG will pay each dissenting stockholder who substantially complied with the rules of the South Carolina Business Corporation Act the amount that FLAG estimates to be the fair value of the dissenting stockholder's Abbeville common stock with interest. FLAG will deliver payment after the merger takes place or after receiving a payment demand from a dissenting stockholder.

     FLAG will send with the payment:

     o FLAG's balance sheet for December 31, 1998, an income statement for 1998, a statement of changes in stockholders' equity for 1998 and the latest available interim financial statements;

     o A statement of FLAG's estimate of the fair value of the shares and an explanation of how FLAG calculated the fair value;

     o    An explanation of how FLAG calculated the interest;

     o A statement of the dissenter's right to demand additional payment under Section 33-13-280; and

     o    A copy of the South Carolina statutes relating to dissenters' rights.

     FLAG may withhold payment from a dissenting stockholder for shares of Abbeville common stock that the dissenting stockholder (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date the press release or announcement of the merger. If FLAG elects to withhold payment, FLAG shall estimate the fair value of the shares with interest, and shall pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of his or her demand. FLAG shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how FLAG calculated the fair value and interest, and a statement of the dissenter's right to demand additional payment under Section 33-13-280 of the South Carolina Business Corporation Act.

     If a dissenting stockholder is not satisfied with the amount FLAG estimated as the fair value of the shares, Section 33-13-280 of the South Carolina Business Corporation Act provides that a dissenting stockholder may notify FLAG in writing of his or her own estimate of the fair value of his or her shares and the interest due, and may demand payment of that estimate if:

     o The dissenting stockholder believes that the amount offered by FLAG is less than the fair value of the shares or that FLAG calculated the interest due incorrectly; or

     o FLAG fails to pay as required by Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment.

     A dissenting  stockholder  waives his or her right to demand  payment under
Section 33-33-280 unless he or she notifies FLAG in writing within 30 days after FLAG makes or offers payment for the dissenting stockholder's shares.

     If a demand for payment under Section 33-13-280 remains unsettled, FLAG must begin a proceeding in the Circuit Court of Abbeville County, South Carolina, within 60 days after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If FLAG does not begin the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. FLAG must make all dissenting stockholders whose demand remain unsettled parties to the proceeding and serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting stockholder who is a party to the proceeding is entitled to judgment for the amount that the court finds the fair value of shares with interest exceeds the amount paid by FLAG.

     The court in an appraisal proceeding must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the parties, and must assess those costs against FLAG. The court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily or not in good faith in demanding payment under
Section 33-13-280. The court also may assess the fees and expenses of attorneys and experts for the parties against FLAG if the court finds that FLAG did not substantially comply with the requirements of specified provisions of Chapter 13 of the South Carolina Business Corporation Act, or against either FLAG or a dissenting stockholder if the court finds that either acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 13 of the South Carolina Business Corporation Act.

     If the court finds that the services of counsel for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against FLAG, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting stockholders who received the benefit of the attorney's services.

     This is a summary of the material rights of a dissenting stockholder of Abbeville, but you should read Chapter 13 of the South Carolina Business Corporation Act, included in Appendix B to this proxy statement/prospectus. Any Abbeville stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with his or her attorney. You will not receive further notice of the events giving rise to dissenters' rights or any steps associated with dissenting stockholders except as described in this section.

     Any dissenting Abbeville stockholder who perfects dissenters' right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Certain Federal Income Tax Consequences."

Conduct Of Business Pending The Merger

     FLAG and Abbeville have agreed in the merger agreement that unless the other party gives prior written consent, and except as otherwise expressly contemplated in the merger agreement, each of FLAG and Abbeville will, and will cause its respective subsidiaries to:

     o    Operate its business only in the usual, regular, and ordinary course;

     o Preserve intact its business organization and assets and maintain its rights and franchises; and

     o    Take no action which would:

          o Materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without the imposition of a condition or restriction of the type referred to in the last sentences of
               Section 9.1(b) or 9.1(c) of the merger agreement, or

          o Materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

     In addition, Abbeville has agreed that, from the date of the merger agreement until the earlier of the effective date of the merger or the termination of the merger agreement, unless FLAG has given prior written consent, and except as otherwise expressly contemplated by the merger agreement, Abbeville will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

     o Amend the Articles of Incorporation, Bylaws or other governing instruments of any Abbeville entity;

     o Incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an Abbeville entity to another Abbeville entity) in excess of an aggregate of $100,000 (for the
          Abbeville entities on a consolidated basis) except in the ordinary course of the business of the Abbeville subsidiaries consistent with past practices (which shall include, for Abbeville subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any Abbeville entity of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the merger agreement that were previously disclosed to FLAG by Abbeville);

     o Repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Abbeville entity, or declare or pay any dividend or make any other distribution in respect of Abbeville's capital stock;

     o Except for the merger agreement, or pursuant to the exercise of stock options outstanding as of the date thereof and pursuant to the terms thereof in existence on the date thereof, or as previously disclosed to FLAG by Abbeville, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Abbeville common stock or any other capital stock of any Abbeville entity, or any stock appreciation rights, or any option, warrant, or other equity right;

     o Adjust, split, combine or reclassify any capital stock of any Abbeville entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Abbeville common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration or any shares of capital stock of any Abbeville subsidiary (unless any such shares of stock are sold or otherwise transferred to another Abbeville entity);

     o Enter into or amend any employment contract between any Abbeville entity and any person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by law) that the Abbeville entity does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective date of the merger;

     o Except for loans made in the ordinary course of its business, make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any entity other than a wholly-owned Abbeville subsidiary, or otherwise acquire direct or indirect control over any entity, other than in connection with:

          o    Foreclosures in the ordinary course of business,

          o Acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or

          o The creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;

     o Grant any increase in compensation or benefits to the employees or officers of any Abbeville entity, except in accordance with past practice previously disclosed to FLAG by Abbeville or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the merger agreement and previously disclosed to FLAG by Abbeville; enter into or amend any severance agreements with officers of any Abbeville entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Abbeville entity except in accordance with past practice previously disclosed to FLAG by Abbeville; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights;

     o Adopt any new employee benefit plan of any Abbeville entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Abbeville entity other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

     o Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

     o Commence any litigation other than in accordance with past practice or except as previously disclosed to FLAG by Abbeville, settle any litigation involving any liability of any Abbeville entity for material money damages or restrictions upon the operations of any Abbeville entity; or

     o Except in the ordinary course of business, enter into, modify, amend or terminate any material contract (including any loan contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims.

     The merger agreement also provides that from the date of the merger agreement until the earlier of the effective date of the merger or the termination of the merger agreement, unless Abbeville has given prior written consent, and except as otherwise expressly contemplated by the merger agreement, FLAG will not amend the Articles of Incorporation or Bylaws of FLAG in any manner adverse to the holders of Abbeville common stock or take any action that will materially adversely impact the ability of the FLAG entities to consummate the merger.

Management And Operations After The Merger; Interests Of Certain Persons In The Merger

     FLAG will be the surviving corporation resulting from the merger. There are members of Abbeville's management and the Abbeville Board of Directors who have interests in the merger in addition to their interests as stockholders of Abbeville generally. These include, among other things, provisions in the merger agreement relating to indemnification of directors and officers and eligibility for certain FLAG employee benefits. Promptly after the effective date of the merger, Thomas D. Sherard, Jr., President and Chief Executive of Abbeville, and Joseph L. Savitz, Jr., a member of Abbeville's Board of Directors, will become members of FLAG's Board of Directors. Additionally, the merger agreement provides that Mr. Sherard, Patricia P. Howie, Executive Vice President and C. William Knapp, Jr., Senior Vice President , will sign Separation Agreements with FLAG. As of _______________, 1999, none of the directors and officers of Abbeville beneficially owned any shares of FLAG common stock.

     Indemnification and Advancement of Expenses. The merger agreement provides that FLAG will indemnify, defend and hold harmless each person entitled to indemnification from an Abbeville entity against all liabilities arising out of actions or omissions occurring at or prior to the effective date of the merger (including the transactions contemplated by the merger agreement) to the fullest extent permitted under Georgia law and by Abbeville's Articles of Incorporation and Bylaws as in effect on the date of the merger agreement, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by FLAG is required to effectuate any indemnification, FLAG will direct, at the election of the indemnified party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FLAG and the indemnified party.

     Separation Agreements. The merger agreement provides that, as a condition to consummation of the merger, FLAG will provide Mr. Sherard, Ms. Howie and Mr. Knapp with separation agreements. Mr. Sherard's Separation Agreement will provide that he will receive severance payments equal to his annual base salary and bonus paid over the previous three fiscal years in the event he is involuntarily terminated, as that term is defined in the separation agreement. The Separation Agreements for Ms. Howie and Mr. Knapp will provide that they will receive severance payments equal to the average of his or her annual base salary and bonus paid over the previous three fiscal years in the event he or she is involuntarily terminated as that term is defined in the Separation Agreement. In addition, pursuant to the terms of the Separation Agreement, each individual will make certain covenants not to compete with FLAG during the term of the Separation Agreement and for a 12-month period following the termination of the Separation Agreement or the termination of the individual's status as an employee of FLAG.

     Other Matters Relating to Employee Benefit Plans. The merger agreement also provides that, after the effective date of the merger, FLAG will either:

     o Continue to provide to officers and employees of the Abbeville entities employee benefits under Abbeville's existing employee benefit and welfare plans or,

     o If FLAG determines to provide to officers and employees of the Abbeville entities employee benefits under other employee benefit plans and welfare plans, provide generally to officers and employees of the Abbeville entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of FLAG common stock), on terms and conditions which, when taken as a whole are substantially similar to those currently provided by the FLAG entities to their similarly situated officers and employees.

     For purposes of participation and vesting (but not accrual of benefits) under FLAG's employee benefit plans,

     o Service under any qualified defined benefit plan of Abbeville will be treated as service under FLAG's defined benefit plan, if any,

     o Service under any qualified defined contribution plans of Abbeville will be treated as service under FLAG's qualified defined contribution plans, and

     o Service under any other employee benefit plans of Abbeville will be treated as service under any similar employee benefit plans maintained by FLAG.

     With respect to officers and employees of the Abbeville entities who, at or after the effective date of the merger, become employees of a FLAG entity and who, immediately prior to the effective date of the merger, are participants in one or more employee welfare benefit plans maintained by the Abbeville entities, FLAG will cause each comparable employee welfare benefit plan which is substituted for an Abbeville welfare benefit plan to waive any evidence of insurability or similar provision, to provide credit for such participation prior to such substitution with regard to the application of any pre-existing condition limitation, and to provide credit towards satisfaction of any deductible or out-of-pocket provisions for expenses incurred by such participants during the period prior to such substitution, if any, that overlaps with the then current plan year for each such substituted employee welfare benefit plan. FLAG also will cause the surviving corporation and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts previously disclosed to FLAG by Abbeville between any Abbeville entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the effective date of the merger under the Abbeville benefit plans.

Certain Federal Income Tax Consequences

     The following section summarizes the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person. This summary does not address the federal income tax consequences of the merger to stockholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, among others). Nor does this summary address any consequences of the merger under any state, local, estate, or foreign tax laws. You are urged to consult your own tax advisors as to the specific tax consequences of the merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

     FLAG and Abbeville have not and will not request a federal income tax ruling as to the tax consequences of this transaction from the Internal Revenue Service. Instead, Powell, Goldstein, Frazer & Murphy LLP, counsel to FLAG, will render an opinion to FLAG and Abbeville concerning material federal income tax consequences of the proposed merger under federal income tax law. It is such firm's opinion that, based upon the assumption the merger is consummated in accordance with the merger agreement and the representations made by the management of FLAG and Abbeville, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     Assuming the merger qualifies as a reorganization pursuant to Section 368(a) of the Code, the stockholders of Abbeville will have the following federal income tax consequences:

     o The stockholders of Abbeville will recognize no gain or loss upon the exchange of all of their Abbeville common stock solely for shares of FLAG common stock.

     o The aggregate tax basis of the FLAG common stock received by the Abbeville stockholders in the merger will, in each instance, be the same as the aggregate tax basis of the Abbeville common stock surrendered in exchange therefor, less the basis of any fractional share of FLAG common stock settled by cash payment.

     o The holding period of the FLAG common stock received by the Abbeville stockholders will, in each instance, include the period during which the Abbeville common stock surrendered in exchange therefor was held, provided that the Abbeville common stock was held as a capital asset on the date of the exchange.

     o The payment of cash to Abbeville stockholders in lieu of fractional share interests of FLAG common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by FLAG. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging stockholder.

     o Where solely cash is received by an Abbeville stockholder in exchange for Abbeville common stock pursuant to the exercise of dissenters' rights, the former Abbeville stockholder will be subject to federal income tax as a result of such transaction. The cash will be treated as having been received as a redemption in exchange for such holder's Abbeville common stock.

     Each Abbeville stockholder who receives FLAG common stock in the merger will be required to attach a statement to such stockholder's federal income tax return for the year of the merger which describes the facts of the merger, including the stockholder's basis in the Abbeville common stock exchanged, and the number of shares of FLAG common stock received in exchange for Abbeville common stock. Each stockholder should also keep as part of such stockholder's permanent records information necessary to establish such stockholder's basis in, and holding period for, the FLAG common stock received in the merger.

     If the merger fails to qualify as a tax-free reorganization for any reason, the principal federal income tax consequences, under currently applicable law, would be as follows:

     o Gain or loss would be recognized by the holders of Abbeville common stock upon the exchange of such shares in the merger for shares of FLAG common stock, the amount of such gain or loss will be equal to the difference between the fair market value of the shares of FLAG common tock received in the merger, plus any cash in lieu of fractional shares and your basis in the Thomaston Federal common stock surrendered in the merger;

     o The tax basis of the FLAG common stock to be received by the holders of Abbeville common stock in the merger would be the fair market value of such shares of FLAG common stock at the effective date of the merger;

     o The holding period of such shares of FLAG common stock to be received by Abbeville stockholders pursuant to the merger would begin the day after the effective date of the merger;

     o No gain or loss would be recognized to Abbeville as a result of the merger; and

     o If the condition of receiving this tax opinion is waived by Abbeville, Abbeville will resolicit its stockholders prior to proceeding with the merger.

     Certain tax consequences of the merger may vary depending upon your particular circumstances. You are urged to consult your own tax advisors to determine the particular tax consequences of the merger to you (including the application and effect of federal, state, local and foreign income and other tax laws).

Accounting Treatment

     FLAG and Abbeville anticipate that the merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Abbeville will be carried forward at their previously recorded amounts.

     In order for the merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Abbeville common stock must be exchanged for FLAG common stock with substantially similar terms. There are other criteria that must be satisfied in order for the merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the effective date of the merger.

     For information concerning conditions to be imposed on the exchange of Abbeville common stock for FLAG common stock in the merger by affiliates of Abbeville and restrictions to be imposed on the transferability of the FLAG common stock received by those affiliates in the merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of FLAG Common Stock."

Expenses And Fees

     The merger agreement provides that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     In the event FLAG terminates the merger agreement as a result of a material breach by Abbeville of any representation, warranty, covenant or agreement, which cannot be or has not been cured within 30 days after FLAG has given Abbeville written notice of such breach, and the breach of any representation or warranty, in the opinion of FLAG is reasonably likely to have a material adverse effect or if the Abbeville stockholders do not approve the merger agreement, then Abbeville shall pay to FLAG an amount equal to FLAG's actual out of pocket expenses incurred in connection with the merger transaction plus $100,000.

     In the event that Abbeville terminates the merger agreement as a result of a material breach by FLAG of any representation, warranty, covenant or agreement, which cannot or has not been cured within 30 days after Abbeville has given FLAG written notice of such breach, and the breach of any representation or warranty, in the opinion of Abbeville, is reasonably likely to have a material adverse effect, then FLAG shall pay to Abbeville an amount equal to Abbeville's actual out of pocket expenses incurred in connection with the merger transaction plus $100,000. If Abbeville fails to consummate the merger agreement because the merger agreement is terminated because the Abbeville stockholders did not approve the merger or because a meeting of the Abbeville stockholders is not held or is cancelled as a result of Abbeville pursuing another acquisition, then Abbeville must pay FLAG the amount of FLAG's actual expenses incurred in connection with the merger transaction plus $500,000.

Resales Of FLAG Common Stock

     The FLAG common stock issued to stockholders of Abbeville in connection with the merger will be registered under the Securities Act. The shares of FLAG common stock that the holders of Abbeville common stock receive will be freely transferable by those stockholders of Abbeville and FLAG not considered to be "Affiliates" of Abbeville or FLAG. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Abbeville or FLAG at the time of the Special Meeting (generally, directors, executive officers and 10% stockholders).

     Rules 144 and 145 under the Securities Act restrict the sale of FLAG common stock received in the merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the effective date of the merger, affiliates of Abbeville or FLAG may resell publicly the FLAG common stock received by them in the merger within certain limitations as to the amount of FLAG common stock sold in any three-month period and as to the manner of sale. After this one-year period, affiliates of Abbeville who are not Affiliates of FLAG may resell their shares without restriction. The ability of affiliates to resell shares of FLAG common stock received in the merger under Rule 144 or 145 as summarized in this proxy statement/prospectus generally will be subject to FLAG's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell FLAG common stock received in the merger. Affiliates also would be permitted to resell FLAG common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This proxy statement/prospectus does not cover any resales of FLAG common stock received by persons who may be deemed to be affiliates of Abbeville or FLAG.

     Abbeville has agreed to use its reasonable efforts to cause each person who Abbeville considers to be an affiliate of Abbeville to sign and deliver to FLAG prior to the effective date of the merger, an agreement providing that such affiliate will not sell, pledge, transfer, or otherwise dispose of any FLAG common stock obtained as a result of the merger (1) except in compliance with the Securities Act and the rules and regulations of the SEC and (2) in any case, until after results covering 30 days of post-merger operations of FLAG have been published. The receipt of the Abbeville Affiliate Agreements by FLAG is also a condition to FLAG's obligations to consummate the merger. Abbeville stock certificates surrendered for exchange by any person who is an Affiliate of Abbeville for purposes of Rule 145(c) under the Securities Act shall not be exchanged for FLAG stock certificates until FLAG has received such a written agreement from such person. Prior to publication of such results, FLAG will not transfer on its books any shares of FLAG common stock received by an affiliate in the merger. The stock certificates representing FLAG common stock issued to affiliates in the merger may bear a legend summarizing these restrictions. See "-- Conditions to Consummation of the Merger."

Stock Option Agreement

     On July 22, 1999, Abbeville and FLAG entered into a stock option agreement to induce FLAG to amend the merger agreement. Under the terms of the stock option agreement, Abbeville granted FLAG an option to purchase up to 47,285 shares of Abbeville common stock under the circumstances described below. If FLAG were to exercise the option for all of the shares, FLAG's ownership would represent 19.9% of the issued and outstanding shares of Abbeville common stock before the exercise of the option. The purchase price of the option is $24.00 per share. This description of the stock option agreement and the option is a summary. You should review the stock option agreement included in Appendix A as an exhibit to the merger agreement.

     FLAG may exercise the option, in whole or in part, if a Purchase Event (as defined below) occurs, except that FLAG may not be in a material breach of the stock option agreement or the merger agreement at the time it exercises the option. FLAG may need to receive regulatory approval before exercising the option. The stock option agreement defines "Purchase Event" as either of the following events:

     o without FLAG's written consent, Abbeville authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend, or propose or entering into an agreement with any third party to effect:

          o    a  merger,   consolidation,   or  similar  transaction  involving
               Abbeville or any of its subsidiaries (other than transactions solely between Abbeville subsidiaries),

          o    the disposition,  by sale, lease, exchange, or otherwise,  of 20%
               or  more  of  the  consolidated   assets  of  Abbeville  and  its
               subsidiaries, except as permitted by the merger agreement, or

          o the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 20% or more of the voting power of Abbeville or any of its subsidiaries; or

     o any third party acquiring beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Abbeville common stock.

     The option will terminate on the earliest of:

     o    the effective date of the merger;

     o termination of the merger agreement before a Purchase Event or a Preliminary Purchase Event (as defined below) occurs, other than a termination of the merger agreement involving a willful breach by Abbeville, which the stock option agreement defines as Default Termination;

     o    6 months after a Default Termination and;

     o 6 months after termination of the merger agreement (other than as a result of Default Termination) following a Purchase Event or a Preliminary Purchase Event.

     The stock option agreement defines "Preliminary Purchase Event" as either of the following events:

     o commencement of filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Abbeville common stock such that, upon consummation of the offer, that person would own or control 15% or more of the then outstanding shares of Abbeville common stock; or

     o stockholders of Abbeville do not approve the merger agreement, Abbeville does not hold a shareholder meeting before the merger agreement terminates, or Abbeville's Board of Directors withdraws or modifies in a manner adverse to FLAG of its recommendation to the Abbeville stockholders with respect to the merger agreement after public announcement that a third party:

          o made, or disclosed an intention to make, a proposal to engage in an acquisition transaction,

          o commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer, or

          o filed an application under certain federal statutes for approval to engage in an acquisition transaction.

     In the event of any change in Abbeville common stock because of a stock dividend, split-up, recapitalization, exchange of shares, or similar transaction, Abbeville will adjust the type and number of securities subject to the option, and the purchase price per share appropriately. If any additional shares of Abbeville common stock are issued after the date of the stock option agreement, Abbeville will adjust the number of shares of Abbeville common stock subject to the option so that, after that issuance, and together with any shares of Abbeville common stock Abbeville previously issued pursuant to the option agreement, the number of shares will equal 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the option.

     If a Repurchase Event (as defined below) occurs prior to FLAG exercising the option or termination of the option, Abbeville is obligated to repurchase the option and any shares of Abbeville common stock purchased pursuant to the option agreement at a specified price subject to regulatory restrictions. FLAG must request that Abbeville repurchase the option or shares within 12 months of the Repurchase Event.

     The stock option agreement defines "Repurchase Event" as occurring if:

     o any person (other than FLAG or any FLAG subsidiary) has acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act), has been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Abbeville common stock; or

     o    Abbeville consummates any of the following transactions:

          o Abbeville consolidates with or merges into any person, other than FLAG or one of FLAG's subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger;

          o Abbeville permits any person, other than FLAG or one of FLAG's subsidiaries, to merge into Abbeville and Abbeville is the continuing or surviving corporation, but, in connection with that merger, the then outstanding shares of Abbeville common stock are changed into or exchanged for stock or other securities of

               Abbeville or any other person or cash or any other property or the outstanding shares of Abbeville common stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or

          o Abbeville sells or otherwise transfers all or substantially all of its assets to any person, other than FLAG or one of FLAG's subsidiaries.

     If Abbeville enters into an agreement to engage in any of the transactions described in clause (2) of the definition of Repurchase Event above before the exercise or termination of the option, the agreement governing that transaction must make proper provision so that the option will be converted into, or exchanged for, an option with terms similar to the option, at the election of FLAG, of either the acquiring person or any person that controls the acquiring person.

     After the occurrence of a Purchase Event, FLAG may assign the stock option agreement and its rights under the stock option agreement in whole or in part.

     Abbeville has agreed to file with the SEC and to cause to become effective registration statements under the Securities Act with respect to dispositions by FLAG and its assigns of all or part of the option and/or any shares of Abbeville common stock into which the option is exercisable.

                        DESCRIPTION OF FLAG COMMON STOCK

     FLAG's authorized capital stock consists of 20,000,000 shares of $1.00 par value common stock, and 10,000,000 shares of preferred stock. The holders of the FLAG common stock have unlimited voting rights and are entitled to one vote per share for all purposes. Subject to such preferential rights as may be determined by the Board of Directors of FLAG in connection with the future issuance of shares of FLAG preferred stock, holders of FLAG common stock are entitled to such dividends, if any, as may be declared by the Board of Directors of FLAG in compliance with the provisions of the Georgia Business Corporation Code and the regulations of the appropriate regulatory authorities, and to receive the net assets of the corporation upon dissolution. The FLAG common stock does not have any preemptive rights with respect to acquiring additional shares of FLAG common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of FLAG common stock are, and the shares to be issued by FLAG in connection with the merger agreement will be, when issued, fully-paid and nonassessable. The FLAG Board of Directors is divided into three classes, as nearly equal in number as possible. FLAG common stock does not have cumulative voting rights in the election of FLAG directors.

     The Board of Directors is authorized to determine the series, preferences, limitations, and relative rights, including par value, of any authorized but unissued shares of FLAG preferred stock. No shares of FLAG preferred stock are presently outstanding. Although such shares may be issued in the future, FLAG has no present plans to issue any preferred stock. The FLAG preferred stock was authorized for future flexibility, and could be issued in a manner that could have an anti-takeover effect by discouraging a third party from seeking to acquire FLAG. FLAG knows of no present attempts to acquire FLAG.

     In order to approve certain "business combinations" with certain "interested stockholders" (10% or more stockholders), or to amend the provisions in the FLAG Articles of Incorporation relating to such business combinations, the affirmative vote of two-thirds of the issued and outstanding shares of FLAG common stock entitled to vote thereon is required, unless (1) at least two-thirds of the directors of FLAG approve a memorandum of understanding with the interested shareholder regarding the business combination prior to the date on which such shareholder became an interested shareholder, or (2) the business combination is unanimously approved by certain "continuing directors" of FLAG. In addition, in order to amend certain provisions of FLAG's Articles of Incorporation and Bylaws relating to the number, election, term and removal of FLAG Directors, a two-thirds vote of the issued and outstanding shares of FLAG is required, unless two-thirds of the directors then serving approve the amendment.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     As a result of the merger, holders of Abbeville common stock will be exchanging their shares of a South Carolina corporation, which are governed by the South Carolina Business Corporation Act, Abbeville's Articles of Incorporation, and Bylaws, for shares of common stock of FLAG, a Georgia corporation, which are governed by the Georgia Business Corporation Code, FLAG's Articles of Incorporation, and Bylaws. Certain significant differences exist between the rights of Abbeville stockholders and those of FLAG stockholders. The differences that Abbeville and FLAG consider material are summarized below. The following discussion is necessarily general. It is not intended to be a complete statement of all the differences affecting the rights of stockholders, and their respective entities, and it is qualified in its entirety by reference to the Georgia Business Corporation Code, and the South Carolina Business Corporation Act, as well as to FLAG's Articles and Bylaws and Abbeville's Articles and Bylaws.

Authorized Capital Stock

     FLAG. The FLAG Articles authorize the issuance of an aggregate of 20,000,000 shares of common stock, $1.00 par value, of which 6,561,879 shares were issued and outstanding as of June 30, 1999. The FLAG Articles also authorize the issuance, in one or more series, of not more than 10,000,000 shares of preferred stock with preferences, limitations and relative rights, including par value, as the FLAG Board of Directors from time to time may determine and set forth in an amendment to the FLAG Articles.

     Shares of FLAG common stock have unlimited voting rights and are entitled to receive the net assets of FLAG upon the dissolution of the corporation. The FLAG Bylaws provide that each share of FLAG common stock is entitled to one vote per share for all purposes.

     FLAG's Board of Directors may authorize the issuance of authorized but unissued shares of FLAG common stock without further action by FLAG's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which FLAG's capital stock may be listed. FLAG's stockholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of FLAG common stock or FLAG Preferred Stock or any option or warrant for the purchase thereof.

     The authority to issue additional shares of FLAG common stock provides FLAG with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of FLAG common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of FLAG. In addition, the sale of a substantial number of shares of FLAG common stock to persons who have an understanding with FLAG concerning the voting of such shares, or the distribution or declaration of a dividend of shares of FLAG common stock (or the right to receive FLAG common stock) to FLAG stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of FLAG.

     Abbeville. Abbeville's authorized capital stock consists of 1,000,000 shares of Abbeville common stock, $5.00 par value, of which 237,615 shares were outstanding as of ___________, 1999. Each share of Abbeville common stock is entitled to one vote per share for all purposes. Abbeville's stockholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Abbeville common stock or any option or warrant for the purchase thereof. In addition, the Board of Directors of Abbeville has the ability to increase the number of issued and outstanding shares of Abbeville common stock without the approval of the stockholders, within the maximum number of shares authorized by Abbeville's Articles.

Amendment Of Articles Of Incorporation And Bylaws

     FLAG. The FLAG Articles and Bylaws are generally silent with respect to the issue of amending the FLAG Articles, and thus, the Georgia Business Corporation Code dictates the requirements for making such an amendment. The Georgia Business Corporation Code generally provides that other than in the case of certain routine amendments which may be made by a corporation's board of directors without shareholder action (such as changing the corporate name), and other amendments which the Georgia Business Corporation Code specifically allows without shareholder action, the corporation's board of directors must recommend any amendment of the FLAG Articles to the stockholders (unless the board elects to make no such recommendation because of a conflict of interest or other special circumstances, and the board communicates the reasons for its election to the stockholders) and the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment (unless the Georgia Business Corporation Code, the articles of incorporation, or the board require a greater vote or a vote by voting groups) is required to amend the corporation's articles of incorporation. The FLAG Articles provide that the provisions regarding the approval required for certain business combinations may only be changed by the affirmative vote of at least two-thirds of the issued and outstanding shares of the corporation entitled to vote thereon at any regular or special meeting of the stockholders, and notice of the proposed change must be contained in the notice of the meeting, unless two-thirds of certain "continuing directors" approve the proposed amendment. The FLAG Articles also provide that the provisions regarding the election, term and removal of FLAG Directors may only be amended or rescinded by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of FLAG entitled to vote in an election of directors or at any regular or special meeting of the stockholders, and notice of any proposed change must be contained in the notice of the meeting, unless two-thirds of the directors then serving approve the proposed amendment.

     The FLAG Bylaws generally provide that the Bylaws may be made, amended or repealed by the FLAG Board of Directors unless the FLAG Articles or the Georgia Business Corporation Code reserve the power to amend or repeal the Bylaws exclusively to the stockholders in whole or in part, or the stockholders, in amending or repealing a particular Bylaw, provide expressly that the FLAG Board of Directors may not amend or repeal that Bylaw. Neither the FLAG Articles nor Bylaws expressly permit the FLAG stockholders to make, alter or rescind any Bylaws. Any amendment of the provisions in the FLAG Bylaws relating to the number of directors of FLAG requires the affirmative vote of two-thirds of all directors then in office or the affirmative vote of the holders of two-thirds of the issued and outstanding shares of FLAG entitled to vote at any regular or special meeting of the stockholders called for that purpose. Unless two-thirds of the directors then serving approve, the provisions in the FLAG Bylaws relating to the removal of FLAG directors by the FLAG stockholders may only be amended or rescinded by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of FLAG entitled to vote in an election of directors or at any regular or special meeting of the stockholders, and notice of any proposed change must be contained in the notice of the meeting.

     Abbeville. Similar to the Georgia Business Corporation Code, the South Carolina Business Corporation Act provides that, other than in the case of certain routine amendments which may be made by a corporation's Board of Directors without shareholder action, Abbeville's Board of Directors must recommend any amendment to Abbeville's Articles to the stockholders (unless the Board determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis of its determination to the stockholders with the amendment). However, under the South Carolina Business Corporation Act, the affirmative vote of at least two-thirds of the votes entitled to be cast on the amendment is required to approve any such amendment whereas the vote of only a majority of the votes entitled to be cast on an amendment is required under the Georgia Business Corporation Code. The Abbeville Articles provide that Articles 12 and 13 regarding the shareholder approval required for certain business combinations may only be changed or amended by the affirmative vote of at least 70% of the outstanding shares of the corporation.

     Under the South Carolina Business Corporation Act, a corporation's Bylaws may be amended in whole or in part by the Board of Directors or the stockholders unless the Articles of Incorporation reserves the power exclusively to stockholders in whole or in part or the stockholders, in adopting, amending or repealing a particular Bylaw, expressly provide that the Board of Directors may not adopt amend or repeal that Bylaw or any Bylaw on that subject. Abbeville's Bylaws explicitly provide that the Board of Directors shall not adopt any Bylaw which does any of the following:

     o Requires for action by the stockholders any quorum or vote which is greater than that which is permitted by law or the Articles of Incorporation;

     o Provides for the management of the corporation otherwise than by the Board of Directors or its Executive Committee;

     o    Classifies or staggers the election of directors; or

     o Denies, limits or impairs the power of stockholders to alter, amend or repeal the Bylaws or adopt new Bylaws.

     The stockholders may, at any regular or special meeting of stockholders, adopt, amend or repeal the Bylaws.

     Under the South Carolina Business Corporation Act, it is provided that in the case of a corporation which is not a public corporation, if the holders of at least 10% of any class of voting shares of the corporation propose amendments to the Articles of Incorporation, the Board of Directors shall submit the proposed amendments to the stockholders at the next possible special or annual meeting.

Classified Board Of Directors And Absence Of Cumulative Voting

     FLAG. FLAG's Bylaws generally provide that the number of directors constituting the FLAG Board of Directors shall be between ten and twenty-five. The Board of Directors fixes the precise number of directors. The number of directors is currently set at thirteen. The FLAG Board of Directors is classified. The FLAG Articles and Bylaws provide that FLAG's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of FLAG having a classified Board of Directors is that only approximately one-third of the members of the Board of Directors are elected each year, which effectively requires two annual meetings for FLAG's stockholders to change a majority of the members of the Board of Directors. The FLAG Bylaws provide that in the event of a vacancy on the FLAG Board of Directors, including any vacancy created by reason of an increase in the number of directors, such vacancy may be filled by the stockholders of FLAG, the FLAG Board of Directors, or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of the remaining directors.
FLAG stockholders do not have cumulative voting rights with respect to the election of directors. All elections for directors are decided by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     Abbeville. The Abbeville Articles provide that the number of directors constituting the entire Board shall not be less than 8 nor more than 12 as fixed from time to time by a vote of a majority of the stockholders or by the whole Board. The stockholders have currently established the number of directors at nine. The Abbeville Articles further provide that the Board is to be divided into three classes as nearly equal in number as the then authorized number of directors constituting the whole Board permits. The Abbeville Articles specifically deny cumulative voting rights in the election of directors. The members of each class shall be elected for the term of three years and until their successors are elected and qualified with one class elected annually. The Abbeville Articles provide that each holder of shares of Abbeville common stock shall be entitled to one vote for each share held by such holder, including votes for the election of directors. Abbeville stockholders are not entitled to cumulate votes. All elections for directors are decided by the vote of a majority (rather than a plurality) of the total outstanding shares of the corporation.

Removal Of Directors

     FLAG. Under the FLAG Articles and Bylaws, any one or more directors of FLAG may be removed from office, but only for cause (defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over FLAG, or breach of fiduciary duty involving personal profit). Such removal must be effected by the affirmative vote of the holders of a majority of the outstanding shares of FLAG.

     Abbeville. The Abbeville Articles and Bylaws provide that a director may be removed only for cause and upon the approval of the holders of a majority of the outstanding stock of the corporation. The Abbeville Articles further provide that cause is to be defined to mean fraudulent or dishonest acts, or gross abuse of authority in the discharge of duties of the corporation, and must be established after written notice of specific charges and the opportunity to meet and refute such charges.

Indemnification

     FLAG. The FLAG Articles and Bylaws generally provide that any director who is deemed eligible will be indemnified against liability and other expenses incurred in a proceeding which is initiated against such person by reason of his serving as a director, to the fullest extent authorized by the Georgia Business Corporation Code; provided, however, that FLAG will not indemnify any director for any liability or expenses incurred by such director

     o for any appropriation, in violation of his duties, of any business opportunity of FLAG;

     o for any acts or omissions which involve intentional misconduct or a knowing violation of law;

     o for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or successor provisions; or

     o for any transaction from which the director derives an improper personal benefit.

     FLAG's Articles and Bylaws provide for the advancement of expenses to its directors at the outset of a proceeding, upon the receipt from such director of the written affirmation and repayment promise required by Section 14-2-856 of the Georgia Business Corporation Code, the purchase of insurance by FLAG against any liability of the director arising from his duties and actions as a director, the survival of such indemnification to the director's heirs, executors and administrators, and the limitation of a director's liability to the corporation itself. The indemnification provisions state that they are non-exclusive, and shall not impair any other rights to which those seeking indemnification or advancement of expenses may be entitled. The FLAG Bylaws also provide for similar indemnification of the officers of FLAG. The FLAG Bylaws provide that, stockholders are entitled to notification of any indemnification granted to the directors.

     Abbeville. Abbeville's Articles and Bylaws contain specific provisions regarding the indemnification of officers and directors. These sections generally provide that directors, officers, employees and agents will be indemnified against liability and other expenses incurred in a proceeding which is instituted against such person by reason of the fact that the person was serving as a director of Abbeville, if it is determined that the director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. Abbeville's Articles and Bylaws provide for the advancement of expenses to its directors and officers in defending a civil or criminal action, suit or proceeding upon written affirmation of the officer or director's good faith belief that he or she has met the standard of conduct required under the South Carolina Business Corporation Act and makes an undertaking to repay such amount if it is ultimately determined that the officer or director is not entitled to be indemnified by the corporation. The indemnification provided in the Articles of Incorporation and Bylaws is not to be deemed exclusive of any other rights that an individual might have. Abbeville's Articles of Incorporation and Bylaws further provide that the company may purchase insurance for these purposes.

Special Meetings Of Shareholders

     FLAG. FLAG's Bylaws provide that special meetings of the stockholders may be called at any time by a majority of the entire Board of Directors of FLAG, the Chairman of the Board, the President, or, upon delivery to FLAG's Secretary of a signed and dated written request setting out the purpose or purposes for the meeting, the holders of a majority of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

     Abbeville. The Abbeville Bylaws provide that special meetings of the stockholders may be called for any purpose, by the President, Chairman of the Board of Directors, or a majority of the Board of Directors. Abbeville is required to call a special meeting when requested in writing of not less than 10% of all shares of Abbeville entitled to vote at the meeting.

Actions by Shareholders Without a Meeting

     FLAG.  In  accordance  with  Section   14-2-704  of  the  Georgia  Business
Corporation Code, action required or permitted by the Georgia Business Corporation Code to be taken at an annual or special meeting may be taken without a meeting if the action is taken by all the stockholders entitled to vote on the action.

     The provisions of the Georgia Business Corporation Code do not affect the special voting requirements contained in the FLAG Articles of Incorporation or Bylaws for the approval of a business combination or the amendment of such provision. The approval of a business combination or of an amendment to the provision which sets forth the voting requirements of such combinations requires the affirmative vote of the holders of two-thirds of all shares of FLAG common stock outstanding and entitled to vote, unless (1) two-thirds of the directors of FLAG approve a memorandum of understanding with the interested shareholder prior to the date when such interested shareholder first became an interested shareholder, or (2) the business combination is unanimously approved by the continuing directors of FLAG.

     Abbeville. The Abbeville Bylaws provide that any action required to be taken at a meeting of the stockholders or any other action which may be taken at a meeting of stockholders, may be taken without a meeting if consent in writing, setting forth the action so taken, is given by all of the stockholders entitled to vote with respect to the subject matter.

Mergers, Consolidations, And Sales Of Assets

     FLAG. The FLAG Articles generally require the affirmative vote of the holders of at least two-thirds of all the issued and outstanding shares (other than shares held by an "interested shareholder") of FLAG common stock entitled to vote to approve a "business combination" with an interested shareholder (basically, a 10% or more shareholder of FLAG), unless (1) two-thirds of the directors of FLAG approve a memorandum of understanding with the interested shareholder regarding the business combination prior to the date such shareholder became an interested shareholder, or (2) the business combination is unanimously approved by certain "continuing directors" of FLAG. In addition, FLAG's Bylaws expressly provide that the terms and requirements of Sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code will be applicable to FLAG and to any business combination approved or recommended by the Board of Directors of FLAG. As a result, Section 14-2-1111 requires that the business combination be (1) unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or (2) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the holders voting shares of the corporation (other than the voting shares beneficially owned by the interested shareholder who is a party to the business combination). These voting requirements are required in addition to any vote otherwise required by law or the Articles of Incorporation of FLAG. Further, Section 14-2-1112 states that the voting requirements in
Section 14-2-1111 do not apply as long as all of the stockholders of FLAG receive a fair price in return for their stock as a result of the business combination. However, the voting requirements contained within the FLAG Articles of Incorporation would continue to apply to any such business combinations.

     The provisions of the FLAG Articles of Incorporation and Bylaws relating to business combinations and Sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code are designed as anti-takeover measures, and for the protection of the minority stockholders of FLAG against some of the inequities which arise in certain hostile takeover attempts.

     Abbeville.   The  relevant   provisions  of  the  South  Carolina  Business
Corporation Act generally require the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding shares of Abbeville in order to approve mergers, consolidations, sales of assets and similar transactions. However, the Abbeville Articles provide that the affirmative vote of not less than 70% of the outstanding stock is required to approve such transaction if the transaction has not been recommended to stockholders by at least a majority of the entire Board of Directors. The Abbeville Articles further provide that the affirmative vote of not less than 70% of the outstanding stock, in addition to the affirmative vote of the holders of not less than a majority of the outstanding stock held by stockholders other than a "controlling party", is required to approve any business combination transaction involving a controlling party (generally the owner of 20% or more of the corporation's stock). Abbeville's Articles provide that those heightened voting requirements do not apply if the transaction has been approved by a majority of the "continuing directors" or if certain fair price provisions are met. These provisions are designed as anti-takeover measures and for the protection of the minority stockholders of Abbeville against some of the inequities which arise in certain hostile takeover attempts.

Shareholders' Rights To Examine Books And Records

     FLAG. The FLAG Bylaws state that the Board of Directors of FLAG has the power to determine which accounts and books of FLAG, if any, will be open to the inspection of stockholders, except such books and records which are required by law to be held open for inspection. The Georgia Business Corporation Code provides that a shareholder is entitled to inspect and copy certain books and records (such as the corporation's articles of incorporation or bylaws) upon written demand at least five days before the date on which he wishes to inspect such records. A shareholder is entitled to inspect certain other documents (such as minutes of the meetings of the board of directors, accounting records and the record of stockholders of the corporation) provided that such inspection must occur during regular business hours at a reasonable location determined by FLAG, and any such demand for inspection will only be permitted if the following conditions are met:

     o the demand for inspection is made in good faith, or made for a proper purpose (a purpose reasonably relevant to such person's legitimate interest as a shareholder);

     o the shareholder describes with particularity his or her purpose for the inspection and the documents which he wishes to inspect;

     o the records requested for inspection by the shareholder are directly connected with his or her stated purpose; and

     o the records are to be used solely for the shareholder's stated purpose.

     The FLAG Bylaws also state that the Board has the power to prescribe reasonable rules and regulations not in conflict with applicable law for the inspection of corporate books or accounts.

     Abbeville. The Abbeville Bylaws provide that before each meeting of stockholders the Secretary shall prepare an alphabetical list of stockholders entitled to vote at the meeting and the number of shares held by each. The list is to be made available not less than 10 days before such meeting and any shareholder may inspect the list any time during the usual business hours of the corporation. The list also is to be produced and kept open at the time and place of the meeting and any shareholder may inspect the list during the whole time of the meeting. South Carolina law provides that a shareholder is entitled to inspect and copy during regular business hours at the corporation's principal office any of the records required by statute to be kept by the corporation if the shareholder gives written demand to the corporation at least five business days before the scheduled inspection. A shareholder may inspect and copy records only if the demand is made in good faith and for a proper purpose, the shareholder describes with reasonable particularity his purpose and the records desired to be inspected, and the records are directly connected with the purpose.

Dividends

     FLAG. The FLAG Bylaws provide that dividends upon the capital stock of FLAG may be declared by the FLAG Board of Directors, as long as the Board of Directors complies with the requirements of the Georgia Business Corporation Code and the applicable rules and regulations of any relevant regulatory authorities. Such dividends may be paid in cash, property, or shares of FLAG's capital stock. Section 14-2-640 of the Georgia Business Corporation Code provides, generally, that no distribution, including dividends, may be made by a corporation if, after giving the distribution effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation's total assets would be less than the sum of its total liabilities plus any amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

     Abbeville. Under South Carolina law, Abbeville may provide dividends upon its capital stock if, after giving effect to the distribution, Abbeville would be able to pay its debts as they become due in the usual course of business or Abbeville's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if Abbeville were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS


     FLAG common stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "FLAG." The following table sets forth the high and low sale prices per share of FLAG common stock on the Nasdaq National Market and the dividends paid per share of FLAG common stock for the indicated periods. Effective June 3, 1998, FLAG declared a 3-for-2 stock split. The amounts below have been adjusted to reflect the stock split.

                                           Sale Price Per
                                            Share of FLAG     Dividends Declared
                                            Common Stock      Per Share of FLAG
                                                                Common Stock
                                        ----------------------
                                           High       Low
                                        ----------- -----------  ---------------
1996
First Quarter...........................    $ 9.67     $ 8.33        $0.042
Second Quarter..........................      9.00       8.00         0.034
Third Quarter...........................      8.50       6.33         0.034
Fourth Quarter..........................      7.83       7.17         0.034
1997
First Quarter...........................    $ 8.67     $ 6.83        $0.046
Second Quarter..........................      9.75       7.50         0.034
Third Quarter...........................     11.00       9.33         0.034
Fourth Quarter..........................     14.33      11.00         0.034
1998
First Quarter...........................   $ 14.33    $ 11.92        $0.046
Second Quarter..........................     19.38      12.67         0.060
Third Quarter...........................     19.38      12.50         0.060
Fourth Quarter..........................     14.63      10.25         0.060
1999
First Quarter...........................     11.81       9.13         0.060
Second Quarter..........................     11.00       9.00         0.060
Third Quarter (through _______, 1999)...

     On March 30, 1999, the last day prior to the public announcement of the proposed merger between FLAG and Abbeville, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $10.25, as adjusted for 3-for-2 stock split effective June 3, 1998, and the resulting equivalent pro forma price per share of Abbeville common stock (based on a 3.75 exchange ratio which reflects the increase in the exchange ratio since the FLAG Common Stock was below $11.00) was $38.44. On _____________, 1999, the latest practicable date prior to the mailing of this proxy statement/prospectus, the last reported sale price per share of FLAG common stock on the Nasdaq National Market was $______, and the resulting equivalent pro forma price per share of Abbeville common stock was $_____. The equivalent per share price of a share of Abbeville common stock at each specified date represents the last reported sale price of a share of FLAG common stock on such date multiplied by the exchange ratio that would be applicable because the reported sale price was less than $11.00.

     The market price of FLAG common stock on the effective date of the merger may be higher or lower than the market price at the time the Merger Proposal was announced, at the time the merger agreement was executed, at the time of mailing of this proxy statement/prospectus, or at the time of the Special Meeting. Holders of Abbeville common stock are not assured of receiving any specific market value of FLAG common stock on the effective date of the merger except that the total market value of FLAG common stock to be issued in the merger will not be less than $9,110,250.

     There is no established public trading market for the Abbeville common stock, and no reliable information is available as to trades of such shares or the prices at which such shares have traded. Abbeville has paid annual dividends since 1993.

     To the knowledge of Abbeville, the most recent trade of Abbeville common stock prior to March 30, 1999, the last day prior to the public announcement of the proposed merger between FLAG and Abbeville, was the sale of 510 shares on November 5, 1998 at $24.00 per share. To the knowledge of Abbeville, there have been no trades of Abbeville common stock since the announcement of the merger.

     The  information   regarding   Abbeville   common  stock  is  provided  for
informational purposes only and, due to the absence of an active market for Abbeville's shares you should not view it as indicative of the actual or market value of Abbeville common stock.

     The holders of FLAG common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. FLAG has paid regular quarterly cash dividends on its common stock since 1987. Although FLAG currently intends to continue to pay quarterly cash dividends on FLAG common stock, FLAG cannot assure that its dividend policy will not change after consummation of the merger. Whether FLAG declares and pays dividends will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. For information with respect to the provisions of the merger agreement relating to FLAG's and Abbeville's abilities to pay dividends on their respective common stock during the pendency of the merger, see "DESCRIPTION OF MERGER -- Conduct of the Business Pending the Merger."

     FLAG is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary depository institutions. FLAG's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay.


                              BUSINESS OF ABBEVILLE

General

     Abbeville is a bank holding company located in Abbeville, South Carolina. Abbeville is the sole shareholder of The Bank of Abbeville which has one banking office located in Abbeville, South Carolina. Abbeville offers a broad range of banking and banking-related services. The Bank of Abbeville is the sole shareholder of BOA Financial Services Corporation, which offers brokerage and investment services. As of June 30, 1999, Abbeville had total consolidated assets of approximately $59 million, total consolidated deposits of approximately $45 million, and total consolidated stockholders' equity of approximately $5 million.

Management Stock Ownership

         The following table presents information about each of the directors and executive officers of Abbeville and all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the Abbeville common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934, as currently in effect (the "Exchange Act"). Under such rules, a person is considered to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

                                               Number of Shares         Percent
                                             Beneficially Owned at         Of
       Name                                the Abbeville Record Date   Class (%)
       ----                                -------------------------   ---------

(a)      Directors

         David J. Herron                                100                .04
         Emily D. Hester                              2,400               1.01
         Thomas E. Hite, Jr.                          4,861  (1)          2.05
         Dr. Mark M. Horton                             123                .05
         Patricia P. Howie                            6,169  (2)          2.59
         Joseph L. Savitz, Jr.                        8,646  (3)          3.64
         Thomas D. Sherard, Jr.                      14,065  (4)          5.92
         J. Peter Trenholm                            6,182  (5)          2.60
         Roland L. White                                100                .04

(b)      Executive Officers

         C. William Knapp, Jr.                           29                .01

(c)      Executive Officers and Directors            42,675              17.96
         As a Group (10 persons)


(1) Includes 2,970 shares held individually, 1,768 shares held through a brokerage account and 123 shares held jointly with his wife.

(2) Includes 123 shares held individually and 6,046 shares held jointly with her husband.

(3) Includes 4,626 shares held individually and 4,000 shares held jointly with his wife.

(4) Includes 195 shares held individually, 11,896 shares held jointly with his wife and 1,974 shares voted by Mr. Sherard as joint trustee of the Anne R. Sherard Family Trust.

(5) Includes 1,246 shares held individually and 4,936 shares held through a brokerage account.

Voting Securities And Principal Shareholders of Abbeville

     The following lists each shareholder of record that directly or indirectly owned, controlled, or held with power to vote 5% or more of the 237,615 outstanding shares of Abbeville common stock as of _______________, 1999. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the Abbeville common stock is based upon "beneficial ownership" concepts set forth in rules under the Exchange Act. Under such rules, a person is considered to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be considered to be a beneficial owner of the same securities.

                                  Number of Shares           Percent
                                Beneficially Owned At          Of
Name and Address              the Abbeville Record Date     Class (%)
----------------              -------------------------     ---------

Thomas D. Sherard, Jr.                 14,065                   5.92 (1)
126 Woodland Way
Abbeville, SC  29620

James S. Bradberry                     12,094                   5.09
2084 Flatrock Road
Abbeville, SC  29620

Morris Associates, Inc.                12,094                   5.09
24007 Telegraph Road
Southfield, MI  48034

Mary B. Atkins                         12,094                   5.09
728 East Greenwood Street
Abbeville, SC  29620


(1) Includes 195 shares held individually, 11,896 shares held jointly with his wife and 1,974 shares voted by Mr. Sherard as joint trustee of the Anne R. Sherard Family Trust.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations for Each of the Three Months Ended March 31, 1999 and 1998

Financial Condition

     Total assets at March 31, 1999 were approximately $59.5 million, compared to $58.4 million at December 31, 1998. Deposits increased approximately $908,000, or 2.0% from December 31, 1998, while net loans increased approximately $370,000, or 1.3%. The allowance for loan losses at March 31, 1999 totaled $322,000, representing 1.13% of total loans compared to the December 31, 1998 total of $315,000, representing 1.12% of total loans. Securities increased 18.0% from December 31, 1998. The increase in net loans was funded primarily with deposit growth.

Results of Operations

     Net interest income was $487,000 for the first three months of 1999 compared to $484,000 for 1998. Interest income for the first three months of 1999 was $1,034,000, representing an increase of $49,000, or 5.0%, over the same period in 1998. Interest expense for the first three months of 1999 increased approximately $46,000, or 9.2%, compared to the same period in 1998. This increase in interest income and interest expense during the first three months of 1999 compared to 1998 is primarily attributable to the large increase in investment securities and the increase in total deposits. Abbeville recognized $18,000 as a provision for loan losses in the first three months of 1999. It is management's belief that the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. Noninterest income increased 4.6% to approximately $101,000 for the three month period ended March 31, 1999, as compared to the same period in 1998 due to an increase in service charges and fees as a result of the increase in total deposits. Noninterest expense for the first three months of 1999 and 1998 totaled $347,000 and $326,000, respectively. This increase of 6.7% was due to increases in other operating expenses.

Capital Resources

     Abbeville is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines, Abbeville must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Abbeville's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require Abbeville to maintain minimum amounts and ratios of total and Tier 1capital (as defined) to risk-weighted assets and of Tier 1 capital (as defined) to average assets. As of March 31, 1999, Abbeville met all capital adequacy requirements to which it is subject. The following tables present Abbeville's regulatory capital position at March 31, 1999:

Risk-Based Capital Ratios

Tier 1 Capital                                          15.12%
Tier 1 Capital minimum requirement                       4.00%
Excess                                                   9.12%

Total Capital                                           16.11%
Total Capital minimum requirement                        8.00%
Excess                                                   8.11%

Leverage Ratio Tier 1 Capital to
  adjusted total assets                                  8.08%
Minimum leverage requirement                             3.00%
Excess                                                   5.08%

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 1998, 1997 and 1996.

General

     Abbeville is a one bank holding company organized in 1997, as the parent company of Bank of Abbeville, which was organized in 1987.

Year 2000 Considerations

     Abbeville is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     Abbeville is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. All mainframe systems have been year 2000 certified during 1998. To date, Abbeville has received confirmation from its primary processing vendors that plans are being developed to address processing of transactions in the year 2000.

     Management has not yet fully determined the year 2000 compliance expense and related potential effect on Abbeville's earnings; however, Abbeville does not expect its direct costs to be material to the consolidated results of operations, and Abbeville will expense those costs when they are incurred. Expenses in 1998 related to the year 2000 issue were not material to the financial results of operations.

Financial Condition 1998 Compared to 1997

     During 1998, average total assets increased $6.3 million or 13.2% over 1997. Average deposits increased $4.2 million or 11.4% in 1998 over 1997. Average loans increased $329,000 or 1.2% in 1998 over 1997.

     Total assets at December 31, 1998, were $58.5 million, representing a $9.5 million or 19.3% increase from December 31, 1997. Total deposits increased $6.4 million or 16.8% from 1997 to 1998 while total gross loans decreased $950,000 or 3.2% during 1998. Time deposits increased $4 million from 1997 to 1998 while all other deposit accounts increased $2.2 million in 1998. In 1998 the Bank's investments increased by approximately $6 million, the majority of this being funded by the FHLB advance. In 1998 the Bank used these funds to leverage their capital. Nonperforming assets at December 31, 1998 were $262,000 compared to $137,000 at December 31, 1997. The majority of the increase is attributable to an increase in nonaccrual loans. There were no related party loans which were considered nonperforming at December 31, 1998.

Results of Operations 1998 Compared to 1997

     Abbeville's operational results primarily depend on the earnings of the Bank. Its earnings depend to a large degree on net interest income, which is the difference between the interest income received from its investments (such as loans, investment securities, federal funds sold, etc.) and the interest expense which is paid on deposit liabilities.

     Net interest income decreased by $19,000 or 1.02% in 1998. Net interest income at December 31, 1998, was $1,917,000 compared to $1,936,000 in 1997. The decrease is primarily attributable to the increase in interest expense on securities sold under agreements to repurchase and the increase in interest expense on FHLB advances. Net yield (tax equivalent) on interest earning assets (3.9% in 1998 and 4.43% in 1997) decreased approximately .50% in 1998 over 1997.

     The provision for loan losses in 1998 was $41,000 compared to $65,000 in 1997. The decrease in the provision for loan losses was primarily attributable to no overall growth in the loan portfolio as compared to 1997. The provision for loan losses continues to reflect management's estimate of potential loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses represented approximately 1.12% and 1.14% of total loans outstanding at December 31, 1998 and 1997, respectively. Net chargeoffs were $57,000 and $44,000 during 1998 and 1997, respectively. The Bank outsources its loan review. Management believes that these levels of allowance are appropriate based upon Abbeville's loan portfolio and the current economic conditions.

     Other operating income in 1998 of $352,000 increased over 1997 by $52,000 or 17.3%. Other operating expenses increased $105,000 or 8.5% in 1998 over 1997 principally due to increases in employee benefits, premises and equipment, and other operating expense.

     Income taxes expressed as a percentage of earnings before income taxes were 29.5% and 33.4% in 1998 and 1997, respectively.

Financial Condition 1997 Compared to 1996

     During 1997, average total assets increased $4.7 million or 10.9% over 1996. Average deposits increased $2.6 million or 7.7% in 1997 over 1996. Average loans increased $2.8 million or 10.8% in 1997 over 1996.

     Total assets at December 31, 1997, were $49 million, representing a $3.4 million or 7.5% increase from December 31, 1996. Total deposits increased $2.8 million or 7.9% from 1996 to 1997 while total gross loans increased $2.2 million or 8.3% during 1997. Time deposits increased $1.3 million from 1996 to 1997 while all other deposit accounts increased $1.5 million in 1997. As the local economy remains strong, loan demand increased and the Bank showed increases in total gross loans. Nonperforming assets at December 31, 1997 were $137,000 compared to $114,000 at December 31, 1996. The majority of the increase is attributable to an increase of nonaccrual loans. There were no related party loans which were considered nonperforming at December 31, 1997.

Results of Operations 1997 Compared to 1996

     Net interest income increased by $119,000 or 6.6% in 1997. Net interest income at December 31, 1997, was $1.9 million compared to $1.8 million in 1996. The increase is primarily attributable to the increase in interest and fees on loans and interest on investment securities offset by increases in interest expense on total deposits. Net yield (tax equivalent) on interest earning assets (4.43% in 1997 and 4.58% in 1996) decreased approximately .15% in 1997 over 1996.

     The provision for loan losses in 1997 was $65,000 compared to $57,000 in 1996. The significant increase in the provision for loan losses was primarily attributable to the increase in the loan portfolio and an increase in non-accrual loans as compared to 1996. The provision for loan losses continues to reflect management's estimate of potential loan losses inherent in the portfolio and the creation of an allowance for loan losses adequate to absorb such losses. The allowance for loan losses represented approximately 1.14% and 1.15% of total loans outstanding at December 31, 1997 and 1996, respectively. Net chargeoffs were $44,000 and $43,000 during 1997 and 1996, respectively. The Bank outsources its loan review function. Management believes that these levels of allowance are appropriate based upon Abbeville's loan portfolio and the current economic conditions.

     Other operating income in 1997 was $300,000, which was an increase over 1996 of $15,000 or 5.4%. Other operating expenses increased $103,000 or 9% in 1997 over 1996 principally due to increases in employee benefits, premises and equipment and other operating expense.

     Income taxes expressed as a percentage of earnings before income taxes was 33.4% and 33.0% in 1997 and 1996, respectively.

Table 1 - Consolidated Average Balances, Interest, and Rates - Taxable Equivalent Basis

(dollars in thousands)

                                                                 Years Ended December 31,
                                                                 ------------------------
                                       1998                              1997                               1996
                                       ----                              ----                               ----
                                     Interest   Weighted               Interest   Weighted               Interest    Weighted
                          Average     Income/    Average      Average   Income/    Average     Average    Income/     Average
                          Balance     Expense     Rate        Balance   Expense     Rate       Balance    Expense      Rate
                          -------     -------     ----        -------   -------     ----       -------    -------      ----
ASSETS
Interest-earning assets:
  Loans..............    $ 28,657       2,736      9.55%       28,328    2,712      9.57%        25,574      2,513      9.83%
  Taxable investment
   securities........      12,362         727      5.88%       11,303      729      6.45%         9,554        616      6.45%
  Tax-free investment
   securities........       3,528         255      7.22%        2,340      173      7.38%         1,975        145      7.34%
Federal funds sold...       6,805         345      5.07%        3,036      171      5.63%         3,647        190      5.21%
                            -----         ---      ----         -----      ---      ----          -----        ---      ----
Total interest-
     earning assets..      51,352       4,063      7.91%       45,007    3,785      8.41%        40,750      3,464      8.50%
Other assets.........       2,348                               2,436                             2,041
                            -----                               -----                             -----
    Total assets.....    $ 53,700                              47,443                            42,792
                         ========                              ======                            ======


LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand
     deposits........    $ 10,279         228      2.22%        9,227      225      2.44%         8,833        210      2.38%
  Savings deposits ..       2,608          68      2.61%        2,189       58      2.65%         2,185         57      2.61%
  Other time deposits      24,513       1,370      5.59%       22,147    1,233      5.57%        20,436      1,158      5.67%
  FHLB advances and
     other borrowings       6,236         393      6.30%        4,779      274      5.73%         3,854        173      4.49%
                            -----         ---      ----         -----      ---      ----          -----        ---      ----

     Total interest-
      bearing liabilities  43,636       2,059      4.72%       38,342    1,790      4.67%        35,308      1,598      4.53%
Noninterest bearing
     demand deposits.       3,606                               3,261                             2,736
Other liabilities....       1,456                               1,183                               554
Stockholders' equity.       5,002                               4,658                             4,196
                            -----                               -----                             -----
      Total liabilities and
      stockholders' equity$53,700                              47,444                             42,794
                          =======                              ======                             ======

Tax-equivalent adjustment                  87                      59                                 49
                                           --                      --                                 --                     \

Net interest income..                   1,917                   1,936                              1,817
                                        =====                   =====                              =====
Interest rate spread.                              3.19%                            3.74%                               3.97%
Net interest margin..                              3.73%                            4.30%                               4.46%
Interest-earning assets/
 interest-bearing liabilities 117.68%                             117.39%                            115.42%


Consolidated Average Balances, Interest, and Rates

     Net interest income is determined by the amount of interest-earning assets compared to interest-bearing liabilities and their related yields and costs. The difference between the weighted average interest rates earned on interest-earning assets (i.e., loans and investment securities) and the weighted average interest rates paid on interest-bearing liabilities (i.e., deposits and borrowings) is called the net interest spread. Another measure of the difference in interest income earned versus interest expense paid is net interest margin. Net interest margin is calculated by dividing net interest income by average earning assets.

     Table 1 presents for the three years ended December 31, 1998, average balances of interest-earning assets and interest-bearing liabilities and the weighted average interest rates earned and paid on those balances. In addition, Table 1 presents interest rate spreads, net interest margins and the ratio of interest-earning assets versus interest-bearing liabilities for those years. Average interest-earning assets were $51 million in 1998 versus $45 million in 1997, and $41 million in 1996. Average interest-bearing liabilities were $44 million in 1998 versus $38 million in 1997 and $35 million in 1996. The interest rate spread was 3.19% in 1998 versus 3.74% in 1997 and 3.97% in 1996, while the net interest margin was 3.73% in 1998, 4.30% in 1997 and 4.46% in 1996.

     Table 2 shows the change in net interest income from 1998 to 1997 and from 1997 to 1996 due to changes in volumes and rates.

Table 2 - Rate/Volume  Variance Analysis - Taxable  Equivalent Basis

(dollars in thousands)


                                                              Years Ended December 31,
                                                  1998 Compared to 1997   1997 Compared to 1996
                                                  ---------------------  ----------------------
                                                          Rate/  Net            Rate/    Net
                                                  Volume  Yield Change  Volume  Yield   Change
Interest income:
  Loans ........................................     31     (7)     24    271     (65)    206
  Taxable investment securities ................     68    (64)      4    113    --       113
  Tax-free investment securities ...............     88     26     114     27       0      27
  Federal funds sold ...........................    212    (17)    195    (32)     15     (17)
                                                    ---    ---     ---    ---      --     ---
Total interest income ..........................    399    (62)    337    379     (50)    329
                                                    ---    ---     ---    ---     ---     ---
Interest expense:
  Interest bearing demand deposits .............     26    (20)      6      9       5      14
  Savings deposits .............................     11     (1)     10   --         1       1
  Other time deposits ..........................    132      5     137     97     (20)     77
  Other borrowings .............................     84     27     111     42      48      90
                                                     --     --     ---     --      --      --
     Total interest expense ....................    253     11     264    148      34     182
                                                    ---     --     ---    ---      --     ---
Net interest income ............................    146    (73)     73    231     (84)    147
                                                    ===    ===      ==    ===     ===     ===


Noninterest Income

     Noninterest  income totaled $352,00 in 1998,  $300,000 in 1997 and $285,000 in 1996. These increases were due to increases in service charges on deposit accounts.

Noninterest Expenses

     Salary and employee benefits increased to $674,000 in 1998 from $622,000 in 1997 and $549,000 in 1996. These increases were primarily due to normal increases in compensation. Occupancy expenses increased to $204,000 in 1998 from $174,000 in 1997 and $169,000 in 1996. Other expenses were $470,000 in 1998 versus $447,000 in 1997 and $422,000 in 1996. The increase in other operating expenses from 1997 to 1998 was due to an increase in various expenses such as advertising and data processing.

Investment Securities

     The composition of the investment securities portfolio reflects management's strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The portfolio also provides a balance to interest rate risk and credit risk in other categories of The Bank of Abbeville balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and providing securities to pledge as required collateral for certain deposits.

     Investment securities increased $6.3 million to $19.3 million at December 31, 1998 from $13 million at December 31, 1997. At December 31, 1998, $14.3 million or 74% of investment securities outstanding, were classified as available-for-sale. The overall increase in the amount of investments was due to the bank leveraging their capital by increasing their FHLB advances. At December 31, 1998, gross unrealized gains in the total portfolio amounted to $156,000 and gross unrealized losses amounted to $264,000.

     Table 3 reflects the carrying amount of the investment securities portfolio for the past three years.


Table 3 - Carrying Value of Investments

(dollars in thousands)
                                                December 31,
                                    1998           1997           1996
                                    ----           ----           ----
Securities Available-for-sale:
  U.S. Treasuries and agencies...  7,485          4,585          5,316
  Mortgage-backed securities.....  6,815          5,675          5,930
                                   -----          -----          -----
   Total.........................$14,300         10,260         11,246

Securities Held to Maturity:

   State, county and municipals..  5,003          2,800         2,123
                                   -----          -----         -----
        Total....................$19,303         13,060        13,369


Carrying Value of Investments

     The December 31, 1998 market value of securities held to maturity, as a percentage of amortized cost, was 102.2%, up from 101.5% at December 31, 1997. The market value of the securities held-to-maturity will change as interest rates change and such unrealized gains and losses will not flow through the earnings statement unless the related securities become permanently impaired or they are called at prices which differ from the carrying value at the time of the call.

Loans

     Gross loans receivable decreased by approximately $1 million in 1998 to $28.4 million from $29.4 million at December 31, 1997. This decrease was the result of a decline in commercial, financial and agricultural loans and real estate loans, partially offset by an increase in installment loans. As shown in Table 4, commercial, financial, and agricultural loans decreased approximately $26,000, installment loans increased approximately $586,000, and real estate mortgages decreased approximately $1.5 million.

Table 4 - Loan Portfolio

(dollars in thousands)

                                                                           December 31,
                                                                           ------------
                                            1998           1997               1996               1995             1994
                                            ----           ----               ----               ----             ----
                                            Percent           Percent            Percent            Percent           Percent
                                    Amount  of Total Amount   of Total  Amount   of Total   Amount  of Total Amount  of Total
                                    ------  ---------------   --------  ------   --------   ------  ---------------  --------
Commercial/financial/agricultural $    318   1.1       344       1.2       681     2.5      1,508     6.0    1,808      7.9
Real estate construction.......          -    -         -         -         -       -           6     0.0        4      0.0
Real estate mortgage...........     17,176  60.4    18,687      63.5    15,786    58.1     14,976    59.6   12,921     56.5
Installment loans to individuals    10,949  38.5    10,363      35.3    10,681    39.4      8,602    34.3    8,111     35.6
                                    ------  ----    ------      ----    ------    ----      -----    ----    -----     ----

Total loans....................     28,443   100    29,394       100    27,148     100     25,092     100   22,844      100
Less:
Allowance for loan losses......       (315)           (331)               (310)             (296)            (255)
                                      ----            ----                ----              ----             ----
     Total net loans...........     28,128          29,063              26,838            24,796           22,589

     Table 5 represents the expected maturities for commercial, financial, and agricultural loans and real estate construction loans at December 31, 1998. The table also presents the rate structure for these loans that mature after one year.


Table 5  - Loan Portfolio Maturity

(dollars in thousands)


                                                                                    Rate Structure for Loans
                                                       Maturity                       Maturity Over One Year
                                                       --------                       ----------------------
                                               Over One Year
                                 One Year        Through     Over Five           Floating or Adjustable   Predetermined
                                 or Less        Five Years      Years     Total      Interest Rate             Rate
                                 -------        ----------      -----     -----      -------------             ----
Commercial, financial, and
   agricultural................  $   152           151           15        318             134                 184
Real estate construction.......       -             -            -          -               -                   -

Provision and Allowance for Loan Losses

     Table 6 presents an analysis of activities in the allowance for loan losses for the past five years. An allowance for possible losses is provided through charges to the Bank's earnings in the form of a provision for loan losses. The provision for loan losses was $41,000 in 1998, $65,000 in 1997 and $57,000 in 1996. Management determines the level of the provision for loan losses based on outstanding loan balances, the levels of nonperforming assets, and reviews of assets classified as substandard, doubtful, or loss and larger credits, together with an analysis of historical loss experience, and current economic conditions.

     As shown in Table 6, the year-end allowance for loan losses decreased to $315,000 at December 31, 1998, from $331,000 at December 31, 1997. The allowance for loan losses was $310,000 at December 31, 1996. Total charge-offs in 1998 were $88,000 in 1998, $56,000 in 1997, and $51,000 in 1996. The allowance for loan losses was 1.12% of net  outstanding  loans at December  31,  1998,  versus
1.14% of net outstanding loans at December 31, 1997, and 1.15% of net outstanding loans at December 31, 1996.

     Management believes that the allowance for loan losses was both adequate and appropriate. However, the future level of the allowance for loan losses is highly dependent upon loan growth, loan loss experience, and other factors, which cannot be anticipated with a high degree of certainty.


Table 6 - Analysis of the Allowance for Loan Losses

(dollars in thousands)

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                      1998            1997          1996        1995         1994
                                                      ----            ----          ----        ----         ----
Average net loans...........................   $    28,657         28,328       25,574       23,968         21,215

Allowance for loan losses, beginning
  of the period.............................           331            310          296          255            284
Charge-offs for the period:
  Commercial/financial/agricultural.........            79             28           28           24             72
  Real estate construction loans ...........             -              -            -            -              -
  Real estate mortgage loans................             -              -           12            -              -
  Installment loans to individuals..........             9             28           11           12             12
                                                         -             --           --           --             --

Total charge-offs...........................            88             56           51           36             84
Recoveries for the period:
  Commercial/financial/agricultural.........            21              3            3            -              -
  Real estate construction loans............             -              -            -            -              -
  Real estate mortgage loans................             -              -            2            -              -
  Installment loans to individuals..........            10              9            3            1              5
                                                        --              -            -            -              -
Total recoveries............................            31             12            8            1              5
                                                        --             --            -            -              -
       Net charge-offs/(recoveries) for the period      57             44           43           35             80
Provision for loan losses...................            41             65           57           76             50
                                                        --             --           --           --             --
Allowance for loan losses, end of period....   $       315            331          310          296            255

Ratio of allowance for loan losses to total
 net loans outstanding .....................          1.12%           1.14%        1.16%        1.15%         1.13%

Ratio of net charge-offs/(recoveries) during the period
  to average net loans outstanding during the period   .20%            .16%         .17%         .14%          .38%


Asset Quality

     At December 31, 1998, non-performing assets totaled $262,000 compared to $137,000 at year-end 1997. There were no commitments to lend additional funds on nonaccrual loans at December 31, 1998. Table 7 summarizes the non-performing assets for each of the last five years.

Table 7 - Risk Elements

(dollars in thousands)

                                                                       December 31,
                                                   1998        1997         1996      1995         1994
                                                   ----        ----         ----      ----         ----
Loans on nonaccrual......................   $       251         118           67         2           46
Loans past due 90 days and still accruing            10          19           47         4          146
Other real estate owned..................             -           -            -         6           12
                                                                                         -           --
Total non-performing assets..............           261         137          114        12          204

Total non-performing loans as a
     percentage of net loans.............           .92%        .47%        .42%       .05%       .90%


Risk Elements

     There may be additional loans within the Bank's loan portfolio that may become classified as conditions may dictate; however, management was not aware of any such loans that are material in amount at December 31, 1998. At December 31, 1998, management was unaware of any known trends, events, or uncertainties that will have, or that are reasonably likely to have, a material effect on the Bank's liquidity, capital resources, or operations.

Deposits

     Total deposits increased approximately $6.4 million during 1998, totaling $44.4 million at December 31, 1998 versus $38 million at December 31, 1997. The maturities of time deposits of $100,000 or more issued by the Bank at December 31, 1998, are summarized in Table 8.

Table 8 - Maturities of Time Deposits Over $100,000

(dollars in thousands)

    Three months or less..................        $   9,313
    Over three months through six months..            1,278
    Over six months through twelve months.            1,479
    Over twelve months....................              828
                                                    -------
       Total..............................        $  12,898
                                                     ======

     At December 31, 1998, the Bank was a shareholder in the Federal Home Loan Bank of Atlanta ("FHLBA"), and had advances outstanding at December 31, 1998 of $3,000,000 at a fixed rate of 4.99% and a maturity of August 2008. Management anticipates continued utilization of this short- and long-term source of funds to minimize interest rate risk and to fund competitive fixed rate loans to customers.

Asset-Liability Management

     A primary objective of the Bank's asset and liability management program is to control exposure to interest rate risk (the exposure to changes in net interest income due to changes in market interest rates) so as to enhance its earnings and protect its net worth against potential loss resulting from interest rate fluctuations.

     Historically, the average term to maturity or repricing (rate changes) of assets (primarily loans and investment securities) has exceeded the average repricing period of liabilities (primarily deposits and borrowings). Table 9 provides information about the amounts of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 1998, that are expected to mature, prepay, or reprice in each of the future time periods shown (i.e., the interest rate sensitivity). As presented in this table, at December 31, 1998, the liabilities subject to rate changes within one year exceeded its assets subject to rate changes within one year. This mismatched condition subjects the Bank to interest rate risk within the one year period because the assets, due to their generally shorter term to maturity or repricing, are more sensitive to short-term interest rate changes than the liabilities. It is management's belief that the result of this position would be a decrease in net interest income if market interest rates rise and an increase in net interest income if market interest rates decline.

     Management carefully measures and monitors interest rate sensitivity and believes that its operating strategies offer protection against interest rate risk.

     Management has maintained positive ratios of average interest-earning assets to average interest-bearing liabilities. As represented in Table 1 this ratio, based on average balances for the respective years, was 118% in 1998, 117% in 1997 and 115% in 1996.

Table 9 - Interest Rate Sensitivity Analysis

(dollars in thousands)

                                                                       December 31, 1998
                                                                        -----------------
                                                                       Maturing or Repricing in
                                                                       ------------------------
                                                         Over 1 Year    Over 3 Years
                                          One Year        Through         Through              Over
                                           or Less        3 Years         5 Years             5 Years           Total
                                          ----------      ---------      ----------          -------           -----
Interest-earning assets:
 Adjustable rate mortgages............  $     197             20                -              406                623
 Fixed rate mortgages.................      3,923          6,572            5,827              231             16,553
 Other loans..........................      2,596          4,348            4,170              154             11,268
 Investment securities................        639          1,773            2,336           14,555             19,303
Interest-bearing deposits
   in other banks and Federal Funds sold    7,300              -                -                -              7,300
                                            -----                                                               -----
     Total interest-earning assets....     14,655         12,713           12,333           15,346             55,047
Interest-bearing liabilities:
 Fixed maturity deposits..............     23,390          3,550                -                -             26,940
 DDA accounts.........................     10,967              -                -                -             10,967
 Passbook accounts....................      3,044              -                -                -              3,044
Other borrowed funds..................      5,771              -                -                -              5,771
FHLB advances.........................          -              -                -            3,000              3,000
                                                                                             -----              -----

Total interest-bearing liabilities....  $  43,172          3,550                -            3,000             49,722
Interest rate sensitivity gap.........    (28,517)         9,163           12,333           12,346              5,325
Cumulative interest rate sensitivity gap  (28,517)       (19,354)          (7,021)           5,325                  -
Cumulative interest rate sensitivity gap
      to total assets.................      (48.7%)        (33.1%)          (11.9%)            9.1%                 -


     Table  10  represents  the  expected   maturity  of  the  total  investment
securities by maturity date and average yields based on amortized cost at December 31, 1998. It should be noted that the composition and maturity/repricing distribution of the investment portfolio is subject to change depending on rate sensitivity, capital needs, and liquidity needs.

Table 10 - Expected Maturity of Investment Securities

(dollars in thousands)

                                                      After One But      After Five But
                                  Within One Year   Within Five Years   Within Ten Years  After Ten Years     Totals
                                  ---------------   -----------------   ----------------  ---------------     ------
                                    Amount  Yield     Amount  Yield      Amount   Yield    Amount Yield
                                    ------  -----     ------  -----      ------   -----    ------------
Securities available-for-sale:
     U.S. Treasury and agencies..   $  304    6.60     2,664   5.96      4,017     6.44        -     -       6,985
     Mortgage-backed securities..      160    6.15       500   5.53      1,387     4.33     5,268  6.48      7,315

     Total                          $  464             3,164             5,404              5,268           14,300
Securities held-to-maturity:
     State, county and municipals      174    5.49       946   4.45      1,370     4.59     2,513  4.84      5,003

Total                               $  174               946             1,370              2,513            5,003

Total securities                    $  638             4,110             6,774              7,781           19,303


Liquidity

     The Bank's primary sources of liquidity (funds) are deposit inflows, loan repayments, proceeds from sales of loans and securities, advances from the
FHLBA, and earnings from investments. Short-term deposits, particularly noninterest-bearing checking accounts, are becoming a more significant source of liquidity than they have been historically to the Banks. There were $3 million in advances from the FHLBA at December 31, 1998, and advances of $1 million at December 31, 1997.

     Subject to certain limitations, the Bank may borrow funds from the FHLBA in the form of advances. Credit availability from the FHLBA to the Bank is based on the Bank's financial and operating condition. In addition to creditworthiness, the Bank must own a minimum amount of FHLBA capital stock. This minimum is 5.0% of outstanding FHLBA advances. The Bank uses FHLBA advances for both long-term and short-term liquidity needs. Other than normal banking operations, the Bank has no long-term liquidity needs. The Bank has never been involved with highly leveraged transactions that may cause unusual potential long-term liquidity needs.

     The consolidated statements of cash flows for the three years ended December 31, 1998 detail the Bank's sources and uses of funds for those periods.

Capital Resources and Dividends

     Stockholders' equity at December 31, 1998, increased 2.9% from December 31, 1997. This growth resulted from 1998 earnings, offset by the acquisition of certain treasury shares. Dividends of $190,000 or $.80 per share were declared and paid in 1998, compared to $.52 per share in 1997.

     Average stockholders' equity as a percent of total average assets is one measure used to determine capital strength. The ratio of average stockholders' equity to average total assets was 9.31% for 1998 and 9.82% for 1997. Table 11 summarizes these and other key ratios for the Bank for each of the last three years.

     The Federal Deposit Insurance Corporation Improvement Act required federal banking agencies to take "prompt corrective action" with regard to institutions that do not meet minimum capital requirements. As a result of the Act, the federal banking agencies introduced an additional capital measure called the "Tier 1 risk-based capital ratio." The Tier 1 ratio is the ratio of core capital to risk adjusted total assets. Note T to the consolidated financial statements presents a summary of the Act's capital tiers compared to the Bank's actual capital levels. The Bank exceeded all requirements of a "well-capitalized" institution at December 31, 1998.

Table 11 - Equity Ratios
                                           Years Ended December 31,
                                           ------------------------
                                          1998       1997      1996
                                          ----       ----      ----
Return on average assets...........       1.15%      1.30%     1.42%
Return on average equity...........      12.40%     13.29%    14.44%
Dividend payout ratio..............      30.65%     20.84%    21.29%
Average equity to average assets...       9.31%      9.82%     9.80%

Provision for Income Taxes

     The provision for income taxes was $259,000 in 1998, versus $310,000 in 1997, and $299,000 in 1996. The effective actual tax rates were 29.5% for 1998, 33.4% for 1997 and 33.0% for 1996 (tax provision as a percentage of income before taxes), respectively. See Abbeville's consolidated financial statements for an analysis of income taxes.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation. The liquidity and maturity structures of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Recent Accounting Pronouncements

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for
Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for hedging activities and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, but initial application of the statement must be made as of the beginning of the quarter. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. Abbeville believes the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or liquidity.

                                BUSINESS OF FLAG

General

     FLAG is a multi-bank holding company headquartered in LaGrange, Georgia. FLAG is the sole shareholder of Citizens Bank and First Flag. Citizens Bank is a state bank organized under the laws of the State of Georgia, with 10 banking offices located in 10 communities throughout Southern Georgia. First Flag Bank is a state bank organized under the laws of the State of Georgia with five offices in LaGrange, Georgia, which serve markets located in western Georgia. Through its subsidiaries, FLAG offers a full array of deposit accounts and retail and commercial banking services, engages in small business lending, residential and commercial real estate lending, mortgage banking services, brokerage services and performs real estate appraisal services. As of June 30, 1999, FLAG had total consolidated assets of $545, total consolidated deposits of $419, and total consolidated stockholders' equity of $48.

     As a routine part of its business, FLAG evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this proxy statement/prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve FLAG acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the FLAG common stock to be issued to holders of Abbeville common stock in the merger.

Directors and Executive Officers

     The directors of FLAG as the surviving corporation of the merger will be:

   Dennis D. Allen                      James W. Johnson
   Dr. A. Glenn Bailey                  Kelly R. Linch
   Leonard H. Bateman                   J. Preston Martin
   H. Speer Burdette, III               Joseph L. Savitz, Jr.
   Patti S. Davis                       Thomas D. Sherard, Jr.
   Fred A. Durand, III                  J. Daniel Speight, Jr.
   John S. Holle                        John W. Stewart, Jr.
                                        Robert W. Walters

     The executive officers of FLAG as the surviving corporation of the merger will be:

   John S. Holle            Chairman of the Board
   J. Daniel Speight, Jr.   President and Chief Executive Officer
   Charles O. Hinely        Chief Operating Officer and Executive Vice President
   Patti S. Davis           Chief Financial Officer, Senior Vice President
                            and Assistant Secretary
   J. Preston Martin        Senior Vice President

     Upon completion of the merger of Abbeville with and into FLAG, Thomas D. Sherard, Jr., President and Chief Executive Officer of Abbeville and Joseph L. Savitz, Jr., a director of Abbeville, will be elected as members of FLAG's Board of Directors. Upon completion of the merger of Hogansville with FLAG, John R. Hines, Jr., President and Chief Executive Officer of Hogansville, will be elected as a member of FLAG's Board of Directors. Upon the completion of the merger of Thomaston with a wholly-owned subsidiary of FLAG, Robert G. Cochran will be elected as a member of FLAG's Board of Directors. Additional persons may be elected as directors or executive officers following the merger. See "SUMMARY
- Recent Developments in FLAG's Business."

     The following section sets forth certain information regarding each of the persons who, after the consummation of the merger, will be a director or executive officer of FLAG. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

     Dennis D. Allen. Mr. Allen served as a director of The Brown Bank from 1981 until December 1998 and has served as the President and Chief Executive Officer of The Brown Bank since 1991. Following the merger of The Brown Bank with Citizens Bank, Mr. Allen has served as a member of the Board of Directors of FLAG and is President of The Brown Bank division of Citizens Bank. Mr. Allen is 42 years old.

     Dr. A. Glenn Bailey. Dr. Bailey is a physician and surgeon in LaGrange. He also serves as President of Chattahoochee Land & Investment and from 1980 to 1989 was President, of Clark-Holder Clinic, a LaGrange medical clinic. He has been a director of First Flag Bank since 1982 and a director of FLAG since 1994. Following the merger, Dr. Bailey will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Dr. Bailey is 64 years old.

     Leonard H. Bateman. Mr. Bateman has served as President and Chief Executive Officer of Empire Bancorp, Inc. and Empire Banking Corp. from 1986 until December 1998. Following consummation of the merger of Empire and FLAG, Mr. Bateman has served as a member of the Board of Directors of FLAG and as President of the Empire Banking Company division of Citizens Bank. Mr. Bateman is 51 years old.

     H. Speer Burdette, III. Mr. Burdette is an owner, director and Vice President/Treasurer of J. K. Boatwright & Co., P.C., an accounting firm located in LaGrange. He has been a director of First Flag Bank since 1993 and a director of FLAG since 1994. Following the merger, Mr. Burdette will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Burdette is 46 years old.

     Patti S. Davis. Ms. Davis served as Executive Vice President and Chief Financial Officer of Middle Georgia since 1994 until Middle Georgia merged with FLAG in March 1998. Ms. Davis has been Senior Vice President and Chief Financial Officer of Citizens Bank since 1990. Following the consummation of the merger of Middle Georgia and FLAG, Ms. Davis has served as a Senior Vice President and as a member of the Board of Directors of FLAG and, since July 1998, has served as Chief Financial Officer of FLAG. In addition, Ms. Davis continues to act as Senior Vice President and Chief Financial Officer of Citizens Bank. Following the merger, Ms. Davis will continue to act in these capacities. Ms. Davis and J. Daniel Speight, Jr. are cousins. Ms. Davis is 42 years old.

     Fred A. Durand, III. Mr. Durand is President, Chief Executive Officer and a director of Durand-Wayland, Inc., a manufacturer of produce sorting and spray equipment. He has been a director of First Flag Bank since 1990 and director of FLAG since 1994. Following the merger, Mr. Durand will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Durand is 57 years old.

     Charles O. Hinely. Mr. Hinely has served as Executive Vice President and Chief Operating Officer of FLAG since December 1997. Mr. Hinely has 30 years of banking and financial industry related experience. He has worked for Citizens and Southern National Bank and was a principal of Bank Management Resources, Inc. (BMR Financial Group) and LSI Partners, Inc. Following the merger, Mr. Hinely will continue to serve as Executive Vice President and Chief Operating Officer of FLAG. Mr. Hinely is 52 years old.

     John S. Holle. Mr. Holle served as Chairman of the Board, President, Chief Executive Officer and as a director of FLAG since 1993, and he has been President, Chief Executive Officer and a director of First Flag Bank since 1985 and Chairman of the Board of First Flag Bank since 1990. Following the merger of FLAG and Middle Georgia, Mr. Holle has served as Chairman of the Board of FLAG and President, Chief Executive Officer and a member of the Board of Directors of First Flag Bank and as a director of Citizens Bank. Mr. Holle also has been Chairman of the Board and President of First Flag Bank's wholly-owned subsidiary, Piedmont, since 1986. Following the merger, Mr. Holle will continue to be the Chairman of the Board of FLAG and will continue to serve as a member of the Board of Directors of FLAG. In addition, Mr. Holle will continue to act as President, Chief Executive Officer and a member of the Board of Directors of First Flag Bank and as a director of Citizens Bank following the merger. Mr. Holle is 49 years old.

     James W. Johnson. Mr. Johnson is the President of McCannie Motor and Tractor Company, Inc., a retail seller of tractors and implement equipment and President of McCannie Indement Company. He served as a director of Middle Georgia and Citizens Bank since 1982 until the merger of FLAG and Middle Georgia. Following the merger of FLAG and Middle Georgia, Mr. Johnson has served as a member of the Board of Directors of FLAG and continues to serve as a director of Citizens Bank. Following the merger, Mr. Johnson will continue in these capacities. Mr. Johnson is 58 years old.

     Kelly R. Linch. Mr. Linch is owner of Linch's, Inc., a retail appliance and electronics store in LaGrange. He has been a director of First Flag Bank since 1986 and a director of FLAG since 1994. Following the merger, Mr. Linch will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Linch also is a director of Key Distributors of Georgia, Inc. Mr. Linch is 56 years old.

     J. Preston Martin. Mr. Martin served as the President and Chief Executive Officer of Three Rivers and as President of Bank of Milan from 1986 until May 1998 when Three Rivers merged with and into FLAG. Mr. Martin currently serves as Senior Vice President, on the Boards of Directors of FLAG, Citizens Bank and Milan and as President of the Bank of Milan division of Citizens Bank. Mr. Martin is 46 years old.

     Joseph L. Savitz, Jr. Mr. Savitz has served as a director of Abbeville from 1987 until 1991 and from 1993 until present. Following the merger Mr. Savitz will serve as a member of the Board of Directors of FLAG. Mr. Savitz has served as the mayor of Abbeville since 1986 and is the owner of and pharmacist of Savitz Drug Store. Mr. Savitz is 68 years old.

     Thomas D. Sherard, Jr. Mr. Sherard has served as President and Chief Executive Officer of Abbeville since it was formed in 1997. Following the merger, Mr. Sherard will serve as a member of the Board of Directors of FLAG. Mr. Sherard has served as President of The Bank of Abbeville since 1987 and will continue to be President after the merger. Mr. Sherard is 44 years old.

     J. Daniel Speight, Jr. Mr. Speight served as Chief Executive Officer and as a director of Middle Georgia since 1989 and has been President and Chief Executive Officer of Citizens Bank since 1984. Following the merger of FLAG and Middle Georgia, Mr. Speight has served as the President and Chief Executive Officer of FLAG, and as a member of the Board of Directors of FLAG. In addition, Mr. Speight serves as President and Chief Executive Officer and a director of Citizens Bank and as a director of First Flag Bank. Following the merger, Mr. Speight will continue to act in these capacities. Mr. Speight is 42 years old.

     John W. Stewart, Jr. Mr. Stewart is an owner, Chairman of the Board and President of Stewart Wholesale Hardware Company, a wholesale grocery and hardware business in LaGrange. He has been a director of First Flag Bank since 1982 and a director of FLAG since 1994. Following the merger, Mr. Stewart will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Stewart is 65 years old.

     Robert W. Walters. Mr. Walters retired in March 1996 as owner and director of The Mill Store, Inc., a retail and contract floor covering business in LaGrange. He has been a director of First Flag Bank since 1982 and a director of FLAG since 1994. Following the merger, Mr. Walters will continue to serve as a member of the Boards of Directors of both FLAG and First Flag Bank. Mr. Walters is 66 years old.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the three months ended March 31, 1999, and for each of the three years in the period ended December 31, 1998 (collectively, the "Pro Forma Earnings Statements"), combine the historical financial statements of FLAG with Abbeville after giving effect to the merger using the pooling of interests method of accounting. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at March 31, 1999, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger were consummated on January 1, 1996, the earliest beginning of the period presented. The following financial statements do not reflect any anticipated cost savings which may be realized by FLAG after consummation of the merger.

     The pro forma information does not purport to represent what FLAG's and Abbeville's combined results of operations actually would have been if the merger had occurred on January 1, 1996.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES

                 Pro Forma Condensed Consolidated Balance Sheet
                                 March 31, 1999
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                   Pro          Other
                                                                 Pro Forma        Forma        Pending      Pro Forma   Pro Forma
                                             FLAG   Abbeville    Adjustments   Combined     Acquisitions   Adjustments  Combined
                                             ----   ---------    -----------   --------     ------------   -----------  --------
ASSETS
Cash and due from banks                  $  17,138     1,951        -              19,089       1,950      -              21,039
Federal funds sold                           2,000     3,975        -               5,975       2,700      -               8,675
                                             -----     -----                        -----       -----                      -----

     Cash and cash equivalents              19,138     5,926        -              25,064       4,650      -              29,714
Interest-bearing deposits                    1,039        -         -               1,039       4,318      -               5,357
Securities held to maturity                  4,107     6,307        -              10,414      10,027      -              20,441
Securities available for sale               67,528    16,464        -              83,992      10,427      -              94,419
Trading securities                             324        -         -                 324          -       -                 324
Other investments                            7,267        -         -               7,267          -       -               7,267
Mortgage loans held for sale                 2,836        -         -               2,836       4,071      -               6,907
Loans                                      395,074    28,499        -             425,573      46,003      -             469,576
Premises and equipment                      14,340     1,182        -              15,522       2,821      -              18,343
Other assets                                19,861     1,098        -              20,959       3,755      -              24,714
                                            ------     -----                       ------       -----                     ------
        Total assets                     $ 531,514    59,476        -             590,990      86,072      -             677,062
                                         =========    ======                      =======      ======                    =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Non-interest bearing                $  44,955     3,600        -              48,555       6,417      -              54,972
     Interest bearing                      376,664    41,771        -             418,435      69,657      -             488,092
                                           -------    ------                      -------      ------                    -------

        Total deposits                     421,619    45,371        -             466,990      76,074      -             543,064
Accrued expenses and other liabilities       9,868       355        -              10,223         904      -              11,127
Federal Home Loan Bank Advances             47,352     3,000        -              50,352          -       -              50,352
Federal funds purchased                      3,000        -         -               3,000          -       -               3,000
Other borrowed funds                         1,080     5,729        -               6,809          -       -               6,809
                                             -----     -----                        -----                                  -----
        Total liabilities                  482,919    54,455        -             537,374      76,978      -             614,352
                                           -------    ------                      -------      ------                    -------
Stockholders' equity:
     Preferred stock                            -         -         -                  -           -       -                   -
     Common stock                            6,562     1,244      (419)             7,387         780     921              9,088
     Capital surplus                        10,500     2,121       169             12,790       2,174  (1,357)            13,607
     Retained earnings                      29,542     2,058        -              31,600       6,570      -              38,170
     Accumulated other comprehensive
         income                              1,991      (152)       -               1,839           6      -               1,845
     Treasury stock                             -       (250)      250                 -         (436)    436                   -
                                                        ----       ---                           ----     ---
     Total stockholders' equity             48,595     5,021        -              53,616       9,094      -              62,710
                                            ------     -----                       ------       -----                     ------
        Total liabilities and equity    $  531,514    59,476        -             590,990      86,072      -             677,062
                                        ==========    ======                      =======      ======                    =======


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Consolidated Statement of Earnings
                    For the Three Months Ended March 31, 1999
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                                                       Other
                                                                                                      Pending
                                                          FLAG        Abbeville      Pro Forma     Transactions     Pro Forma
                                                          ----        ---------      ---------     ------------     ---------
Interest income                                         $ 10,977        1,034         12,011           1,502         13,513
Interest expense                                           5,119          547          5,666             756          6,422
                                                           -----          ---          -----             ---          -----
         Net interest income                               5,858          487          6,345             746          7,091

Provision for loan losses                                    345           18            363              17            380
                                                             ---           --            ---              --            ---
         Net interest income after provision
              for loan losses                              5,513          469          5,982             729          6,711

Noninterest income:
    Service charges and fees                               1,205           77          1,282              94          1,376
    Net realized gains on the sale of assets                 581           -             581             340            921
    Other                                                    320           24            344              95            439
                                                             ---           --            ---              --            ---
Total noninterest income                                   2,106          101          2,207             529          2,736

Noninterest expense:
    Salaries and benefits                                  3,096          170          3,266             588          3,854
    Occupancy                                                711           54            765             192            957
    Other                                                  2,284          123          2,407             262          2,669
                                                           -----          ---          -----             ---          -----
Total noninterest expense                                  6,091          347          6,438           1,042          7,480

    Earnings before taxes                                  1,528          223          1,751             216          1,967

    Income tax expense                                       477           71            548              75            623
                                                             ---           --            ---              --            ---
    Net earnings                                         $ 1,051          152          1,203             141          1,344
                                                         =======          ===          =====             ===          =====
Basic earnings per share                                $   0.16         0.64           0.18                           0.20

Weighted average shares outstanding                        6,561          237          7,387                          9,050


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Consolidated Statement of Earnings

                      For the Year Ended December 31, 1998
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                                                      Other
                                                                                                     Pending
                                                          FLAG        Abbeville     Pro Forma     Acquisitions   Pro Forma
                                                          ----        ---------     ---------     ------------   ---------
Interest income                                        $ 44,732          3,976         48,708         6,441        55,149
Interest expense                                         21,909          2,059         23,968         3,310        27,278
                                                         ------          -----         ------         -----        ------
    Net interest income                                  22,823          1,917         24,740         3,129        27,869

Provision for loan losses                                 3,382             41          3,423            93         3,516
                                                          -----             --          -----            --         -----
    Net interest income after provision
         for loan losses                                 19,441          1,876         21,317         3,036        24,353

Noninterest income:
    Service charges and fees                              4,619            265          4,884         2,349         7,233
    Net realized gains on the sale of assets              1,202             30          1,232            29         1,261
    Other                                                 1,618             57          1,675           135         1,810
                                                          -----             --          -----           ---         -----
Total noninterest income                                  7,439            352          7,791         2,513        10,304
Noninterest expense
    Salaries and benefits                                10,949            674         11,623         2,342        13,965
    Occupancy                                             3,931            204          4,135           428         4,563
    Other                                                 9,737            470         10,207         1,494        11,701
                                                          -----            ---         ------         -----        ------
Total noninterest expense                                24,617          1,348         25,965         4,264        30,229
    Earnings before income taxes                          2,263            880          3,143         1,287         4,430

Income tax expense                                          303            259            562           405           967
                                                            ---            ---            ---           ---           ---
    Net earnings                                    $     1,960            621          2,581           882         3,463
                                                    ===========            ===          =====           ===         =====
Basic earnings per share                          $         .30           2.61           0.35                        0.38

Weighted average shares outstanding                       6,555            238          7,383                       9,047


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Consolidated Statement of Earnings

                      For the Year Ended December 31, 1997
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                                                   Other
                                                                                                  Pending
                                                         FLAG        Abbeville     Pro Forma   Acquisitions      Pro Forma
                                                         ----        ---------     ---------   ------------      ---------
Interest income                                      $  38,730          3,726         42,456        6,405        48,861
Interest expense                                        18,623          1,790         20,413        3,239        23,652
                                                        ------          -----         ------        -----        ------
    Net interest income                                 20,107          1,936         22,043        3,165        25,208

Provision for loan losses                                1,596             65          1,661          106         1,767
                                                         -----             --          -----          ---         -----
    Net interest income after provision
         for loan losses                                18,511          1,871         20,382        3,059        23,441

Noninterest income:
    Fees and service charges                             4,232            234          4,466        2,246         6,712
    Net realized gains on the sale of assets               909             20            929      -                 998
    Other operating income                               1,002             46          1,048          120         1,168
                                                         -----             --          -----          ---         -----
Total noninterest income                                 6,143            300          6,443        2,435         8,878
Noninterest expense:
    Salaries and employee benefits                       8,913            622          9,535        2,310        11,845
    Occupancy                                            3,351            174          3,525          408         3,933
    Other operating expenses                             6,260            447          6,707        1,326         8,033
                                                         -----            ---          -----        -----         -----
Total noninterest expense                               18,524          1,243         19,767        4,044        23,811

    Earnings before income taxes                         6,130            929          7,059        1,450         8,509

Income tax expense                                       1,820            310          2,130          485         2,615
                                                         -----            ---          -----          ---         -----
    Net earnings                                     $   4,310            619          4,929          965         5,894
                                                     =========            ===          =====          ===         =====

Basic earnings per share                            $     0.66           2.49           0.67                       0.65

Weighted average shares outstanding                      6,519            249          7,385                      9,048


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Consolidated Statement of Earnings
                      For the Year Ended December 31, 1996
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                                                   Other
                                                                                                  Pending
                                                         FLAG        Abbeville     Pro Forma   Acquisitions     Pro Forma
                                                         ----        ---------     ---------   ------------     ---------
Interest income                                      $  34,608           3,415      38,023          6,164         44,187
Interest expense                                        16,374           1,598      17,972          3,210         21,182
                                                        ------           -----      ------          -----         ------
    Net interest income                                 18,234           1,817      20,051          2,954         23,005

Provision for loan losses                                4,475              57       4,532             92          4,624
                                                         -----              --       -----             --          -----
    Net interest income after provision
         for loan losses                                13,759           1,760      15,519          2,862         18,381

Noninterest income:
    Service charges and fees                             3,802             219       4,021          2,261          6,282
    Net realized gains on the sale of assets               752              34         786             51            837
    Other                                                  662              31         693            108            801
                                                           ---              --         ---            ---            ---

Total noninterest income                                 5,216             284       5,500          2,420          7,920

Noninterest expense:
    Salaries and benefits                                7,553             549       8,102          2,280         10,382
    Occupancy                                            2,660             169       2,829            408          3,237
    Other                                                6,613             422       7,035          1,540          8,575
                                                         -----             ---       -----          -----          -----
Total noninterest expense                               16,826           1,140      17,966          4,228         22,194
    Earnings before taxes                                2,149             904       3,053          1,054          4,107

Income tax expense                                         451             299         750            347          1,097
                                                           ---             ---         ---            ---          -----
    Net earnings                                     $   1,698             605       2,303            707          3,010
                                                     =========             ===       =====            ===          =====
Basic earnings per share                            $     0.26            2.43        0.31                          0.33

Weighted average shares outstanding                      6,481             249       7,348                         9,013


See accompanying notes to pro forma condensed consolidated financial statements.

                   FLAG FINANCIAL CORPORATION AND SUBSIDIARIES

              Notes to Consolidated Pro Forma Financial Statements


(1) The unaudited pro forma consolidated balance sheet as of March 31, 1999 and consolidated statements of earnings for the three months ended March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996 have been prepared based on the historical consolidated balance sheets and statements of earnings, which give effect to the Merger of Abbeville with and into FLAG accounted for as a pooling of interests, based on the exchange of 3.48 shares of FLAG Common Stock for each outstanding share of Abbeville Common Stock.

(2) In the opinion of management of the respective companies included above, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

                              SHAREHOLDER PROPOSALS

     Proposals of stockholders of FLAG intended to be presented at the 2000 annual meeting of stockholders must be received by FLAG at its principal executive offices on or before the date that is 120 calendar days in advance of the date of FLAG's 1999 proxy statement released to security holders in order to be included in FLAG's proxy statement and proxy relating to the 2000 annual meeting of stockholders. Based on the date of the mailing of this proxy statement/prospectus, the specific date by which proposals of stockholders of FLAG intended to be represented at the 2000 annual meeting of stockholders must be received by FLAG in order to be included in FLAG's 2000 proxy statement is December 15, 1999.


                                     EXPERTS

     The restated consolidated financial statements of FLAG and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, incorporated by reference herein and in the registration statement, have been audited by Porter Keadle Moore, LLP, independent certified public accountants, which are included in the FLAG Annual Report to Shareholders which is incorporated by reference in FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. The financial statements audited by Porter Keadle Moore, LLP have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of FLAG and subsidiary for the year ended December 31, 1996, included in the restated consolidated financial statements of FLAG, incorporated herein and in the registration statement by reference, have been audited by Robinson, Grimes and Company, P.C. independent certified public accountants. The financial statements audited by Robinson, Grimes and Company P.C., have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Three Rivers Bancshares, Inc. as of December 31, 1997 and 1996 and for each of the years in the two year period ended December 31, 1997, included in the restated consolidated financial statements of FLAG, incorporated herein and in the registration statement by reference, have been audited by Thigpen, Jones, Seaton & Co., P.C., independent certified public accountants. The financial statements audited by Thigpen, Jones, Seaton & Co., P.C. have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Abbeville as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, are contained herein and in the Registration Statement in reliance upon the report of Tourville, Simpson & Henderson, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     The legality of the shares of FLAG common stock to be issued in the merger and certain tax consequences of the merger will be passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                  OTHER MATTERS

     Management of Abbeville does not know of any matters to be brought before the Special Meeting other than those described above. If any other matters properly come before the Special Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

                        INDEX TO ABBEVILLE FINANCIAL DATA

                                                                            Page
                                                                            ----

Consolidated Balance Sheets as of March 31, 1999 and 1998 (Unaudited)........F-2
Consolidated Statements of Earnings for the Three Months
     Ended March 31, 1999 and 1998 (Unaudited)...............................F-3
Consolidated Statements of Comprehensive Income for the Three Months Ended
     March 31, 1999 and 1998 (Unaudited).....................................F-4
Consolidated Statements of Cash Flows for the Three Months Ended
     March 31, 1999 and 1998 (Unaudited).....................................F-5
Notes to Consolidated Financial Statements (Unaudited).......................F-6
Report of Independent Certified Public Accountants...........................F-7
Consolidated Balance Sheets as of December 31, 1998
     and 1997................................................................F-8
Consolidated Statements of Income for the Years Ended
     December 31, 1998, 1997 and 1996........................................F-9
Consolidated Statements of Changes in Stockholders' Equity
     for the Years Ended December 31, 1998, 1997 and 1996...................F-11
Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1997 and 1996.......................................F-12
Notes to Consolidated Financial Statements..................................F-13

                          Abbeville Capital Corporation
                           Consolidated Balance Sheets
                             March 31, 1999 and 1998

                                     Assets

                                                       1999          1998
                                                   -----------   -----------
Cash and due from banks .........................  $ 1,951,226     1,584,880
Federal funds sold ..............................    3,975,407     4,060,981
                                                   -----------   -----------
            Cash and cash equivalents ...........    5,926,633     5,645,861

Securities available for sale ...................   16,463,510    10,397,601
Securities held to maturity .....................    6,306,594     3,638,303
Securities sold under resell agreements .........         --       1,200,000
Loans ...........................................   28,499,414    29,614,718
Premises and equipment ..........................    1,182,043       973,335
Accrued interest receivable and other assets ....    1,098,117       930,189
                                                   -----------   -----------
            Total assets ........................  $59,476,311    52,400,007
                                                   ===========   ===========

                      Liabilities and Shareholders' Equity

Deposits:
    Demand ...................................... $  3,599,575     3,684,776
    Interest bearing demand .....................   11,102,055    10,354,943
    Savings .....................................    3,287,949     2,447,584
    Time ........................................   27,381,463    23,825,616
                                                  --==--------  ------------
            Total deposits ......................   45,371,042    40,312,919

Federal Home Loan Bank Advances .................    3,000,000     1,000,000
Securities sold under repurchase agreements .....    5,728,656     5,703,319
Accrued interest payable and other liabilities ..      355,178       567,326
                                                  ------------  ------------
            Total liabilities ...................   54,454,876    47,583,564

Shareholders' equity:
    Common stock ................................    1,243,805     1,243,805
    Capital surplus .............................    2,121,007     2,121,007
    Retained earnings ...........................    2,058,408     1,810,302
    Treasury stock ..............................     (249,612)     (249,612)
    Accumulated other comprehensive income ......     (152,173)     (109,059)
                                                  ------------   ------------
            Total shareholders' equity ..........    5,021,435     4,816,443
                                                  ------------   ------------
            Total liabilities and
               shareholders' equity.............. $ 59,476,311    52,400,007
                                                  ============   ============

                          Abbeville Capital Corporation
                       Consolidated Statements of Earnings
               For the Three Months Ended March 31, 1999 and 1998


                                                          1999         1998
                                                          ----         ----
Interest income:
    Loans $ .........................................    666,045      691,073
    Federal funds sold ..............................     92,884       68,337
    Investments-Taxable .............................    212,599      164,785
    Investments-Nontaxable ..........................     62,665       39,396
    Securities purchased under resell agreements ....       --         21,443
                                                       ---------   ----------
           Total Interest Income ....................  1,034,193      985,034
                                                       ---------   ----------
 Interest expense:
    Deposits ........................................    432,339      403,664
    Securities sold under repurchase agreements .....     73,398       81,187
    Federal Home Loan Bank advances .................     40,907       16,027
                                                       ---------   ----------
           Total interest expense ...................    546,644      500,878
                                                       ---------   ----------
           Net interest income ......................    487,549      484,156

 Provision for loan losses ..........................     17,500       10,000
                                                       ---------   ----------
          Net interest income after
               provision for loan loss                   470,049      474,156
                                                       ---------   ----------
 Non interest income:
    Service charges and fees ........................     76,566       58,442
    Other ...........................................     24,208       10,824
                                                       ---------   ----------
          Total non interest income .................    100,774       69,266
                                                       ---------   ----------
Non interest expense:
    Salaries and benefits ...........................    170,323      166,459
    Occupancy .......................................     54,025       49,385
    Other ...........................................    123,017      109,876
                                                       ---------   ----------
          Total noninterest expense .................    347,365      325,720
                                                       ---------   ----------
           Income before taxes ......................    223,458      217,702

 Income tax expense .................................     70,552       72,912
                                                       ---------   ----------
           Net earnings ............................. $  152,906      144,790
                                                       =========   ==========
Basic earnings per share ............................ $     0.64         0.60
                                                      ==========   ==========
Average shares outstanding ..........................    237,415      241,197
                                                      ==========   ==========

                          Abbeville Capital Corporation
                 Consolidated Statements of Comprehensive Income
               For the Three Months Ended March 31, 1999 and 1998


                                                             1999         1998
                                                          ---------    ---------
Net income .............................................. $ 152,906     144,790

Other comprehensive income, net of tax

     Unrealized losses on securities during the period ..   (14,204)     (9,738)

     Less: reclassification adjustment for gains
          included in net income.........................      --          --
                                                          ---------   ---------

Other comprehensive income (loss) .......................   (14,204)     (9,738)
                                                          ---------   ---------

Comprehensive income .................................... $ 138,702     135,052
                                                          =========   =========


The accompanying notes are an integral part of the consolidated financial statements.

                          Abbeville Capital Corporation
                      Consolidated Statements of Cash Flows
                             March 31, 1999 and 1998


                                                            1999         1998
                                                            ----         ----
Cash flows from operating activities:
   Net earnings ...................................... $   152,906      144,790
   Adjustments to reconcile net earnings
     to net cash provided by operating activities:
Depreciation, amortization and accretion .............      22,708       28,141
      Provision for loan losses ......................      17,500       10,000
      Change in other ................................    (163,803)     281,133
                                                       -----------   ----------
          Net cash provided by operating activities ..      29,311      464,064
                                                       -----------   ----------
Cash flows from investing activities: ................
securities sold under resell agreements ..............        --        400,000
   Proceeds from maturities of securities
      available for sale..............................     300,000         --
   Purchases of securities available for sale ........  (2,470,958)    (147,589)
   Purchases of securities held to maturity ..........  (1,303,350)    (838,706)
   Change in loans ...................................    (388,098)    (562,067)
   Purchases of premises and equipment ...............        (334)      (3,830)
                                                       -----------   ----------
          Net cash used in investing activities ......  (3,862,740)  (1,152,192)
                                                       -----------   ----------
Cash flows from financing activities:
   Net change in deposits ............................     908,011    2,254,687
   Change in securities sold under
     repurchase agreements ...........................     150,412      894,297
   Purchase of treasury stock ........................        --       (249,612)
   Dividends paid ....................................    (189,932)        --
                                                       -----------   ----------
          Net cash provided by investing activities ..     868,491    2,899,372
                                                       -----------   ----------
          Net change in cash and cash equivalents ....  (2,964,938)   2,211,244

Cash and cash equivalents at beginning of year .......   8,891,571    3,434,617
                                                       -----------   ----------
Cash and cash equivalents at end of year ............. $ 5,926,633    5,645,861
                                                       ===========   ==========

                          Abbeville Capital Corporation
                   Notes to Consolidated Financial Statements
                                   (Unaudited)


(1)  Organization and Basis of Presentation
     --------------------------------------
     Abbeville Capital Corporation (the "Company"), a bank holding company, owns 100% of the outstanding common stock of The Bank of Abbeville (the "Bank"), which operates in the Abbeville, South Carolina area.

     The consolidated financial statements includes the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

     The interim financial statements included herein are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim period presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended March 31, 1999 are not necessarily indicative of the results of a full year's operations.

     The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles (GAAP) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
Abbeville Capital Corporation
Abbeville, South Carolina


We have audited the accompanying consolidated balance sheets of Abbeville Capital Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abbeville Capital Corporation and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





/s/ Tourville, Simpson & Henderson
February 4, 1999
Columbia, South Carolina

                          ABBEVILLE CAPITAL CORPORATION
                           Consolidated Balance Sheets

                                                            December 31,
                                                         1998          1997
                                                         ----          ----
Assets
Cash and cash equivalents:
   Cash and due from banks ......................... $  1,591,795  $  2,056,841
   Federal funds sold ..............................    7,299,776     1,377,776
                                                     ------------  ------------
                                                        8,891,571     3,434,617

Securities purchased under agreements to resell ....         --       1,600,000

Investment securities:
   Securities available-for-sale ...................   14,299,657    10,259,793
   Securities held-to-maturity (estimated market
     value: 1998 - $5,114,103; 1997 - $2,841,369) ..    5,003,244     2,799,597
                                                     ------------  ------------
                                                       19,302,901    13,059,390

Loans receivable ...................................   28,453,613    29,410,097
   Less unearned income ............................       (9,589)      (16,498)
   Less allowance for loan losses ..................     (315,208)     (330,948)
                                                     ------------  ------------
      Loans, net ...................................   28,128,816    29,062,651

Premises and equipment, net ........................    1,206,118       993,505
Accrued interest receivable ........................      390,552       434,827
Other assets .......................................      621,157       467,245
                                                     ------------  ------------
            Total assets ........................... $ 58,541,115  $ 49,052,235
                                                     ============  ============
Liabilities
Deposits:
   Non-interest bearing transaction accounts ....... $  3,512,376  $  3,699,057
   Interest bearing transaction accounts ...........   10,966,393     9,264,736
   Savings .........................................    3,044,433     2,313,442
   Time deposits $100,000 and over .................    6,653,348     4,150,983
   Other time deposits .............................   20,286,481    18,630,014
                                                     ------------  ------------
                                                       44,463,031    38,058,232

Securities sold under agreements to repurchase .....    5,578,244     4,809,022
Advance from Federal Home Loan Bank ................    3,000,000     1,000,000
Short-term borrowings ..............................      193,000          --
Accrued interest payable ...........................      212,931       193,048
Other liabilities ..................................       21,244        61,571
                                                     ------------  ------------
            Total liabilities ......................   53,468,450    44,121,873
                                                     ------------  ------------
Stockholders' equity
Common stock, $5.00 par value; 1,000,000 shares
   authorized; 248,761 shares issued
   and outstanding..................................    1,243,805     1,243,805
Capital surplus ....................................    2,121,007     2,121,007
Accumulated other comprehensive income .............     (137,969)      (99,321)
Retained earnings ..................................    2,095,434     1,664,871
Treasury stock (11,346 shares in 1998) .............     (249,612)         --
                                                     ------------  ------------
            Total stockholders' equity .............    5,072,665     4,930,362
                                                     ------------  ------------
            Total liabilities and
               stockholders' equity ................ $ 58,541,115  $ 49,052,235
                                                     ============  ============

The accompanying notes are an integral part of the consolidated financial statements

                          ABBEVILLE CAPITAL CORPORATION
                        Consolidated Statements of Income

                                                         Year ended December 31,
                                                         -----------------------
                                                            1998         1997
                                                         ----------   ----------
Interest income
   Loans, including fees .............................   $2,735,533   $2,712,456
   Investment securities, taxable ....................      727,354      728,824
   Investment securities, tax-exempt .................      167,537      113,790
   Federal funds sold ................................      284,207       98,352
   Securities purchased under agreements to resell ...       61,495       72,609
                                                         ----------   ----------
                                                          3,976,126    3,726,031
                                                         ----------   ----------
Interest expense
   Time deposits $100,000 and over ...................      270,929      259,518
   Other deposits ....................................    1,394,960    1,255,618
   Securities sold under agreements to repurchase ....      293,468      209,512
   Advance from Federal Home Loan Bank ...............      100,144       64,998
                                                         ----------   ----------
                                                          2,059,501    1,789,646
                                                         ----------   ----------
Net interest income ..................................    1,916,625    1,936,385
Provision for loan losses ............................       41,000       65,000
                                                         ----------   ----------
Net interest income after provision for loan losses ..    1,875,625    1,871,385
                                                         ----------   ----------
Other income
   Service charges on deposit accounts ...............      264,659      233,889
   Gain on sales of investment securities ............         --            783
   Credit life insurance commissions .................       30,534       19,011
   Other income ......................................       56,725       46,196
                                                         ----------   ----------
                                                            351,918      299,879
                                                         ----------   ----------
Other expense
   Salaries and employee benefits ....................      673,715      621,670
   Premises and equipment ............................      203,966      174,262
   Other operating expense ...........................      470,342      446,725
                                                         ----------   ----------
                                                          1,348,023    1,242,657
                                                         ----------   ----------
Income before income taxes ...........................      879,520      928,607

Income tax provision .................................      259,025      309,967
                                                         ----------   ----------
Net income ...........................................   $  620,495   $  618,640
                                                         ==========   ==========

   Basic earnings per share ..........................   $     2.61   $     2.49
   Diluted earnings per share ........................   $     2.61   $     2.49


The accompanying notes are an integral part of the consolidated financial statements.

                          ABBEVILLE CAPITAL CORPORATION
                 Consolidated Statements of Comprehensive Income

                                                         Year ended December 31,
                                                         -----------------------
                                                            1998         1997
                                                         ---------    ----------
Net income ...........................................   $ 620,495    $ 618,640
                                                         ---------    ---------
Other comprehensive income, net of tax

   Unrealized gains (losses) on securities
     during the period ...............................     (38,648)      56,563

   Less: reclassification adjustment for gains
     included in net income...........................        --           (493)
                                                         ---------    ---------
Other comprehensive income ...........................     (38,648)      56,070
                                                         ---------    ---------

Comprehensive income .................................   $ 581,847    $ 674,710
                                                         =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

                          ABBEVILLE CAPITAL CORPORATION
           Consolidated Statements of Changes in Stockholders' Equity


                                                                      Accumulated
                                                                         Other
                                 Common Stock             Capital     Comprehensiv    Retained         Treasury
                              Shares       Amount         Surplus        Income       Earnings           Stock            Total
                              ------       ------         -------        ------       --------           -----            -----
Balance,
 December 31, 1996 ......     248,761    $ 1,243,805    $ 1,721,007   $  (155,391)   $ 1,575,586     $                  $ 4,385,007

Net income ..............                                                                618,640          618,640

Cash dividends -
  $.52 per share ........                                                               (129,355)        (129,355)

Transfer from retained
  earnings to surplus ...                                   400,000                     (400,000)

Other comprehensive
  Income ................                                                  56,070                                            56,070
                            ---------     ----------      ----------   ----------    -----------      ------------      ------------

Balance,
 December 31, 1997 .......    248,761      1,243,805       2,121,007      (99,321)     1,664,871                          4,930,362

Net income ...............                                                               620,495                            620,495

Cash dividends -
  $.80 per share .........                                                              (189,932)                          (189,932)

Purchase of
  treasury stock .........                                                                               (249,612)         (249,612)

Other comprehensive
  income .................                                                (38,648)                                          (38,648)
                            ---------     ----------      ----------   ----------    -----------      ------------      ------------
Balance,
 December 31, 1998 .......    248,761    $ 1,243,805     $ 2,121,007  $  (137,969)   $ 2,095,434      $  (249,612)      $ 5,072,665
                          ===========    ===========     ===========  ===========    ===========      ============       ===========


The accompanying notes are an integral part of the consolidated financial statements.

                          ABBEVILLE CAPITAL CORPORATION
                      Consolidated Statements of Cash Flows

                                                        Years ended December 31,
                                                        ------------------------
                                                          1998          1997
                                                          ----          ----
Cash flows from operating activities:
   Net income ...................................... $    620,495  $    618,640
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for loan losses .................       41,000        65,000
         Depreciation ..............................       87,722        73,276
         Accretion and premium amortization ........       21,812        14,800
         Amortization of deferred loan fees
           and costs, net ..........................       39,865        41,892
         Gain on sale of securities
           available for sale.......................         --            (783)
         (Increase) decrease in deferred
           income taxes ............................        3,412        (9,187)
         Decrease in interest receivable ...........       44,275        (1,600)
         (Decrease) increase in interest payable ...       19,883        (1,358)
         Increase in other assets ..................      (38,626)      (79,174)
         (Decrease) increase in other liabilities ..      (40,327)      (61,379)
                                                     ------------  ------------
            Net cash provided by operating
               activities ..........................      799,511       660,127
                                                     ------------  ------------
Cash flows from investing activities:
  Decrease in securities purchased under
     agreements to resell ..........................    1,600,000       400,000
  Purchases of securities available-for-sale .......  (10,184,285)   (2,676,900)
  Maturities of securities available-for-sale ......    6,065,859     3,491,164
  Proceeds from sales of securities
     available-for-sale ............................         --         250,937
  Purchases of securities held-to-maturity .........   (2,373,244)     (779,992)
  Maturities of securities held-to-maturity ........      165,000       100,000
  Net decrease (increase) in loans made
     to customers ..................................      852,971    (2,331,509)
  Proceeds from sale of asset ......................       22,644           340
  Purchases of premises and equipment ..............     (322,979)     (117,531)
  Purchase of Federal Home Loan Bank stock .........      (96,000)         --
                                                     ------------  ------------
            Net cash used by investing activities ..   (4,270,034)   (1,663,491)
                                                     ------------  ------------
Cash flows from financing activities:
   Net increase in demand deposits, interest
      bearing transaction accounts and
          savings accounts .........................    2,245,967     1,460,212
   Net increase in certificates of
      deposit and other time deposits...............    4,158,832     1,319,999
   Proceeds of advance from short-term borrowings ..      193,000
   Net increase in securities sold under agreements
      to repurchase ................................      769,222       146,237
   Proceeds of advance from Federal Home Loan Bank .    3,000,000          --
   Repayment of Federal Home Loan Bank advances ....   (1,000,000)         --
   Cash dividends paid .............................     (189,932)     (129,355)
   Purchase of treasury stock ......................     (249,612)         --
                                                     ------------  ------------
            Net cash provided by
               financing activities ................    8,927,477     2,797,093
                                                     ------------  ------------

Net increase in cash and cash equivalents ..........    5,456,954     1,793,729

Cash and cash equivalents, beginning of year .......    3,434,617     1,640,888
                                                     ------------  ------------
Cash and cash equivalents, end of year ............. $  8,891,571  $  3,434,617
                                                     ============  ============


The accompanying notes are an integral part of the consolidated financial statements.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE A - Organization and Summary of Significant Accounting Policies

Consolidation - Abbeville Capital Corporation, a bank holding company organized in 1997 (the Company), and its subsidiary, The Bank of Abbeville (the Bank), provide commercial banking services to domestic markets, principally in Abbeville County, South Carolina. The Bank is a state chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management's Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities - Investment securities available-for-sale by the Company include all obligations of the United States government agencies and corporations. These securities are carried at amortized cost and adjusted to their estimated market value. The unrealized gain or loss is recorded in stockholders' equity net of the deferred tax effects. Management does not actively trade securities classified as available-for-sale but intends to hold these securities for an indefinite period of time and may sell them prior to maturity to achieve certain objectives. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis in the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the realized gain or loss from a sales transaction.

Investment securities held-to-maturity are those securities which management has the intent and the Company has the ability to hold until maturity. The Company's policy is to hold to maturity all obligations of counties and municipalities within the state of South Carolina. Securities held-to-maturity are carried at cost and adjusted for amortization of premiums and accretion of discounts, both computed by the straight-line method. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of securities held-to-maturity is determined by specific identification and is used in computing the realized gain or loss from a sales transaction.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE A - Organization and Summary of Significant Accounting Policies - Continued

Loans - Loans are stated at their unpaid principal balance. Interest income on certain installment loans is computed using the sum-of-the-months digits method. Interest income on all other loans is computed using the simple interest method and is recorded in the period earned. When serious doubt exists as to the collectibility of a loan or a loan is 90 days past due, the accrual of interest income is generally discontinued unless the estimated net realizable value of the collateral is sufficient to assure collection of the principal balance and accrued interest. When interest accruals are discontinued, income in the current year is reversed and interest income accrued in prior years is charged to the allowance for loan losses.

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company's recorded investment in the related loan and the present value of the expected future cash flows, or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to a valuation account. The accrual of interest is discounted on an impaired loan when management determines that the borrower may be unable to meet payments as they become due.

Loan Fees and Costs - Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized to income over the contractual lives of the related loans or commitments using the straight line method.

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Investment in Equity Securities - Other assets include the cost of the Company's investments in the stock of the Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. At December 31, 1998 and 1997, the investment in Federal Home Loan Bank stock was $241,200 and $145,200, respectively. Dividends received on Federal Home Loan Bank stock are included in other income.

The Company's investment in the stock of an unrelated financial institution is also included in other assets at cost. The Company owns less than five percent of the outstanding shares of this institution, and the stock has no quoted market value and is not readily marketable. At December 31, 1998 and 1997, the investment in the stock of the unrelated financial institution was $81,864. Dividends received are included in other income.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE A - Organization and Summary of Significant Accounting Policies - Continued

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses and depreciable premises and equipment.

Per-share Amounts - Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period excluding the affects of any dilutive potential common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company's stock option plan are reflected in diluted earnings per share by the application of the treasury stock method.
See Note O.

Statements of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

During 1998 and 1997, interest paid on deposits and short-term borrowings totaled $2,039,617 and $1,791,004, respectively. Income tax payments of $322,038 and $310,576 were made during 1998 and 1997, respectively.

Supplemental noncash financing and investing activities are as follows:

Changes in the valuation account of securities available for sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Intangibles - Intangibles consist of organizational costs associated with the formation of the holding company in 1997. Organizational costs are amortized using the straight line method over 60 months.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in Abbeville County and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or corporations. The Company has invested in obligations of state and political subdivisions, substantially all within the state of South Carolina. Management believes that the credit risk associated with these securities is limited due to the diversity of the portfolio. The Company places its deposits and correspondent accounts with and sells federal funds to high credit quality financial institutions. By policy, time deposits are limited to amounts insured by the FDIC. Management believes credit risk associated with correspondent accounts is not significant.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE A - Organization and Summary of Significant Accounting Policies - Continued

Reclassifications   -  Certain  captions  and  amounts  in  the  1997  financial statements were reclassified to conform with the 1998 presentation.

NOTE B - Adoption of Accounting Principle

As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive income which is defined as non-owner related transactions in equity. The prior period has been reclassified to reflect the application of the provisions of SFAS 130. The following tables set forth the amounts of other comprehensive income included in equity along with the related tax effects for the years ended December 31, 1998 and 1997.

                                               Pre-tax   (Expense)   Net of tax
                                                Amount    Benefit       Amount
                                                ------    -------       ------
For the Year Ended December 31, 1998:
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses)
    arising during the period ............... $(61,348)   $ 22,700    $(38,648)
  Less: reclassification adjustment
    for gains realized in net income ........     --          --          --
                                              --------    --------    --------
Net unrealized gains (losses) on securities .  (61,348)     22,700     (38,648)
                                              --------    --------    --------

Other comprehensive income .................. $(61,348)   $ 22,700    $(38,648)
                                              ========    ========    ========

                                               Pre-tax   (Expense)   Net of tax
                                                Amount    Benefit      Amoun
                                                ------    -------      -----
For the Year Ended December 31, 1997: .......
Unrealized gains (losses) on securities:
  Unrealized holding gains (losses)
    arising during the period ............... $ 89,783    $(33,220)   $ 56,563
  Less: reclassification adjustment
    for gains realized in net income ........     (783)        290        (493)
                                              --------    --------    --------
Net unrealized gains (losses) on securities .   89,000     (32,930)    (56,070)
                                              --------    --------    --------

Other comprehensive income .................. $ 89,000    $(32,930)   $ 56,070
                                              ========    ========    ========

NOTE C - Change in Accounting Principle

In February  1997,  the  Financial  Accounting  Standards  Board  (FASB)  issued
Statement of Financial Accounting Standards (SFAS) 128, "Earnings Per Share," effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 simplifies the standards for computing earnings per share (EPS) and makes them comparable to international EPS standards. It also requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. A further discussion of the reconciliation of basic and diluted EPS is included in Note Q.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE D - Corporate Reorganization

On April 15, 1997, the stockholders of The Bank of Abbeville approved a plan of corporate reorganization under which The Bank of Abbeville became a wholly-owned subsidiary of Abbeville Capital Corporation, a bank holding company, which was organized at the direction of the Board of Directors of the Bank. The authorized common stock of Abbeville Capital Corporation is 1,000,000 shares with a par value of $5.00 per share. Pursuant to the registration, all 1,000,000 shares of common stock of The Bank of Abbeville were converted into equal shares of common stock of the holding company.

The  following  is  a  summary  of  The  Bank  of  Abbeville's   operations  and
stockholders' equity for the period January 1, 1997 through June 30, 1997.


Interest income ...................................   $ 1,871,130
Interest expense ..................................       891,939
                                                      -----------
Net interest income ...............................       979,191
Provision for loan losses .........................        30,000
                                                      -----------
Net interest income after provision for loan losses       949,191
Other income ......................................       140,804
Other expense .....................................       766,576
                                                      -----------

Net income ........................................   $   323,419
                                                      ===========

Stockholders' equity, January 1, 1997 .............   $ 4,385,007
Net income for the period .........................       323,419
Change in fair value during the period ............       (12,295)
                                                      -----------
Stockholders' equity, June 30, 1997 ...............   $ 4,696,131
                                                      ===========

NOTE E - Cash and Due From Banks

The banking subsidiary is required by regulation to maintain average cash reserve balances computed as a percentage of deposits. At December 31, 1998 and 1997, the required cash reserve balances were approximately $164,000 and $141,000, respectively. These requirements were satisfied by vault cash.

NOTE F - Securities Purchased under Agreements to Resell

The Company purchases securities under agreements to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 1998 and 1997, consist of various municipal and agency securities with a cost of $0 and $1,600,000, respectively. The amounts advanced under these agreements represent short-term loans and are reflected as a receivable on the balance sheet. During the period, the securities were delivered by appropriate entry into the Company's third-party custodian's account under a written custodial agreement that explicitly recognizes the Company's interest in the securities. Securities purchased under agreements to resell had a daily average of $1,175,559 during 1998, and the maximum amount outstanding at any month-end during 1998 was $2,750,000.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE G - Investment Securities

The amortized costs and estimated market values of securities available-for-sale at December 31, 1998 and 1997 were:


                                                          Gross         Gross       Estimated
                                        Amortized      Unrealized     Unrealized      Fair
                                           Cost           Gains         Losses        Value
                                           ----           -----         ------        -----
December 31, 1998
Securities of other U.S. Government
  agencies and corporations .......   $ 7,464,247   $      36,149   $    15,304   $ 7,485,092
Mortgage-backed securities ........     7,054,409           2,539       242,383     6,814,565
                                      -----------     -----------   -----------   -----------
                                      $14,518,656   $      38,688   $   257,687   $14,299,657
                                      ===========     ===========   ===========   ===========

December 31, 1997
Securities of other U.S. Government
  agencies and corporations .......   $ 4,576,156   $      19,406   $    10,891   $ 4,584,671
Mortgage-backed securities ........     5,841,288           4,103       170,269     5,675,122
                                      -----------     -----------   -----------   -----------
                                      $10,417,444   $      23,509   $   181,160   $10,259,793
                                                      ===========   ===========   ===========

The amortized costs and estimated market values of securities held-to-maturity at December 31, 1998 and 1997 were:

                                                          Gross         Gross      Estimated
                                       Amortized       Unrealized    Unrealized      Fair
                                         Cost             Gains         Losses       Value
                                         ----             -----         ------       -----
December 31, 1998

Obligations of state and
  local governments .............      $5,003,244    $    117,093     $   6,234    $5,114,103
                                       ==========       =========    ==========    ==========
December 31, 1997

Obligations of state and
  local governments                    $2,799,597    $    51,425      $   9,653    $2,841,369
                                    =============     ===========    ==========    ==========

At December 31, 1998 and 1997, investment securities with a book value of $13,704,307 and $8,516,143 and a market value of $13,581,343 and $8,365,592, respectively, were pledged as collateral to secure public deposits and securities sold under agreements to repurchase and for other purposes as required and permitted by law.

There were no sales of securities available-for-sale in 1998. Proceeds from sales of securities available-for-sale were $250,937 in 1997, resulting in gross realized gains of $783. There were no sales of securities held-to-maturity in 1998 or 1997.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE G - Investment Securities - Continued

The following is a summary of maturities of securities available-for-sale and held-to-maturity as of December 31, 1998. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.


                                                Securities                          Securities
                                             Available-for-Sale                  Held-to-Maturity
                                             ------------------                  ----------------
                                                          Estimated                              Estimated
                                        Amortized            Fair              Amortized            Fair
                                          Cost               Value                Cost              Value
                                          ----               -----                ----              -----
Due in one year or less ..........  $      302,195     $      304,125     $      175,000      $      175,762
Due after one year but within
  five years .....................       3,147,799          3,163,556            945,685             974,276
Due after five years but within
  ten years ......................       4,014,253          4,017,411          1,369,521           1,406,029
Due after ten years                                                            2,513,038           2,558,036
                                    --------------     --------------     --------------      --------------
                                         7,464,247          7,485,092          5,003,244           5,114,103
Mortgage-backed securities .......       7,054,409          6,814,565                  -                   -
                                    --------------     --------------     --------------      --------------
                                    $   14,518,656     $   14,299,657     $    5,003,244      $    5,114,103
                                    ==============     ==============     ==============      ==============

NOTE H - Loans

Major classifications of loans receivable are summarized as follows:

                                                    December 31,
                                                    ------------
                                                 1998          1997
                                                 ----          ----
Commercial and industrial .................  $   317,767   $   343,872
Real  estate ..............................   17,176,434    18,687,150
Installment and consumer credit lines .....   10,717,987     9,934,560
All other loans ...........................      241,425       444,515
                                             -----------   -----------

      Total gross loans ...................  $28,453,613   $29,410,097
                                             ===========   ===========

Transactions in the allowance for loan losses for the years ended December 31, 1998 and 1997 are summarized below:
                                                  1998         1997
                                             -----------    ----------
Balance, beginning of year ...............     $ 330,948     $ 309,656
Provision charged to operations ..........        41,000        65,000
Recoveries on loans previously charged off        31,264        12,357
Loans charged off ........................       (88,004)     (56,065)
                                             -----------    -----------

Balance, end of year .....................     $ 315,208     $ 330,948
                                             ===========    ===========

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE H - Loans - Continued

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 1998 and 1997, management has determined that no impairment on loans existed that would have a material effect on the Company's financial statements.

At December 31, 1998 and 1997, the Company had nonaccrual loans of approximately $251,000 and $118,000, respectively, for which impairment had not been recognized. The additional interest income which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms is immaterial for all years presented. Loans 90 days or more past due and still accruing interest were $10,000 and $19,000 at December 31, 1998 and 1997, respectively.

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. Total loans and commitments outstanding to these parties at December 31, 1998 and 1997 were $361,757 and $336,642, respectively.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral  held for  commitments to extend credit and standby letters of credit
varies  but  may  include  accounts  receivable,   inventory,  property,  plant,
equipment and income-producing commercial properties.

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk as of December 31, 1998 and 1997:

                                           1998         1997
                                        ----------   ----------
Commitments to extend credit ......     $2,689,019   $1,967,247
Standby letters of credit ........          85,345       80,245

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE H - Loans - Continued

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Abbeville County and surrounding areas.

Note I - Premises and Equipment

Premises and equipment consisted of the following at December 31, 1998 and 1997:

                                       1998         1997
                                 ----------   ----------
Land .........................   $  315,814   $  122,484
Building and land improvements      892,932      840,751
Furniture and equipment ......      753,035      705,612
                                 ----------   ----------
                                  1,961,781    1,668,847
Less, accumulated depreciation      755,663      675,342
                                 ----------   ----------
Premises and equipment, net ..   $1,206,118   $  993,505
                                 ==========   ==========

NOTE J - Deposits

At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

               1999 ...............   $23,390,261
               2000 ...............     2,822,749
               2001 ...............       726,819
                                      -----------
                                      $26,939,829

NOTE K - Securities sold under Agreements to Repurchase

The Company sold securities under agreements to repurchase which mature within one day. The amounts outstanding at December 1998 and 1997 were $5,578,244 and $4,809,022, respectively. During 1998, the average of securities sold under agreements to repurchase was $6,235,591 and the maximum amount outstanding at any month-end during 1998 was $7,938,852. As of December 31, 1998, the par value and market values of the securities pledged to collaterize the repurchase agreements were $10,718,690 and $10,688,789, respectively.The securities underlying the agreements are held by a third-party custodian.

At December 31, 1998, the Company had an arrangement to purchase federal funds up to $1,000,000 with an unrelated financial institution. Under the terms of the agreement, the Company may borrow at mutually agreed-upon rates for one to fourteen day periods. The Company did not purchase federal funds at any time during 1998 or 1997.

NOTE L - Advance from the Federal Home Loan Bank

As of December 31, 1998, advances from the Federal Home Loan Bank consisted of $3,000,000, at a fixed rate of 4.99%, maturing on August 4, 2008.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE L - Advance from the Federal Home Loan Bank - Continued

As collateral, the Company has pledged first mortgage loans on one to four family residential loans aggregating $10,627,000 at December 31, 1998. In addition, the Bank's Federal Home Loan Bank stock, which is included in other assets, is pledged to secure the borrowings.

NOTE M - Short-term Borrowings

On December 15, 1998, the Company entered into a loan agreement with an unrelated financial institution to borrow $193,000 for the purpose of purchasing land for a possible future branch location. The promissory note is an uncollateralized obligation of the Company which bears interest at the lender's prime rate less .5%. The promissory note provides for one principal payment of $193,000 plus interest on February 15, 1999.

NOTE N - Stockholders' Equity

Treasury Stock - Treasury stock is shown at cost. At December 31, 1998, treasury stock consisted of 11,346 shares.

Restriction  of  Payment  of  Dividends  -  The  ability  of  Abbeville  Capital
Corporation to pay cash dividends is dependent upon receiving cash in the form of dividends from The Bank of Abbeville. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Abbeville Capital Corporation in the form of cash dividends. All of the Bank's dividends to the Company are subject to the prior approval of the Commissioner of Banking and are payable only from the undivided profits of the Bank. At December 31, 1998, the Bank's undivided profits were $1,777,844.

NOTE O - Stock Option Plan

During 1997 the Company approved the terms of the Company's Incentive Stock Option Plan of 1997 and Director Non-Qualified Stock Option Plan of 1997 which received stockholders approval on August 25, 1997. These plans provide for the granting of statutory incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as well as nonstatutory stock options. Stock options are issuable only to employees and directors of the Company and its subsidiaries. The per-share exercise price of options granted may not be less than the fair market value of a share on the date of grant. Options are exercisable on the date of grant and can be exercised within ten years from date of grant. Any options that expire unexercised or are canceled become available for issuance. No options shall be granted under this plan after September 1, 2007.

The Incentive Stock Option Plan of 1997 and Director Non-Qualified Stock Option Plan of 1997 provide for the granting of 17,000 and 8,000 options of the Company's common stock, respectively. These amounts shall be proportionately and appropriately adjusted in the event of any merger, consolidation, stock dividend, or split-up.

NOTE P - Retirement Plan

The Company  sponsors a tax  deferred  retirement  savings plan (the Plan) under
Section 401(k) of the Internal Revenue Code covering substantially all employees. Regular employees of the Company who are 21 years or older, work at least 1,000 hours per year, and who have completed one or more years of service are eligible to participate in the retirement savings plan. The Company may make discretionary non-elective contributions to the Plan based on earnings of the Company.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE P - Retirement Plan - Continued

Employees who participate make elective contributions to the Plan with the Company matching 100% of the participant's contributions up to 4% of eligible employee compensation. Participants are fully vested in both their contributions and the Company's contributions upon participation.

Retirement plan expense was $17,784 and $16,335 in 1998 and 1997, respectively. The Company's policy is to fund retirement plan contributions as accrued.

NOTE Q - Earnings Per Share

As discussed in Note C, the FASB issued SFAS 128, "Earnings Per Share," in February 1997. SFAS 128 replaces the presentation of primary earnings per share
(EPS) with a presentation of basic EPS. It requires the presentation of basic and diluted EPS on the face of the income statement for all entities with a complex capital structure. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

No options had been granted as of December 31, 1998; therefore, basic and diluted earnings per share are the same for both 1998 and 1997. A reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share follows:

                                         For the Year Ended December 31, 1998
                                         ------------------------------------
                                           Income      Shares       Per-Share
                                        (Numerator) (Denominator)     Amount
                                        ----------- -------------     ------
Basic EPS
Net income ............................   $620,495     238,130      $   2.61

Effect of Dilutive Securities .........       --         --
                                          --------    --------     ---------
Diluted EPS
Income available to common shareholders   $620,495     238,130      $   2.61
                                          ========    ========     =========


                                         For the Year Ended December 31, 1997
                                         ------------------------------------
                                           Income      Shares       Per-Share
                                        (Numerator) (Denominator)     Amount
                                        -------------------------     ------

Basic EPS
Net income ...........................    $618,640     248,761      $   2.49

Effect of Dilutive Securities
Stock options ........................        --         --
                                          --------    -------
Diluted EPS
Income available to common shareholders   $618,640     248,761      $  2.49
                                          ========    ========     =========

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE R - Income Taxes

Income tax expense (benefit) is summarized as follows:

                                                        Year ended December 31,
                                                        -----------------------
                                                           1998        1997
                                                           ----        ----
Currently payable
  Federal ...........................................   $ 227,641    $ 289,833
  State .............................................      27,971       29,321
                                                        ---------    ---------
      Total current .................................     255,612      319,154
                                                        ---------    ---------
Deferred
  Federal ...........................................     (18,308)      22,622
  State .............................................        (978)       1,121
                                                        ---------    ---------
      Total deferred ................................     (19,286)      23,743
                                                        ---------    ---------
Total income tax expense ............................   $ 236,326    $ 342,897
                                                        =========    =========

Income tax expense (benefit) is allocated as follows:

  To continuing operations ..........................   $ 259,025    $ 309,967
  To stockholders' equity ...........................     (22,699)      32,930
                                                        ---------    ---------
                                                        $ 236,326    $ 342,897
                                                        =========    =========

The significant components of the deferred tax expense (benefit) for the years ended December 31, 1998 and 1997 are summarized as follows:

                                                         Year ended December 31,
                                                         -----------------------
                                                          1998             1997
                                                          ----             ----
Allowance for loan losses ...........................   $   3,850     $ (8,607)
Amortization of organizational costs ................         194         (194)
Accelerated depreciation ............................       2,189         (285)
Net capitalized loan costs ..........................      (3,315)         394
Net operating loss ..................................      (1,127)        (495)
Valuation allowance .................................       1,622
                                                         --------     --------
  Deferred tax expense (benefit) attributable
      to continuing operations ......................       3,413       (9,187)
  Deferred tax expense (benefit) attributable
      to stockholders' equity .......................     (22,699)      32,930
                                                         --------     --------
      Total deferred tax expense (benefit) ..........    $(19,286)   $  23,743
                                                         ========     ========

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE R - Income Taxes - Continued

The components of the net deferred tax asset as of December 31, 1998 and 1997 were as follows:

                                                              December 31,
                                                              ------------
                                                           1998         1997
                                                           ----         ----
Deferred tax assets:
   Allowance for loan losses .......................... $ 102,528    $ 106,378
   Other real estate ..................................     8,805        8,804
   Amortization of organizational costs ...............      --            194
   Unrealized loss on securities available-for-sale ...    81,030       58,331
   Net operating loss .................................     1,622          495
                                                        ---------    ---------
       Total gross deferred tax assets ................   193,985      174,202
   Less, valuation allowance ..........................    (1,622)        --
                                                        ---------    ---------
       Total net deferred tax assets ..................   192,363      174,202
                                                        ---------    ---------
Deferred tax liabilities:
   Accelerated depreciation ...........................   (44,723)     (42,534)
   Net capitalized loan costs .........................    (6,457)      (9,773)
                                                        ---------    ---------
       Total deferred tax liabilities .................   (51,180)     (52,307)
                                                        ---------    ---------
       Total .......................................... $ 141,183    $ 121,895
                                                        =========    =========

Deferred tax assets represent the future tax benefit of future deductible differences, and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. At December 31, 1998 and 1997, respectively, management established the valuation allowance at $1,622 and $0.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 1998 and 1997 follows:

                                              1998         1997
                                              ----         ----
Tax expense at statutory rate ..........   $ 299,037    $ 315,726
State income tax, net of federal
  income tax benefit ...................      19,020       17,839
Tax-exempt interest income .............     (61,349)     (46,832)
Disallowed interest expense ............      12,447       12,631
Other, net .............................     (10,130)      10,603
                                            ---------   ---------
                                           $ 259,025    $ 309,967
                                            =========   =========

NOTE S - Commitments and Contingencies

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1998, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE T - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common stockholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 1998, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital ratios of the Bank and the regulatory minimum requirements at December 31, 1998 and 1997.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                        For Capital            Prompt Corrective
                                                 Actual              Adequacy Purposes          Action Provisions
                                                 ------              -----------------          -----------------
(Dollars in thousands)                     Amount       Ratio        Amount      Ratio        Amount       Ratio
                                         ----------    -------    -----------   -------     ----------    -------
December 31, 1998
  The Bank
    Total capital (to risk weighted assets)$ 5,424       17.05%       $2,466       8.0%        $3,082       10.0%
    Tier 1 capital (to risk weighted assets) 5,109       16.05         1,233       4.0          1,849        6.0
    Tier 1 capital (to average assets)       5,109        8.85         2,308       4.0          2,885        5.0

December 31, 1997
  The Bank
    Total capital (to risk weighted assets)  5,298       17.62%        2,406       8.0%         3,007       10.0%
    Tier 1 capital (to risk weighted assets) 4,967       16.52         1,203       4.0          1,804        6.0
    Tier 1 capital (to average assets)       4,967       10.43         1,905       4.0          2,381        5.0


The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE U - Abbeville Capital Corporation (Parent Company Only)

Presented below are the condensed financial statements for Abbeville Capital Corporation (Parent Company Only).

                                 Balance Sheets
                           December 31, 1998 and 1997

                                                        1998         1997
                                                        ----         ----
Assets
  Cash ...........................................   $   14,504   $    2,693
  Investment in banking subsidiary ...............    5,004,686    4,866,576
  Premises and equipment .........................      193,329         --
  Organizational costs ...........................       44,769       57,560
  Other assets ...................................        8,377        3,533
                                                     ----------   ----------
        Total assets .............................   $5,265,665   $4,930,362
                                                     ==========   ==========
Liabilities and Stockholders' Equity
  Short-term borrowings ..........................      193,000         --
  Stockholders' equity ...........................    5,072,665    4,930,362
                                                     ----------   ----------
        Total liabilities and stockholders' equity   $5,265,665   $4,930,362
                                                     ==========   ==========


                              Statements of Income
                    For the year ended December 31, 1998 and
              for the period July 1, 1997 through December 31, 1997


                                                          1998         1997
                                                          ----         ----
Income - Dividends from banking subsidiary ........    $460,000     $200,000

Expenses ..........................................      24,639       10,391
                                                       --------     --------
Income before income taxes and equity in
  undistributed earnings of banking subsidiary....      435,361      189,609

Income tax benefit ...............................        8,375        3,532

Equity in undistributed earnings
  of banking subsidiary ..........................      176,759      102,080
                                                       --------     --------
Net income .......................................     $620,495     $295,221
                                                       ========     ========

                          ABBEVILLE CAPITAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE U - Abbeville Capital Corporation (Parent Company Only) - Continued

                             Statement of Cash Flows
                  For the year ended December 31, 1998 and 1997
              for the period July 1, 1997 through December 31, 1997

                                                           1998         1997
                                                           ----         ----
Cash flows from operating activities
  Net income ........................................   $ 620,495    $ 295,221
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Amortization of organizational costs ...........      12,791        6,395
     Equity in undistributed earnings of
       banking subsidiary ...........................    (176,759)    (102,080)
     Increase in other assets .......................      (4,843)     (67,488)
                                                        ---------    ---------
            Net cash provided by operating activities     451,684      132,048
                                                        ---------    ---------
Cash flows from investing activities
  Purchases of premises and equipment ...............     193,329
  Net cash used by investing activity ...............    (193,329

Cash flows from financing activities
  Net increase in short-term borrowings .............     193,000
  Cash dividends paid ...............................    (189,932)    (129,355)
  Purchase of treasury stock ........................    (249,612)
                                                        ---------    ---------
            Net cash used by financing activities ...    (246,544)    (129,355)
                                                        ---------    ---------
Increase in cash ....................................      11,811        2,693

Cash, beginning .....................................       2,693         --
                                                        ---------    ---------
Cash, ending ........................................   $  14,504    $   2,693
                                                        =========    =========

NOTE V - The Year 2000

The Company has conducted a comprehensive review of its computer hardware and software systems to identify those systems that could be affected by the Year 2000 issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to represent the applicable year. Any of the Company's software systems that have date-sensitive routines or hardware that has imbedded chips with date-sensitive algorithms may recognize a date of "00" as the year 1900 rather than 2000. This could result in a major system failure or errors and miscalculations in processing information. The Company presently believes that, with modifications to existing hardware and software and replacing non-compliant systems with Year 2000 compliant systems, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, management cannot guarantee with any certainty the effect that the Year 2000 will ultimately have on the Company or its operations.

                                   APPENDIX A



                          AGREEMENT AND PLAN OF MERGER
                   BY AND BETWEEN FLAG FINANCIAL CORPORATION,
                        AND ABBEVILLE CAPITAL CORPORATION
                           DATED AS OF MARCH 31, 1999



                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                            DATED AS OF JULY 22, 1999

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           FLAG FINANCIAL CORPORATION

                                       AND

                          ABBEVILLE CAPITAL CORPORATION


                                   Dated as of

                                 March 31, 1999

                                TABLE OF CONTENTS



LIST OF EXHIBITS.............................................................iv


AGREEMENT AND PLAN OF MERGER..................................................1


ARTICLE 1.        TRANSACTIONS AND TERMS OF THE MERGER........................2

   1.1   MERGER...............................................................2
   1.2   TIME AND PLACE OF CLOSING............................................2
   1.3   EFFECTIVE TIME.......................................................2

ARTICLE 2.        TERMS OF MERGER.............................................2

   2.1   ARTICLES OF INCORPORATION............................................2
   2.2   BYLAWS...............................................................3
   2.3   DIRECTORS AND OFFICERS...............................................4

ARTICLE 3.        MANNER OF CONVERTING SHARES.................................4

   3.1   CONVERSION OF SHARES.................................................4
   3.2   ANTI-DILUTION PROVISIONS.............................................4
   3.3   SHARES HELD BY ABBEVILLE OR FLAG.....................................4
   3.4   DISSENTING SHAREHOLDERS..............................................5
   3.5   FRACTIONAL SHARES....................................................5

ARTICLE 4.        EXCHANGE OF SHARES..........................................5

   4.1   EXCHANGE PROCEDURES..................................................5
   4.2   RIGHTS OF FORMER SHAREHOLDERS OF ABBEVILLE...........................6

ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF ABBEVILLE.................7

   5.1   ORGANIZATION, STANDING, AND POWER....................................7
   5.2   AUTHORITY OF ABBEVILLE; NO BREACH BY AGREEMENT.......................7
   5.3   CAPITAL STOCK........................................................8
   5.4   ABBEVILLE SUBSIDIARIES...............................................9
   5.5   FINANCIAL STATEMENTS................................................10
   5.6   ABSENCE OF UNDISCLOSED LIABILITIES..................................10
   5.7   ABSENCE OF CERTAIN CHANGES OR EVENTS................................10
   5.8   TAX MATTERS.........................................................10
   5.9   ALLOWANCE FOR POSSIBLE LOAN LOSSES..................................12
   5.10     ASSETS...........................................................12
   5.11     INTELLECTUAL PROPERTY............................................13
   5.12     ENVIRONMENTAL MATTERS............................................13
   5.13     COMPLIANCE WITH LAWS.............................................14
   5.14     IMMIGRATION MATTERS..............................................15
   5.15     LABOR RELATIONS..................................................15
   5.16     EMPLOYEE BENEFIT PLANS...........................................15
   5.17     MATERIAL CONTRACTS...............................................17
   5.18     LEGAL PROCEEDINGS................................................18
   5.19     REPORTS..........................................................19
   5.20     STATEMENTS TRUE AND CORRECT......................................19
   5.21     ACCOUNTING, TAX AND REGULATORY MATTERS...........................19
   5.22     CHARTER PROVISIONS...............................................20
   5.23     BOARD RECOMMENDATION.............................................20
   5.24     Y-2K.............................................................20

ARTICLE 6.        REPRESENTATIONS AND WARRANTIES OF FLAG.....................20

   6.1   ORGANIZATION, STANDING, AND POWER...................................20
   6.2   AUTHORITY OF FLAG; NO BREACH BY AGREEMENT...........................21
   6.3   CAPITAL STOCK.......................................................22
   6.4   FLAG SUBSIDIARIES...................................................22
   6.5   SEC FILINGS, FINANCIAL STATEMENTS...................................23
   6.6   ABSENCE OF UNDISCLOSED LIABILITIES..................................24
   6.7   ABSENCE OF CERTAIN CHANGES OR EVENTS................................24
   6.8   TAX MATTERS.........................................................24
   6.9   ALLOWANCE FOR POSSIBLE LOAN LOSSES..................................25
   6.10     ASSETS...........................................................26
   6.11     INTELLECTUAL PROPERTY............................................26
   6.12     ENVIRONMENTAL MATTERS............................................27
   6.13     COMPLIANCE WITH LAWS.............................................27
   6.14     LABOR RELATIONS..................................................28
   6.15     EMPLOYEE BENEFIT PLANS...........................................29
   6.16     MATERIAL CONTRACTS...............................................30
   6.17     LEGAL PROCEEDINGS................................................31
   6.18     REPORTS..........................................................31
   6.19     STATEMENTS TRUE AND CORRECT......................................32
   6.20     ACCOUNTING TAX AND REGULATORY MATTERS............................32
   6.21     CHARTER PROVISIONS...............................................32
   6.22     BOARD RECOMMENDATION.............................................33
   6.23     Y2K..............................................................33

ARTICLE 7.        CONDUCT OF BUSINESS PENDING CONSUMMATION...................33

   7.1   AFFIRMATIVE COVENANTS OF ABBEVILLE..................................33
   7.2   NEGATIVE COVENANTS OF ABBEVILLE.....................................33
   7.3   AFFIRMATIVE COVENANTS OF FLAG.......................................35
   7.4   NEGATIVE COVENANTS OF FLAG..........................................36
   7.5   ADVERSE CHANGES IN CONDITION........................................36
   7.6   REPORTS.............................................................36

ARTICLE 8.        ADDITIONAL AGREEMENTS......................................37

   8.1   REGISTRATION STATEMENT..............................................37
   8.2   NASDAQ LISTING......................................................37
   8.3   SHAREHOLDER APPROVAL................................................37
   8.4   APPLICATIONS........................................................37
   8.5   FILINGS WITH STATE OFFICES..........................................38
   8.6   AGREEMENT AS TO EFFORTS TO CONSUMMATE...............................38
   8.7   INVESTIGATION AND CONFIDENTIALITY...................................38
   8.8   PRESS RELEASES......................................................39
   8.9   CERTAIN ACTIONS.....................................................39
   8.10     ACCOUNTING AND TAX TREATMENT.....................................39
   8.11     CHARTER PROVISIONS...............................................39
   8.12     AGREEMENTS OF AFFILIATES.........................................40
   8.13     EMPLOYEE BENEFITS AND CONTRACTS..................................40
   8.14     INDEMNIFICATION..................................................41

ARTICLE 9.        CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..........42

   9.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY.............................42
   9.2   CONDITIONS TO OBLIGATIONS OF FLAG...................................43
   9.3   CONDITIONS TO OBLIGATIONS OF ABBEVILLE..............................44

ARTICLE 10.       TERMINATION................................................45

   10.1     TERMINATION......................................................45
   10.2     EFFECT OF TERMINATION............................................46
   10.3     NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS....................46

ARTICLE 11.       MISCELLANEOUS..............................................47

   11.1     DEFINITIONS......................................................47
   11.2     EXPENSES.........................................................54
   11.3     BROKERS AND FINDERS..............................................55
   11.4     ENTIRE AGREEMENT.................................................55
   11.5     AMENDMENTS.......................................................55
   11.6     WAIVERS..........................................................55
   11.7     ASSIGNMENT.......................................................56
   11.8     NOTICES..........................................................56
   11.9     GOVERNING LAW....................................................57
   11.10    COUNTERPARTS.....................................................57
   11.11    CAPTIONS, ARTICLES AND SECTIONS..................................57
   11.12    INTERPRETATIONS..................................................57
   11.13    ENFORCEMENT OF AGREEMENT.........................................57
   11.14    SEVERABILITY.....................................................58

SIGNATURES TO AGREEMENT AND PLAN OF MERGER

                                LIST OF EXHIBITS



Exhibit
Number          Description
------          -----------

     1. Form of Agreement of Affiliates of ABBEVILLE CAPITAL CORPORATION (ss. 8.12, ss. 9.2(f)).

     2. Matters as to which Gerrish & McCreary, P.C. will opine. (ss. 9.2(d)).

     3. Form of Claims Letter (ss. 9.2(g)).

     4. Matters as to which Powell, Goldstein, Frazer & Murphy LLP will opine. (ss. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 31, 1999 by and between FLAG FINANCIAL CORPORATION ("FLAG"), a Georgia corporation located in LaGrange, Georgia, and ABBEVILLE CAPITAL CORPORATION ("ABBEVILLE"), a South Carolina corporation located in Abbeville, South Carolina.

                                    Preamble
                                    --------

         The respective Boards of Directors of ABBEVILLE and FLAG are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of ABBEVILLE by FLAG, pursuant to the merger of ABBEVILLE with and into FLAG. At the effective time of such merger, the outstanding shares of the capital stock of ABBEVILLE shall be converted into the right to receive shares of the common stock of FLAG (except as provided herein). As a result, shareholders of ABBEVILLE shall become shareholders of FLAG, and FLAG shall conduct the business and operations of ABBEVILLE. The transactions described in this Agreement are subject to (a) approval of the shareholders of ABBEVILLE, (b) approval of the Georgia Department of Banking and Finance and the South Carolina Board of Financial Institutions, (c) approval of the Board of Governors of the Federal Reserve, and (d) satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the merger, for federal income tax purposes, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and, for accounting purposes, shall qualify for treatment as a pooling of interests.

         Certain  terms used in this  Agreement  are  defined  in  Section  11.1 hereof.

         NOW,   THEREFORE,   in  consideration  of  the  above  and  the  mutual
warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1.
                      TRANSACTIONS AND TERMS OF THE MERGER
                      ------------------------------------


     1.1 Merger.
     ---------

     Subject to the terms and conditions of this Agreement, at the Effective Time, ABBEVILLE will merge with and into FLAG in accordance with the provisions of Section 14-2-1101 of the GBCC and Section 33-11-107 of the SCBCA and with the effect provided in Section 14-2-1106 of the GBCC and Section 33-11-106 of the SCBCA (the "Merger"). FLAG shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of ABBEVILLE and FLAG, as set forth herein.


     1.2 Time and Place of Closing.
     -----------------------------

     The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.3  Effective  Time.
     --------------------

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia, and the Articles of Merger shall become effective with the Secretary of State of the State of South Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the fifth business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the earliest date on which the shareholders of ABBEVILLE have approved this Agreement to the extent such approval is required by applicable Law; provided, however, that the date of the Effective Time shall not extend past the termination date set forth in ss. 10.1(e) hereof.


                                   ARTICLE 2.
                                 TERMS OF MERGER
                                 ---------------

     2.1 Articles of Incorporation.
     -----------------------------

     The Articles of Incorporation of FLAG in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2 Bylaws.
     ----------

     The Bylaws of FLAG in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3  Directors and Officers.
     ---------------------------

     (a) The directors of the Surviving Corporation shall be (i) the directors of FLAG immediately prior to the Effective Time and (ii) Thomas D. Sherard, Jr. and ______________, together with such additional persons as may thereafter be elected. Such persons shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

     (b) The executive officers of the Surviving Corporation shall be (i) the executive officers of the Surviving Corporation immediately prior to the Effective Time and (ii) such additional persons as may thereafter be elected. Such persons shall serve as the executive officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 3.
                           MANNER OF CONVERTING SHARES
                           ---------------------------

     3.1  Conversion of Shares.
     -------------------------

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of ABBEVILLE, or the shareholders of the foregoing, the shares of ABBEVILLE shall be converted as follows:

     (a) Each share of capital stock of FLAG issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of ABBEVILLE Common Stock (excluding shares held by any ABBEVILLE Entity or any FLAG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 3.48 shares of FLAG Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions.
     ----------------------------

     In the event FLAG changes the number of shares of FLAG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by  ABBEVILLE or FLAG.
     -------------------------------------

     Each of the shares of ABBEVILLE Common Stock held by any ABBEVILLE Entity or by any FLAG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders.
     ---------------------------

     Any holder of shares of ABBEVILLE Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Chapter 13, Article 2, of Title 33 of the SCBCA, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the SCBCA and surrendered to FLAG the certificates or certificates representing the shares for which payment is being made. In the event that after the Effective Time, a dissenting shareholder of ABBEVILLE fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, FLAG shall issue and deliver the consideration to which such holder of shares of ABBEVILLE Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of ABBEVILLE
Common Stock held by him. If and to the extent required by applicable Law, ABBEVILLE will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to FLAG.

     3.5 Fractional  Shares.
     ----------------------

     Notwithstanding any other provision of this Agreement, each holder of shares of ABBEVILLE Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FLAG Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FLAG Common Stock multiplied by the market value of one share of FLAG Common Stock at the Effective Time. The market value of one share of FLAG Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FLAG) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.


                                   ARTICLE 4.
                               EXCHANGE OF SHARES
                               ------------------

     4.1 Exchange Procedures.
     -----------------------

     Promptly after the Effective Time, FLAG shall cause the exchange agent selected by FLAG (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of ABBEVILLE Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of ABBEVILLE Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of ABBEVILLE Common Stock represented by Certificates that are not registered in the transfer records of ABBEVILLE, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as FLAG and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of ABBEVILLE Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. FLAG shall not be obligated to deliver the consideration to which any former holder of ABBEVILLE Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither FLAG nor the Exchange Agent shall be liable to a holder of ABBEVILLE Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Approval of this Agreement by the shareholders of ABBEVILLE shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former Shareholders of ABBEVILLE.
     ----------------------------------------------

     At the Effective Time, the stock transfer books of ABBEVILLE shall be closed as to holders of ABBEVILLE Common Stock immediately prior to the Effective Time and no transfer of ABBEVILLE Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of ABBEVILLE Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to FLAG's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by ABBEVILLE in respect of such shares of ABBEVILLE Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of ABBEVILLE shall be entitled to vote after the Effective Time at any meeting of FLAG shareholders the number of whole shares of FLAG Common Stock into which their respective shares of ABBEVILLE Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing FLAG Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FLAG on the FLAG Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FLAG Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of FLAG Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the FLAG Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 3.1 of this Agreement except to the extent required in connection with the exercise of dissenters' rights.


                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF ABBEVILLE
                   -------------------------------------------

         ABBEVILLE hereby represents and warrants to FLAG as follows:


     5.1  Organization, Standing,and Power.
     -------------------------------------

     ABBEVILLE is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. ABBEVILLE is duly qualified or licensed to transact business as a foreign corporation in good standing in the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect. The minute book and other organizational documents for ABBEVILLE have been made available to FLAG for its review and, except as disclosed in Section 5.1 of the ABBEVILLE Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.2  Authority of ABBEVILLE; No Breach By Agreement.
     ---------------------------------------------------

     (a) ABBEVILLE has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ABBEVILLE, subject to the approval of this Agreement by the holders of a majority of the outstanding voting stock of ABBEVILLE, which is the only shareholder vote required for approval of this Agreement, and consummation of the Merger by ABBEVILLE. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of ABBEVILLE, enforceable against ABBEVILLE in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by ABBEVILLE, nor the consummation by ABBEVILLE of the transactions contemplated hereby, nor compliance by ABBEVILLE with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ABBEVILLE's Articles of Incorporation or Bylaws, or the Charter, Articles of Incorporation, or Bylaws of any ABBEVILLE Subsidiary or any resolution adopted by the board of directors or the shareholders of any ABBEVILLE Entity, or (ii) except as disclosed in Section
5.2 of the ABBEVILLE Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ABBEVILLE Entity under, any Contract or Permit of any ABBEVILLE Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, (iii) create any right in any third party to exercise any rights adverse to any FLAG entity or acquire any asset of any FLAG entity, or (iv) subject to receipt of the requisite Consents referred to in
Section 9.1(b), constitute or result in a Default under or require any Consent pursuant to, any Law or Order applicable to any ABBEVILLE Entity or any of their respective material Assets (including any FLAG Entity or any ABBEVILLE Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FLAG Entity or any ABBEVILLE Entity being reassessed or revalued by any Taxing authority).

     (c)  Other  than  in  connection  or  compliance  with  the  provisions  of applicable federal banking laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ABBEVILLE of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.
     -----------------

     (a) As of the date of this Agreement, the authorized capital stock of ABBEVILLE consists of 1,000,000 shares of ABBEVILLE Common Stock, of which 237,415 shares are issued and outstanding at the date of this Agreement, and of which 237,615 shares will be issued and outstanding at Closing. All of the issued and outstanding shares of capital stock of ABBEVILLE are duly and validly issued and outstanding and are fully paid and nonassessable under the SCBCA. None of the outstanding shares of capital stock of ABBEVILLE has been issued in violation of any preemptive rights of the current or past shareholders of ABBEVILLE.

     (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the ABBEVILLE Disclosure Memorandum, there are no shares of capital stock or other equity securities of ABBEVILLE outstanding and no outstanding Equity Rights relating to the capital stock of ABBEVILLE.

     5.4  ABBEVILLE  Subsidiaries.
     ----------------------------

     ABBEVILLE has disclosed in Section 5.4 of the ABBEVILLE Disclosure Memorandum all of the ABBEVILLE Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the ABBEVILLE Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the ABBEVILLE Disclosure Memorandum, ABBEVILLE or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each ABBEVILLE Subsidiary. No capital stock (or other equity interest) of any ABBEVILLE Subsidiary is or may become required to be issued (other than to another ABBEVILLE Entity) by reason of any Equity Rights, and there are no Contracts by which any ABBEVILLE Subsidiary is bound to issue (other than to another ABBEVILLE Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any ABBEVILLE Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any ABBEVILLE Subsidiary (other than to another ABBEVILLE Entity). There are no Contracts relating to the rights of any ABBEVILLE Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any ABBEVILLE Subsidiary. All of the shares of capital stock (or other equity interests) of each ABBEVILLE Subsidiary held by an ABBEVILLE Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable State Law, if any, in the case of State depository institutions) nonassessable and are owned by the ABBEVILLE Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the ABBEVILLE Disclosure Memorandum, each ABBEVILLE Subsidiary is either a bank, savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each ABBEVILLE Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect. Each ABBEVILLE Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The minute book and other organizational documents for each ABBEVILLE Subsidiary have been made available to FLAG for its review, and, except as disclosed in Section 5.4 of the ABBEVILLE Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     5.5 Financial Statements.
     ------------------------

     Each of the ABBEVILLE Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of ABBEVILLE and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6 Absence of Undisclosed Liabilities.
     --------------------------------------

     No ABBEVILLE Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of ABBEVILLE as of December 31, 1998, included in the ABBEVILLE Financial Statements or reflected in the notes thereto. No ABBEVILLE Entity has incurred or paid any Liability since December 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7 Absence of Certain Changes or Events.
     ----------------------------------------

     Since December 31, 1998, except as disclosed in the ABBEVILLE Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 5.7 of the ABBEVILLE Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, and (ii) ABBEVILLE Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ABBEVILLE provided in
Article 7.

     5.8 Tax Matters.
     ---------------

     (a) All Tax Returns required to be filed by or on behalf of any ABBEVILLE Entities have been timely filed or requests for extensions have been timely filed, granted, and, to the Knowledge of ABBEVILLE, have not expired for such periods, except to the extent that all such failures to file, taken together, are not reasonably likely to have an ABBEVILLE Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, except as reserved against in the ABBEVILLE Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the ABBEVILLE Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of ABBEVILLE Entities, except for any such Liens which are not reasonably likely to have an ABBEVILLE Material Adverse Effect or with respect to which the Taxes are not yet due and payable.

     (b) None of the ABBEVILLE Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the ABBEVILLE Entities for the period or periods through and including the date of the respective ABBEVILLE Financial Statements that has been made and is reflected on such ABBEVILLE Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of ABBEVILLE Entities have been provided for in accordance with GAAP.

     (e) Except as disclosed in Section 5.8 of the ABBEVILLE Disclosure Memorandum, none of the ABBEVILLE Entities is a party to any Tax allocation or sharing agreement and none of ABBEVILLE Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ABBEVILLE) or has any Liability for Taxes of any Person (other than ABBEVILLE and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the ABBEVILLE Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect.

     (g) Except as disclosed in Section 5.8 of the ABBEVILLE Disclosure Memorandum, none of the ABBEVILLE Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 28OG or 162(m) of the Internal Revenue Code.

     (h) Exclusive of the Merger, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of ABBEVILLE Entities that occurred during or after any Taxable Period in which ABBEVILLE Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

     (i) No ABBEVILLE Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (j) All material elections with respect to Taxes affecting ABBEVILLE Entities have been or will be timely made.

     5.9  Allowance for Possible Loan Losses.
     ---------------------------------------

     The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of ABBEVILLE included in the most recent ABBEVILLE Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of ABBEVILLE included in the ABBEVILLE Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of ABBEVILLE Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by ABBEVILLE Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have an ABBEVILLE Material Adverse Effect.

     5.10  Assets.
     ------------

     (a) Except as disclosed in Section 5.10 of the ABBEVILLE Disclosure Memorandum or as disclosed or reserved against in the ABBEVILLE Financial Statements delivered prior to the date of this Agreement, ABBEVILLE Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have an ABBEVILLE Material Adverse Effect. All tangible properties used in the businesses of the ABBEVILLE Entities are usable in the ordinary course of business consistent with ABBEVILLE's past practices.

     (b) All Assets which are material to ABBEVILLE's business on a consolidated basis, held under leases or subleases by any of the ABBEVILLE Entities, are held under valid Contracts enforceable against ABBEVILLE in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and, assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect.

     (c) ABBEVILLE Entities currently maintain the insurance policies described in Section 5.10(c) of the ABBEVILLE Disclosure Memorandum. None of the ABBEVILLE Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no written notices of claims in excess of such amounts have been given by any ABBEVILLE Entity under such policies.

     (d) The Assets of the ABBEVILLE Entities include all material Assets required to operate the business of the ABBEVILLE Entities as presently conducted.

     5.11 Intellectual Property.
     --------------------------

     Each ABBEVILLE Entity owns or has a license to use all of the Intellectual Property used by such ABBEVILLE Entity in the ordinary course of its business. Each ABBEVILLE Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such ABBEVILLE Entity in connection with such ABBEVILLE Entity's business operations, and such ABBEVILLE Entity has the right to convey by sale or license any Intellectual Property so conveyed. No ABBEVILLE Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of ABBEVILLE, threatened, which challenge the rights of any ABBEVILLE Entity with respect to Intellectual Property used, sold or licensed by such ABBEVILLE Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of ABBEVILLE, the conduct of the business of the ABBEVILLE Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the ABBEVILLE Disclosure Memorandum, no ABBEVILLE Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

     5.12 Environmental Matters.
     --------------------------

     (a) Except as disclosed in Section 5.12 of the ABBEVILLE Disclosure Memorandum, to the Knowledge of ABBEVILLE, each ABBEVILLE Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect.

     (b) There is no Litigation pending or, to the Knowledge of ABBEVILLE, threatened, before any court, governmental agency, or authority or other forum in which any ABBEVILLE Entity or any of its Operating Properties or Participation Facilities (or ABBEVILLE in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any ABBEVILLE Entity or any of its Operating Properties or Participation Facilities or any neighboring property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, nor, to the Knowledge of ABBEVILLE, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect.

     (c) Except as disclosed in Section 5.12 of the ABBEVILLE Disclosure Memorandum, during the period of (i) any ABBEVILLE Entity's ownership or operation of any of their respective current Assets, or (ii) any ABBEVILLE Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of ABBEVILLE, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or potentially affecting) such properties or any neighboring properties, except such as are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect. Except as disclosed in Section 5.12 of the ABBEVILLE Disclosure Memorandum, prior to the period of (i) any ABBEVILLE Entity's ownership or operation of any of their respective current properties, (ii) any ABBEVILLE Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of ABBEVILLE, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect.

     5.13  Compliance  with Laws.
     ---------------------------

     Each ABBEVILLE Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, and, to the Knowledge of ABBEVILLE, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect. Except as disclosed in Section 5.13 of the ABBEVILLE Disclosure Memorandum, none of the ABBEVILLE Entities:

     (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

     (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect; or

     (c) since January 1, 1995, has received any written notification or written communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any ABBEVILLE Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, or (iii) requiring any ABBEVILLE Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to FLAG.

     5.14 Immigration Matters.
     ------------------------

     (a) With respect to all current employees (as defined in Section 27a.1(g) of Title 8, Code of Federal Regulations) of each ABBEVILLE Entity, true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986 and all Regulations promulgated thereunder (the "IRCA") and any and all copies of documentation, records or other papers retained with Forms I-9, have been delivered to FLAG. Each ABBEVILLE Entity has complied with the IRCA with respect to the completion of Forms I-9 for all employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

     (b) With respect to a former employee who has left an ABBEVILLE Entity's employment within three (3) years prior to Closing, the ABBEVILLE Entity has complied with the IRCA with respect to the maintenance of Forms I-9 for at least three years or for one year beyond the date of termination, whichever is later. True and complete copies of all Forms I-9 maintained for former employees pursuant to the IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, have been delivered to FLAG.

     5.15 Labor Relations.
     --------------------

     No ABBEVILLE Entity is the subject of any Litigation asserting that it or any other ABBEVILLE Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other ABBEVILLE Entity to bargain with any labor organization as to wages or conditions of employment, nor is any ABBEVILLE Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any ABBEVILLE Entity, pending or threatened, or to the Knowledge of ABBEVILLE, is there any activity involving any ABBEVILLE Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.16 Employee Benefit Plans.
     ---------------------------

     (a) ABBEVILLE has disclosed in Section 5.16 of the ABBEVILLE Disclosure Memorandum, and has delivered or made available to FLAG prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any ABBEVILLE Entity or ERISA Affiliate (as defined in subparagraph (c) below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, "ABBEVILLE Benefit Plans"). Each ABBEVILLE Benefit Plan which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as an "ABBEVILLE ERISA Plan." Each ABBEVILLE ERISA Plan which is also a "defined benefit plan" (as defined in
Section 4140 of the Internal Revenue Code) is referred to herein as an "ABBEVILLE Pension Plan." No ABBEVILLE Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All ABBEVILLE Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect. Each ABBEVILLE ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ABBEVILLE has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of ABBEVILLE, no ABBEVILLE Entity has engaged in a transaction with respect to any ABBEVILLE Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ABBEVILLE Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect.

     (c) No ABBEVILLE Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ABBEVILLE Pension Plan, (ii) no change in the actuarial assumptions with respect to any ABBEVILLE Pension Plan, and (iii) no increase in benefits under any ABBEVILLE Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any ABBEVILLE Pension Plan nor any "single employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any ABBEVILLE Entity, or the single-employer plan of any entity which is considered one employer with ABBEVILLE under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have an ABBEVILLE Material Adverse Effect. No ABBEVILLE Entity has provided, or is required to provide, security to an ABBEVILLE Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any ABBEVILLE Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA
Affiliate, which Liability is reasonably likely to have an ABBEVILLE Material Adverse Effect. No ABBEVILLE Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA
(regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have an ABBEVILLE Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any ABBEVILLE Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 5.16 of the ABBEVILLE Disclosure Memorandum, no ABBEVILLE Entity has any Liability for retiree health and life benefits under any of the ABBEVILLE Benefit Plans and there are no restrictions on the rights of such ABBEVILLE Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have an ABBEVILLE Material Adverse Effect.

     (f) Except as disclosed in Section 5.16 of the ABBEVILLE Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any ABBEVILLE Entity from any ABBEVILLE Entity under any ABBEVILLE Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ABBEVILLE Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any ABBEVILLE Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the ABBEVILLE Financial Statements to the extent required by and in accordance with GAAP.

     5.17  Material  Contracts.
     -------------------------

     Except as disclosed in Section 5.17 of the ABBEVILLE Disclosure Memorandum or otherwise reflected in the ABBEVILLE Financial Statements, none of the ABBEVILLE Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any ABBEVILLE Entity or the guarantee by any ABBEVILLE Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any ABBEVILLE Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among the ABBEVILLE Entities, (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any ABBEVILLE Entity, (vi) any exchange traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and
(vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by ABBEVILLE with the SEC (assuming ABBEVILLE were subject to the reporting requirements of the 1934 Act) as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.16(a), the "ABBEVILLE Contracts"). With respect to each ABBEVILLE Contract and except as disclosed in Section 5.16 of the ABBEVILLE Disclosure Memorandum: (i) assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect; (ii) no ABBEVILLE Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect; (iii) no ABBEVILLE Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of ABBEVILLE, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.17 of the ABBEVILLE Disclosure Memorandum, no officer, director or employee of any ABBEVILLE Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any ABBEVILLE Entity. All of the indebtedness of any ABBEVILLE Entity for money borrowed (excluding deposits obtained in the ordinary course of business) is prepayable at any time by such ABBEVILLE Entity without penalty or premium.

     5.18 Legal Proceedings.
     ----------------------

     There is no Litigation instituted or pending or, to the Knowledge of ABBEVILLE, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ABBEVILLE Entity, or against any director, employee or employee benefit plan (acting in such capacity) of any ABBEVILLE Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any ABBEVILLE Entity, that are reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect. Section 5.18 of the ABBEVILLE Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any ABBEVILLE Entity is a party and which names an ABBEVILLE Entity as a defendant or cross-defendant or for which, to the Knowledge of ABBEVILLE, any ABBEVILLE Entity has any potential Liability.

     5.19 Reports.
     ------------

     (a) Since January 1, 1995, or the date of organization if later, each ABBEVILLE Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except for such filings which the failure to so file is not reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) Since January 1, 1995, no ABBEVILLE Entity has filed any Suspicious Activity Report or any claim under any fidelity blanket bond, general liability, errors and omissions, directors and officers or other insurance policies that pertain to the operations of its business or the ownership of its assets.

     5.20  Statements True and Correct.
     ---------------------------------

     No statement, certificate, instrument, or other writing furnished or to be furnished by any ABBEVILLE Entity to FLAG pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ABBEVILLE Entity for inclusion in the registration statement to be filed by FLAG with the SEC in accordance with Section 8.1 will, when such registration statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. All documents that any ABBEVILLE Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. No documents to be filed by an ABBEVILLE Entity with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.21 Accounting, Tax and Regulatory Matters.
     -------------------------------------------

     No ABBEVILLE Entity has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interest accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.22 Charter Provisions.
     -----------------------

     Each ABBEVILLE Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Articles of Incorporation, Bylaws or other governing instruments of any ABBEVILLE Entity or restrict or impair the ability of FLAG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any ABBEVILLE Entity that may be directly or indirectly acquired or controlled by them.

     5.23 Board Recommendation.
     -------------------------

     The Board of Directors of ABBEVILLE, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of ABBEVILLE Common Stock approve this Agreement.

     5.24 Y-2K.
     ---------

     Except as disclosed in Section 5.24 of the ABBEVILLE Disclosure Memorandum, no ABBEVILLE Entity has received, nor to ABBEVILLE's Knowledge are there facts that would form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998). ABBEVILLE has disclosed to FLAG a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statement dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 15, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any ABBEVILLE Entity. Between the date of this Agreement and the Effective Time, ABBEVILLE shall use its reasonable best efforts to implement such plan.


                                   ARTICLE 6.
                     REPRESENTATIONS AND WARRANTIES OF FLAG
                     --------------------------------------

         FLAG hereby represents and warrants to ABBEVILLE as follows:

     6.1  Organization, Standing, and Power.
     --------------------------------------

     FLAG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. FLAG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. The minute book and other organizational documents for FLAG have been made available to ABBEVILLE for its review and, except as disclosed in
Section 6.1 of the FLAG Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     6.2 Authority of FLAG; No Breach By Agreement.
     ---------------------------------------------

     (a) FLAG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FLAG. This Agreement represents a legal, valid, and binding obligation of FLAG, enforceable against FLAG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by FLAG, nor the consummation by FLAG of the transactions contemplated hereby, nor compliance by FLAG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FLAG's Articles of Incorporation or Bylaws, or the Charter, or Articles of Incorporation or Bylaws of any FLAG Entity, or any resolution adopted by the Board of Directors or the shareholders of any FLAG Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FLAG Entity under, any Contract or Permit of any FLAG Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, (iii) create any right in any third party to exercise any rights adverse to any FLAG Entity or acquire any asset of any FLAG entity, or (iv) subject to receipt of the requisite Consents referred to in Section 9. 1 (b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FLAG Entity or any of their respective material Assets (including any FLAG Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FLAG Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FLAG of the Merger and the other transactions contemplated in this Agreement.

     6.3  Capital Stock.
     -------------------

     (a) The authorized capital stock of FLAG consists of (i) 20,000,000 shares of FLAG Common Stock, of which 6,561,879 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of FLAG Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of FLAG Capital Stock are, and all of the shares of FLAG Common Stock to be issued in exchange for shares of ABBEVILLE Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of FLAG Capital Stock has been, and none of the shares of FLAG Common Stock to be issued in exchange for shares of ABBEVILLE Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FLAG.

     (b) Except as set forth in Section 6.3(a), or as disclosed in Section 6.3 of the FLAG Disclosure Memorandum, there are no shares of capital stock or other equity securities of FLAG outstanding and no outstanding Equity Rights relating to the capital stock of FLAG.

     6.4 FLAG Subsidiaries.
     ----------------------

     FLAG has disclosed in Section 6.4 of the FLAG Disclosure Memorandum all of the FLAG Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the FLAG Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the FLAG Disclosure Memorandum, FLAG or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each FLAG Subsidiary. No capital stock (or other equity interest) of any FLAG Subsidiary are or may become required to be issued (other than to another FLAG Entity) by reason of any Equity Rights, and there are no Contracts by which any FLAG Subsidiary is bound to issue (other than to another FLAG Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FLAG Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FLAG Subsidiary (other than to another FLAG Entity). There are no Contracts relating to the rights of any FLAG Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FLAG Subsidiary. All of the shares of capital stock (or other equity interests) of each FLAG Subsidiary held by a FLAG Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FLAG Entity free and clear of any Lien. Each FLAG Subsidiary is either a bank, savings association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each FLAG Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Each FLAG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The minute book and other organizational documents for each FLAG Subsidiary have been made available to ABBEVILLE for its review, and, except as disclosed in Section 6.4 of the FLAG Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     6.5 SEC Filings, Financial Statements.
     --------------------------------------

     (a) FLAG has timely filed and made available to ABBEVILLE all SEC Documents required to be filed by FLAG since December 31, 1993 (the "FLAG SEC Reports"). The FLAG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FLAG SEC Reports or necessary in order to make the statements in such FLAG SEC Reports, in light of the circumstances under which they were made, not misleading. No FLAG Subsidiary is required to file any SEC Documents.

     (b) Each of the FLAG Financial Statements (including, in each case, any related notes) contained in the FLAG SEC Reports, including any FLAG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of FLAG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.6 Absence of Undisclosed Liabilities.
     ---------------------------------------

     No FLAG Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FLAG as of December 31, 1998, included in the FLAG Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No FLAG Entity has incurred or paid any Liability since December 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     6.7 Absence of Certain  Changes or Events.
     ------------------------------------------

     Since December 31, 1998, except as disclosed in the FLAG Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 6.7 of the FLAG Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, and (ii) the FLAG Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FLAG provided in Article 7.

     6.8 Tax Matters.
     ----------------

     (a) All Tax Returns required to be filed by or on behalf of any of the FLAG Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a FLAG Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a FLAG Material Adverse Effect, except as reserved against in the FLAG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8 of the FLAG Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the FLAG Entities, except for any such Liens which are not reasonably likely to have a FLAG Material Adverse Effect or with respect to which the Taxes are not yet due and payable.

     (b) None of the FLAG Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the FLAG Entities for the period or periods through and including the date of the respective FLAG Financial Statements that has been made and is reflected on such FLAG Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of the FLAG Entities have been provided for in accordance with GAAP.

     (e) None of the FLAG Entities is a party to any Tax allocation or sharing agreement and none of the FLAG Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FLAG) or has any Liability for Taxes of any Person (other than FLAG and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign, Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the FLAG Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (g) Except as disclosed in Section 6.8 of the FLAG Disclosure Memorandum, none of the FLAG Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 28OG or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FLAG Entities that occurred during or after any Taxable Period in which the FLAG Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

     (i) No FLAG Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (j) All material elections with respect to Taxes affecting the FLAG Entities have been or will be timely made.

     6.9 Allowance for Possible Loan Losses.
     --------------------------------------

     The Allowance shown on the consolidated balance sheets of FLAG included in the most recent FLAG Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FLAG included in the FLAG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FLAG Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FLAG Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a FLAG Material Adverse Effect.

     6.10 Assets.
     -----------

     (a) Except as disclosed in Section 6.10 of the FLAG Disclosure Memorandum or as disclosed or reserved against in the FLAG Financial Statements delivered prior to the date of this Agreement, the FLAG Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a FLAG Material Adverse Effect. All tangible properties used in the businesses of the FLAG Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FLAG's past practices.

     (b) All Assets which are material to FLAG's business on a consolidated basis, held under leases or subleases by any of the FLAG Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) The FLAG Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer banking organizations. None of the FLAG Entities has received notice from any insurance carrier that (i) any policy of insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any FLAG Entity under such policies.

     (d) The Assets of the FLAG Entities include all Assets required to operate the business of the FLAG Entities as presently conducted.

     6.11 Intellectual Property.
     --------------------------

     Each FLAG Entity owns or has a license to use all of the Intellectual Property used by such FLAG Entity in the course of its business. Each FLAG Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such FLAG Entity in connection with such FLAG Entity's business operations, and such FLAG Entity has the right to convey by sale or license any Intellectual Property so conveyed. No FLAG Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FLAG threatened, which challenge the rights of any FLAG Entity with respect to Intellectual Property used, sold or licensed by such FLAG Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the FLAG Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.11 of the FLAG Disclosure Memorandum, no FLAG Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.11 of the FLAG Disclosure Memorandum, no officer, director or employee of any FLAG Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FLAG Entity.

     6.12 Environmental Matters.
     --------------------------

     (a) To the Knowledge of FLAG, each FLAG Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any FLAG Entity or any of its Operating Properties or Participation Facilities (or FLAG in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FLAG Entity or any of its Operating Properties or Participation Facilities or any neighboring property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (c) During the period of (i) any FLAG Entity's ownership or operation of any of their respective current properties, (ii) any FLAG Entity's participation in the management of any Participation Facility or any Operating Property, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or potentially affecting) such properties or any neighboring properties, except such as are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Prior to the period of (i) any FLAG Entity's ownership or operation of any of their respective current properties, (ii) any FLAG Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of FLAG, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     6.13 Compliance with Laws.
     -------------------------

     Each FLAG Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Except as disclosed in Section 6.13 of the FLAG Disclosure Memorandum, none of the FLAG Entities:

     (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); or

     (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to, have, individually or in the aggregate, a FLAG Material Adverse Effect; or

     (c) since January 1, 1995, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FLAG Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, or (iii) requiring any FLAG Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to ABBEVILLE.

     6.14 Labor Relations.
     --------------------

     No FLAG Entity is the subject of any Litigation asserting that it or any other FLAG Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FLAG Entity to bargain with any labor organization as to wages or conditions of employment, nor is any FLAG Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any FLAG Entity, pending or threatened, or to the Knowledge of FLAG, is there any activity involving any FLAG Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.15 Employee Benefit Plans.
     ---------------------------

     (a) FLAG has disclosed in Section 6.15 of the FLAG Disclosure Memorandum and has delivered or made available to ABBEVILLE prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FLAG Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FLAG Benefit Plans"). Each FLAG Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FLAG ERISA Plan." Each FLAG ERISA Plan which is also a "defined benefit plan" (as defined in Section 4140) of the Internal Revenue Code) is referred to herein as a "FLAG Pension Plan." No FLAG Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All FLAG Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Each FLAG ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FLAG is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Flag, no FLAG Entity has engaged in a transaction with respect to any FLAG Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FLAG Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (c) No FLAG Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a FLAG Pension Plan, (ii) no change in the actuarial assumptions with respect to any FLAG Pension Plan, and (iii) no increase in benefits under any FLAG Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any FLAG Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FLAG Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a FLAG Material Adverse Effect. No FLAG Entity has provided, or is required to provide, security to a FLAG Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 40 1
(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FLAG Entity with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a FLAG Material Adverse Effect. No FLAG Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a FLAG Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FLAG Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 6.15 of the FLAG Disclosure Memorandum, no FLAG Entity has any Liability for retiree health and life benefits under any of the FLAG Benefit Plans and there are no restrictions on the rights of such FLAG Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a FLAG Material Adverse Effect.

     (f) Except as disclosed in Section 6.15 of the FLAG Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FLAG Entity from any FLAG Entity under any FLAG Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FLAG Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FLAG Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FLAG Financial Statements to the extent required by and in accordance with GAAP.

     6.16 Material Contracts.
     -----------------------

     Except as disclosed in Section 6.16 of the FLAG Disclosure Memorandum or otherwise reflected in the FLAG Financial Statements, none of the FLAG Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any FLAG Entity or the guarantee by any FLAG Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FLAG Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among FLAG Entities, (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FLAG Entity, (vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, or (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FLAG with the SEC as of the date of this Agreement that has not been filed as an exhibit to FLAG's Form 10-K filed for the fiscal year ended December 31, 1997, or in an SEC Document and identified to ABBEVILLE (together with all Contracts referred to in Sections 6.10 and 6.15(a), the "FLAG Contracts"). With respect to each FLAG Contract and except as disclosed in Section 6.16 of the FLAG Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no FLAG Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect; (iii) no FLAG Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FLAG, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any FLAG Entity for money borrowed is prepayable at any time by such FLAG Entity without penalty or premium.

     6.17 Legal Proceedings.
     ----------------------

     There is no Litigation instituted or pending or, to the Knowledge of FLAG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FLAG Entity, or against any director, employee or employee benefit plan of any FLAG Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect, nor are there any Orders of any Regulatory

Authorities, other governmental authorities, or arbitrators outstanding against any FLAG Entity, that are reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect. Section 6.17 of the FLAG Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any FLAG Entity is a party and which names a FLAG Entity as a defendant or cross-defendant or for which any FLAG Entity has any potential Liability.

     6.18 Reports.
     ------------

     Since January 1, 1993, each FLAG Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a FLAG Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.19 Statements True and Correct.
     --------------------------------

     No statement, certificate, instrument or other writing furnished or to be furnished by any FLAG Entity to ABBEVILLE pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FLAG Entity for inclusion in the Registration Statement to be filed by FLAG with the SEC, will, when such Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the documents to be filed by any FLAG Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any FLAG Entity thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.20 Accounting Tax and Regulatory Matters.
     ------------------------------------------

     No FLAG Entity has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interests accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.l(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.21 Charter Provisions.
     -----------------------

     Each FLAG Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Articles of Incorporation, Bylaws or other governing instruments of any FLAG Entity or restrict or impair the ability of FLAG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FLAG Entity that may be directly or indirectly acquired or controlled by them.

     6.22 Board Recommendation.
     -------------------------

     The Board of Directors of FLAG, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the FLAG shareholders.

     6.23 Y2K.
     ---------

     No FLAG Entity has received, nor to FLAG 's Knowledge are there facts that would form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998). FLAG has disclosed to ABBEVILLE a complete and accurate copy of its plan, including its good faith estimate of the anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statement dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 15, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any FLAG Entity. Between the date of this Agreement and the Effective Time, FLAG shall use its reasonable best efforts to implement such plan.


                                   ARTICLE 7.
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

     7.1 Affirmative Covenants of ABBEVILLE.
     ---------------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FLAG shall have been obtained, and except as otherwise expressly contemplated herein, ABBEVILLE shall, and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and
(c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of ABBEVILLE.
     -----------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FLAG shall have been obtained, and except as otherwise expressly contemplated herein, ABBEVILLE covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any ABBEVILLE entity, or

     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an ABBEVILLE Entity to another ABBEVILLE Entity) in excess of an aggregate of $100,000 (for ABBEVILLE Entities on a consolidated basis) except in the ordinary course of the business of the ABBEVILLE Subsidiaries consistent with past practices (which shall include, for the ABBEVILLE Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any ABBEVILLE Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section 7.2(b) of the ABBEVILLE Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ABBEVILLE Entity, or, with the exception of the March 31, 1999 dividend payment of $0.80 per share of ABBEVILLE Common Stock, declare or pay any dividend or make any other distribution in respect of ABBEVILLE's capital stock; or

     (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the ABBEVILLE Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ABBEVILLE Common Stock or any other capital stock of any ABBEVILLE Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any capital stock of any ABBEVILLE Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ABBEVILLE Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration or any shares of capital stock of any ABBEVILLE Subsidiary (unless any such shares of stock are sold or otherwise transferred to another ABBEVILLE Entity); or

     (f) except for loans made in the ordinary course of its business, make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned ABBEVILLE Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any increase in compensation or benefits to the employees or officers of any ABBEVILLE Entity, except in accordance with past practice specifically disclosed in Section 7.2(g) of the ABBEVILLE Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the ABBEVILLE Disclosure Memorandum; and enter into or amend any severance agreements with officers of any ABBEVILLE Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any ABBEVILLE Entity except in accordance with past practice disclosed in Section 7.2(g) of the ABBEVILLE Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

     (h) enter into or amend any employment Contract between any ABBEVILLE Entity and any Person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by Law) that the ABBEVILLE Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any ABBEVILLE Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any ABBEVILLE Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than in accordance with past practice or except as set forth in Section 7.2(k) of the ABBEVILLE Disclosure Memorandum, settle any Litigation involving any Liability of any ABBEVILLE Entity for material money damages or restrictions upon the operations of any ABBEVILLE Entity; or

     (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims.

     7.3 Affirmative Covenants of FLAG.
     ----------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of ABBEVILLE shall have been obtained, and except as otherwise expressly contemplated herein, FLAG shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.4 Negative Covenants of FLAG.
     -------------------------------

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of ABBEVILLE shall have been obtained, and except as otherwise expressly contemplated herein, FLAG covenants and agrees that it will not amend the Articles of Incorporation or Bylaws of FLAG in any manner adverse to the holders of ABBEVILLE Common Stock, or take any action which will materially adversely impact the ability of FLAG Entities to consummate the transactions contemplated by this Agreement.

     7.5 Adverse Changes in Condition.
     ---------------------------------

     Each of FLAG and ABBEVILLE agrees to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable, or
(ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.6 Reports.
     ------------

     Each of FLAG and ABBEVILLE and their Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other copies of all such periodic reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8.
                              ADDITIONAL AGREEMENTS
                              ---------------------

     8.1 Registration Statement.
     ---------------------------

     As soon as practicable after execution of this Agreement, FLAG shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of FLAG Common Stock upon consummation of the Merger. ABBEVILLE shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as FLAG may reasonably request in connection with such action. FLAG and ABBEVILLE shall make all necessary filings with respect to the Merger under the Securities Laws.

     8.2 Nasdaq Listing.
     -------------------

     FLAG shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of FLAG Common Stock to be issued to the holders of ABBEVILLE Common Stock pursuant to the Merger, and FLAG shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     8.3 Shareholder Approval.
     -------------------------

     ABBEVILLE shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, the Board of Directors of ABBEVILLE shall recommend to its shareholders, subject to the conditions in such authorization and recommendation by the Board of Directors, the approval of the matters submitted for approval (subject to the Board of Directors of ABBEVILLE, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to ABBEVILLE's shareholders, under applicable law), and the Board of Directors and officers of ABBEVILLE shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of ABBEVILLE, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to the ABBEVILLE shareholders, under applicable law).

     8.4 Applications.
     -----------------

     FLAG shall promptly prepare and file, and ABBEVILLE shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement, including without limitation, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the South Carolina Board of Financial Institutions Examining Division, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.5 Filings with State Offices.
     -------------------------------

     Upon the terms and subject to the conditions of this Agreement, FLAG shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Georgia and Articles of Merger with the Secretary of State of the State of South Carolina.

     8.6 Agreement as to Efforts to Consummate.
     -----------------------------------------

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.7 Investigation and Confidentiality.
     --------------------------------------

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of any other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party  shall use its  reasonable  efforts to  exercise  its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to such Party to preserve the confidentiality of the information relating to such Party and its Subsidiaries provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an ABBEVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable.

     8.8 Press Releases.
     ------------------

     Prior to the Effective Time, ABBEVILLE and FLAG shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.9 Certain Actions.
     --------------------

     Except with respect to this Agreement and the transactions contemplated hereby, no ABBEVILLE Entity nor any Representatives thereof retained by any ABBEVILLE Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of ABBEVILLE, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to ABBEVILLE's shareholders, under applicable Law, no ABBEVILLE Entity or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but ABBEVILLE may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. ABBEVILLE shall promptly advise FLAG following the receipt of any Acquisition Proposal and the details thereof, and advise FLAG of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. ABBEVILLE shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause its Representatives not to engage in any of the foregoing.

     8.10 Accounting and Tax Treatment.
     ----------------------------------

     Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to, and to take no action which would cause the Merger not to, qualify for pooling of interests accounting treatment and as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.11 Charter Provisions.
     ------------------------

     Each Party shall take, and shall cause its Subsidiaries to take, all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the charter, articles of incorporation, bylaws or other governing instruments of such Party or any of its Subsidiaries or restrict or impair the ability of FLAG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any ABBEVILLE Entity that may be directly or indirectly acquired by them.

     8.12 Agreements of Affiliates.
     -----------------------------

     ABBEVILLE  has  disclosed  in  Section  8.12  of the  ABBEVILLE  Disclosure
Memorandum each Person whom it reasonably believes is an "affiliate" of ABBEVILLE for purposes of Rule 145 under the 1933 Act. ABBEVILLE shall use its reasonable efforts to cause each such Person to deliver to FLAG not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of the ABBEVILLE Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of FLAG Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of FLAG and ABBEVILLE have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, except that transfers may be made in compliance with Staff Accounting Bulletin No. 76 issued by the SEC. Except for transfers made in compliance with Staff Accounting Bulletin No. 76, shares of FLAG Common Stock issued to such affiliates of ABBEVILLE shall not be transferable until such time as financial results covering at least 30 days of combined operations of FLAG and ABBEVILLE have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section
8.12. FLAG shall be entitled to place restrictive legends upon certificates for shares of FLAG Common Stock issued to affiliates of ABBEVILLE pursuant to this Agreement to enforce the provisions of this Section 8.12. FLAG shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FLAG Common Stock by such affiliates.

     8.13 Employee Benefits and Contracts.
     ------------------------------------

     Following the Effective Time, FLAG shall either (i) continue to provide to officers and employees of the ABBEVILLE Entities employee benefits under ABBEVILLE's existing employee benefit and welfare plans or, (ii) if FLAG shall determine to provide to officers and employees of the ABBEVILLE Entities employee benefits under other employee benefit plans and welfare plans, provide generally to officers and employees of the ABBEVILLE Entities employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the FLAG Entities to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under FLAG's employee benefit plans, (i) service under any qualified defined benefit plan of ABBEVILLE shall be treated as service under FLAG's defined benefit plan, if any, (ii) service under any qualified defined contribution plans of ABBEVILLE shall be treated as service under FLAG's qualified defined contribution plans, and (iii) service under any other employee benefit plans of ABBEVILLE shall be treated as service under any similar employee benefit plans maintained by FLAG. With respect to officers and employees of the ABBEVILLE Entities who, at or after the Effective Time, become employees of a FLAG Entity and who, immediately prior to the Effective Time, are participants in one or more employee welfare benefit plans maintained by the ABBEVILLE Entities, FLAG shall cause each comparable employee welfare benefit plan which is substituted for an ABBEVILLE welfare benefit plan to waive any evidence of insurability or similar provision, to provide credit for such participation prior to such substitution with regard to the application of any pre-existing condition limitation, and to provide credit towards satisfaction of any deductible or out-of-pocket provisions for expenses incurred by such participants during the period prior to such substitution, if any, that overlaps with the then current plan year for each such substituted employee welfare benefit plans. FLAG also shall cause the Surviving Bank and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.13 of the ABBEVILLE Disclosure Memorandum to FLAG between any ABBEVILLE Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the ABBEVILLE Benefit Plans.

     8.14 Indemnification.
     ---------------------

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six years after the Effective Time, FLAG shall indemnify, defend and hold harmless each person entitled to indemnification from an ABBEVILLE Entity (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under South Carolina Law and by ABBEVILLE's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by FLAG is required to effectuate any indemnification, FLAG shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FLAG and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim  indemnification under paragraph
(a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify FLAG thereof. In the event of any such Liability or Litigation (whether arising before or after the Effective Time), (i) FLAG shall have the right to assume the defense thereof (provided FLAG acknowledges responsibility for such indemnification) and FLAG shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FLAG elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FLAG and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FLAG shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that FLAG shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) FLAG shall not be liable for any settlement effected without its prior written consent; and provided further that FLAG shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                                   ARTICLE 9.
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                -------------------------------------------------

     9.1 Conditions to Obligations of Each Party.
     --------------------------------------------

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

     (a) Shareholder Approval. The shareholders of ABBEVILLE shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments. The shareholders of FLAG shall have approved the issuance of shares of FLAG Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1 (b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FLAG Common Stock issuable pursuant to the Merger shall have been received.

     (f) Nasdaq Listing. The shares of FLAG Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

     (g) Tax Matters. Each Party shall have received a written opinion of counsel from Powell, Goldstein, Frazer & Murphy LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of ABBEVILLE Common Stock for FLAG Common Stock will not give rise to gain or loss to the shareholders of ABBEVILLE with respect to such exchange (except to the extent of any cash received), and (iii) neither ABBEVILLE nor FLAG will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of ABBEVILLE and FLAG reasonably satisfactory in form and substance to such counsel.

     (h) Employment Matters. Thomas D. Sherard, Jr., Patricia P. Howie, and C. William Knapp, Jr. shall have negotiated a mutually satisfactory employment relationship with FLAG, and the agreements between each of Mr. Sherard, Ms. Howie, and Mr. Knapp and ABBEVILLE concerning post termination payments subsequent to a change in ownership shall have been terminated.

     9.2 Conditions to Obligations of FLAG
     -------------------------------------

     The obligations of FLAG to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FLAG pursuant to Section 11.6(a):

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of ABBEVILLE set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections
5.20 and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of ABBEVILLE set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20 and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an ABBEVILLE Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of ABBEVILLE to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. ABBEVILLE shall have delivered to FLAG (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its secretary, to the effect that to the best of their Knowledge the conditions set forth in Section 9.1 as relates to ABBEVILLE and in Section 9.2(a) and 9.2(b) have been satisfied; provided, however, that the representations, warranties and covenants to which such certificate relates shall not been deemed to have survived the Closing, and (ii) certified copies of resolutions duly adopted by ABBEVILLE's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FLAG and its counsel shall request.

     (d) Opinion of Counsel. FLAG shall have received an opinion of Gerrish & McCreary, P.C., counsel to ABBEVILLE, dated as of the Closing Date, in form reasonably satisfactory to FLAG, as to the matters set forth in Exhibit 2.

     (e) Pooling Letters. FLAG shall have received an opinion of Porter Keadle Moore, LLP, as of the Closing Date, addressed to FLAG and in form and substance reasonably acceptable to FLAG, to the effect that the Merger, for accounting purposes, shall qualify for treatment as a pooling of interests.

     (f) Affiliates Agreements. FLAG shall have received from each affiliate of ABBEVILLE the affiliates letter referred to in Section 8.12 and Exhibit 1.

     (g) Claims Letters. Each of the directors and officers of ABBEVILLE shall have executed and delivered to FLAG letters in substantially the form of Exhibit 3.

     (h) NonCompetition Agreements. Each member of Abbeville Bank Senior Management and each Director of ABBEVILLE shall enter into a non-competition agreement with FLAG.

     9.3  Conditions to Obligations of ABBEVILLE.
     -------------------------------------------

     The obligations of ABBEVILLE to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ABBEVILLE pursuant to
Section 11.6(b):

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of FLAG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of FLAG set forth in

Section 6.16 and 6.17 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FLAG set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.16 and 6.17) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FLAG Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FLAG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. FLAG shall have delivered to ABBEVILLE (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that to the best of their knowledge the conditions set forth in Section 9.1 as relates to FLAG and in
Section 9.3(a) and 9.3(b) have been satisfied, provided, however, that the representations, warranties and covenants to which such certificate relates shall not been deemed to have survived the Closing, and (ii) certified copies of resolutions duty adopted by FLAG's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as ABBEVILLE and its counsel shall request.

     (d) Opinion of Counsel. ABBEVILLE shall have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to FLAG, dated as of the Closing Date, in form reasonably acceptable to ABBEVILLE, as to the matters set forth in
Exhibit 4.


                                  ARTICLE 10.
                                   TERMINATION
                                   -----------

     10.1 Termination.
     -----------------

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of ABBEVILLE, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

     (a) By mutual consent of FLAG and ABBEVILLE; or

     (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an ABBEVILLE Material Adverse Effect or a FLAG Material Adverse Effect, as applicable, on the breaching Party; or

     (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of ABBEVILLE fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

     (e) By either Party in the event that the Merger shall not have been consummated by October 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

     10.2 Effect of Termination.
     ---------------------------

     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.7(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(e) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants.
     ---------------------------------------------------

     The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 10.3 and Articles 1, 2, 3, 4 and 11 and Section 8.10.


                                  ARTICLE 11.
                                  MISCELLANEOUS
                                  -------------

     11.1 Definitions.
     -----------------

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "ABBEVILLE Common Stock" shall mean the $5.00 par value common stock of ABBEVILLE.

     "ABBEVILLE Disclosure Memorandum" shall mean the written information entitled "ABBEVILLE Disclosure Memorandum" delivered prior to execution of this Agreement to FLAG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto, unless it is clear from the disclosure of such information that it applies to other Sections.

     "ABBEVILLE Entities" shall mean, collectively, ABBEVILLE and all ABBEVILLE Subsidiaries.

     "ABBEVILLE Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of ABBEVILLE as of December 31, 1998 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the Fiscal year ended December 31, 1998.

     "ABBEVILLE Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of ABBEVILLE and its Subsidiaries, taken as a whole, or (ii) the ability of ABBEVILLE to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that an "ABBEVILLE Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (c) actions and omissions of ABBEVILLE (or any of its Subsidiaries) taken with the prior informed written Consent of FLAG in contemplation of the transactions contemplated hereby.

     "ABBEVILLE Subsidiaries" shall mean the Subsidiaries of ABBEVILLE, which shall include the ABBEVILLE Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ABBEVILLE in the future and held as a Subsidiary by ABBEVILLE at the Effective Time.

     "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

     "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits, the FLAG Disclosure Memorandum and the ABBEVILLE Disclosure Memorandum delivered pursuant hereto and incorporated herein by reference.

     "Articles of Merger" shall mean the Articles of Merger to be filed with the Secretary of State of the State of South Carolina relating to the Merger as contemplated by Section 1.1.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, or any Affiliate of such Person and wherever located.

                  "Certificate of Merger" shall mean the Certificate of Merger to be filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1.

     "Closing Date" shall mean the date on which the Closing occurs.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "Contract" shall mean any written or oral agreement (provided such oral agreement is, in any one year period, in excess of $5,000 individually, or $25,000 in the aggregate), arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, after failing to cure any such breach, violation, default, contravention or conflict within any applicable grace or cure period (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

     "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and other federal, state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, migrations, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, generation, recycling, transport, or handling of any Hazardous Material.

     "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exhibits 1 through 4," inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FLAG Capital Stock" shall mean, collectively, the FLAG Common Stock, the FLAG Preferred Stock and any other class or series of capital stock of FLAG.

     "FLAG Common Stock" shall mean the $1.00 par value common stock of FLAG.

     "FLAG Disclosure Memorandum" shall mean the written information entitled "FLAG Financial Corporation Disclosure Memorandum" delivered prior to execution of this Agreement to ABBEVILLE describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto, unless it is clear from the disclosure of such information that it applies to other Sections.

     "FLAG Entities" shall mean, collectively, FLAG and all FLAG Subsidiaries.

     "FLAG Financial Statements" shall mean the consolidated balance sheets (including related notes and schedules, if any) of FLAG as of December 31, 1998 and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), and for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by FLAG in SEC Documents.

     "FLAG Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FLAG and its Subsidiaries, taken as a whole, or (ii) the ability of FLAG Entities to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to savings associations, banks, and their holding companies, and (c) actions and omissions of FLAG (or any of its Subsidiaries) taken with the prior informed written Consent of ABBEVILLE in contemplation of the transactions contemplated hereby.

     "FLAG Preferred Stock" shall mean the shares of preferred stock of FLAG.

     "FLAG Subsidiaries" shall mean the Subsidiaries of FLAG, which shall include the FLAG Subsidiaries described in Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FLAG in the future and held as a Subsidiary by FLAG at the Effective Time.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "Hazardous Material" shall mean (i) any hazardous substance, hazardous constituent, hazardous waste, solid waste, special waste, regulated substance, or toxic substance (as those terms are listed, defined or regulated by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement. removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, inventions, and other intellectual property rights.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Knowledge" as used with respect to a FLAG Entity (including references to being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such FLAG Entity. "Knowledge" as used with respect to an ABBEVILLE Entity (including references to being aware of a particular matter) shall mean those facts that are actually known (with no obligation of inquiry) by the president and chief executive officer of such ABBEVILLE Entity.

     "Law" shall mean any code, law (including common law), ordinance, regulation, decision, judicial interpretation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

     "Litigation" shall mean any action, arbitration, cause of action. claim, complaint investigation hearing, criminal prosecution, governmental or other examination or other administrative or other proceeding relating to or affecting a Party, its business. its Assets (including Contracts related to it), or the transactions contemplated by this Agreement. but shall not include regular. periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

     "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either ABBEVILLE or FLAG, and "Parties" shall mean ABBEVILLE and FLAG.

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FLAG under the 1933 Act with respect to the shares of FLAG Common Stock to be issued to the shareholders of ABBEVILLE in connection with the transactions contemplated by this Agreement.

     "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, the South Carolina Board of Financial Institutions Examining Division, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

     "SCBCA" shall mean the South Carolina Business Corporation Act.

     "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders Meeting" shall mean the meeting of the shareholders of ABBEVILLE to be held pursuant to Section 8. 3, including any adjournment or adjournments thereof.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "Surviving Corporation" shall mean FLAG as the surviving corporation resulting from the Merger.

     "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     "Tax" or Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                  ABBEVILLE Benefit Plans   Section 5.16
                  ABBEVILLE Contracts       Section 5.17
                  ABBEVILLE ERISA Plan      Section 5.16(a)
                  ABBEVILLE Pension Plan    Section 5.16(a)
                  Allowance                 Section 5.9
                  Certificates              Section 4.1
                  Closing                   Section 1.2
                  Effective Time            Section 1.3
                  ERISA Affiliate           Section 5.16(c)
                  Exchange Agent            Section 4.1
                  Exchange Ratio            Section 3.1(b)
                  FLAG Benefit Plans        Section 6.15(a)
                  FLAG ERISA Plan           Section 6.15(a)
                  FLAG Pension Plan         Section 6.15(a)
                  FLAG SEC Reports          Section 6.5(a)
                  Indemnified Party         Section 8.14(a)
                  Merger                    Section 1.1
                  Tax Opinion               Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.
     --------------

     (a) Except as otherwise provided in this Section 11.2, each Party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     (b) If this  Agreement is terminated by FLAG pursuant to Sections  10.1(b),
(c) or [(d)(ii)], ABBEVILLE shall pay to FLAG an amount equal to FLAG's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement, plus $100,000.

     (c) If this Agreement is terminated by ABBEVILLE pursuant to Sections 10.1(b) or (c), FLAG shall pay to ABBEVILLE an amount equal to ABBEVILLE's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement, plus $100,000.

     (d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders.
     ------------------------

     Except as disclosed in Section 11.3 of the FLAG Disclosure Memorandum and the ABBEVILLE Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by ABBEVILLE or by FLAG, each of ABBEVILLE and FLAG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement.
     ----------------------

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 Amendments.
     ---------------

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of ABBEVILLE Common Stock, there shall be made no amendment that, pursuant to the SCBCA, requires further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers.
     -------------

     (a) Prior to or at the Effective Time, FLAG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ABBEVILLE, to waive or extend the time for the compliance or fulfillment by ABBEVILLE of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FLAG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FLAG.

     (b) Prior to or at the Effective Time, ABBEVILLE, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FLAG, to waive or extend the time for the compliance or fulfillment by FLAG, of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ABBEVILLE under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ABBEVILLE.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment.
     ----------------

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices.
     ------------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         ABBEVILLE:               ABBEVILLE Capital Corporation
                                  203 S. Main Street
                                  Abbeville, SC  29620
                                  Telecopy Number: (864) 459-9679
                                  Attention:  Thomas D. Sherard, Jr.

         Copy to Counsel:         Gerrish & McCreary, P.C.
                                  700 Colonial Road, Suite 200
                                  Memphis, TN 38124-2120
                                  Telecopy Number: (901) 684-2339
                                  Attention: P. Thomas Parrish, Esq.

         FLAG:                    CITIZENS Bank
                                  100 Union Street
                                  P. O. Box 156
                                  Vienna, GA 31092
                                  Telecopy Number: (912) 268-1370
                                  Attention:  J. Daniel Speight, Jr., President

         Copy to Counsel:         Powell Goldstein Frazer & Murphy LLP
                                  Sixteenth Floor
                                  191 Peachtree Street, N.E.
                                  Atlanta, GA 30303
                                  Telecopy Number: (404) 572-5958
                                  Attention:  Walter G. Moeling IV, Esq.

     11.9 Governing Law.
     -------------------

     This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 Counterparts.
     -------------------

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     1.11 Captions, Articles and Sections.
     -------------------------------------

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     11.12 Interpretations.
     ----------------------

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.13 Enforcement of Agreement.
     -------------------------------

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability.
     -------------------

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                        [SIGNATURES APPEAR ON NEXT PAGE]

                  [SIGNATURES TO AGREEMENT AND PLAN OF MERGER]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                                 FLAG FINANCIAL CORPORATION



                                 By:     /S/J. Daniel Speight, Jr.
                                         ---------------------------------------
                                         J. Daniel Speight, Jr.
                                         President & Chief Executive Officer




                                 ABBEVILLE CAPITAL CORPORATION



                                 By:     /s/ Thomas D. Sherard, Jr.
                                         ---------------------------------------
                                         Thomas D. Sherard, Jr.
                                         President

                                   EXHIBIT 1


                               AFFILIATE AGREEMENT


FLAG Financial Corporation
101 North Greenwood Street
LaGrange, GA  30240

Attention:  J. Daniel Speight, Jr., President and Chief Executive Officer

Gentlemen:

     The undersigned is a shareholder of Abbeville Capital Corporation ("ABBEVILLE"), a South Carolina Corporation, and will become a shareholder of FLAG Financial Corporation ("FLAG"), a Georgia corporation, pursuant to the transactions described in the Agreement and Plan of Merger, dated as of ________________ ___, 1999 (the "Agreement"), by and between FLAG, and ABBEVILLE. Under the terms of the Agreement, ABBEVILLE will be merged with and into FLAG (the "Merger"), and the shares of the $5.00 par value common stock of ABBEVILLE ("ABBEVILLE Common Stock") will be converted into and exchanged for shares of the $1.00 par value common stock of FLAG ("FLAG Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and FLAG regarding certain rights and obligations of the undersigned in connection with the shares of FLAG to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and FLAG hereby agree as follows:

     1. Affiliate Status. The undersigned understands and agrees that as to ABBEVILLE he is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

     2. Initial Restrictions on Disposition. The undersigned agrees that he will not sell, transfer or otherwise dispose of his interests in, or reduce his risk relative to, any of the shares of FLAG Common Stock into which his shares of ABBEVILLE Common Stock are converted upon consummation of the Merger until such time as FLAG notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met except that transfers may be made in compliance with Staff Accounting Bulletin No. 76 issued by the SEC. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of FLAG and ABBEVILLE. FLAG agrees that it will publish such results within 45 days after the end of the first fiscal quarter of FLAG containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication. 3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

          (a) At any meeting of shareholders of ABBEVILLE called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Shareholders' Meeting"), the undersigned shall, to the extent that the Shareholder has the power, vote (or cause to be voted) the Shareholder's Shares in favor of the Merger, the execution and delivery by ABBEVILLE of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of FLAG Common Stock or otherwise to materially and adversely impair the Shareholder's rights or increase the Shareholder's obligations thereunder. The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

          (b) The FLAG Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

          (c) FLAG has informed the undersigned that any distribution by the undersigned of FLAG Common Stock has not been registered under the 1933 Act and that shares of FLAG Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that FLAG is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of FLAG Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

          (d) The undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to Section 9 hereof, have all shares of ABBEVILLE Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker-dealer, nominee or clearinghouse.

          (e) During the thirty (30) days immediately preceding the Effective Time of the Merger, the undersigned has not sold, transferred, or otherwise disposed of his interests in, or reduced his risk relative to, any of the shares of ABBEVILLE Common Stock beneficially owned by the undersigned as of the record date for determination of shareholders entitled to vote at the Shareholders' Meeting of ABBEVILLE held to approve the Merger.

          (f) The undersigned is aware that FLAG intends to treat the Merger as a tax-free reorganization under Section 368 of the Code for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as FLAG for federal income tax purposes.


                    Exhibit 1 - Affiliate Agreement - Page 2

     4. Restrictions on Transfer. The undersigned understands and agrees that stop-transfer instructions with respect to the shares of FLAG Common Stock received by the undersigned pursuant to the Merger will be given to FLAG's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

                  The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as FLAG Financial Corporation ("FLAG") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is an affiliate of FLAG) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for FLAG that such sale or transfer is otherwise exempt from the registration requirements of such Act.

     Such legend will also be placed on any certificate representing FLAG securities issued subsequent to the original issuance of FLAG Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the FLAG Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner as to justify the removal of the legend therefrom. Upon the request of the undersigned, FLAG shall cause the certificates representing the shares of FLAG Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the FLAG Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), FLAG, upon the request of the undersigned, will cause the certificates representing the shares of FLAG Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by FLAG of an opinion of its counsel to the effect that such legend may be removed.

     5. Understanding of Restrictions on Disposition. The undersigned has carefully read the Agreement and this Affiliate Agreement and has discussed their requirements and impact upon his ability to sell, transfer or otherwise dispose of the shares of FLAG Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for ABBEVILLE.

     6. Filing of Reports by FLAG. FLAG agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of FLAG Common Stock issued to the undersigned pursuant to the Merger.


                    Exhibit 1 - Affiliate Agreement - Page 3

     7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of FLAG Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for FLAG Common Stock, together with such additional information as the transfer agent may reasonably request. If FLAG's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), FLAG shall cause such counsel to provide such opinions as may be necessary to FLAG's transfer agent so that the undersigned may complete the proposed sale or transfer.

     8. Certain Actions. The undersigned covenants and agrees with FLAG that, for a period of two (2) years after the effective time of the Merger, the undersigned shall not, without the prior written consent of FLAG, directly or indirectly serve as a consultant to, serve as a management official of, or be or become a major shareholder of any financial institution having an office in Abbeville County. It is expressly understood that the covenants contained in this paragraph 8 do not apply to (i) "management official" positions which the undersigned holds with financial institutions (other than FLAG, ABBEVILLE, and their subsidiaries) as of the date of this Agreement, (ii) securities holdings which cause the undersigned to be deemed a major shareholder of a financial institution (other than FLAG, ABBEVILLE, and their subsidiaries) as of the date of this Agreement, or (iii) advisory relationships with a financial institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel. For the purposes of the covenants contained in this paragraph 8, the following terms shall have the following respective meanings:

          (a) The term "management official" shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the financial institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the financial institution. It is expressly understood that the undersigned may be deemed a management official of the financial institution whether or not he holds any official, elected, or appointed position with such financial institution.

          (b) The term "financial institution" shall refer to any bank, bank holding company, savings and loan association, savings and loan holding company, banking-related company, or any other similar financial institution which engages in the business of accepting deposits or making loans or which owns or controls a company which engages in the business of accepting deposits or making loans. It is expressly understood that the term "financial institution" shall include any financial institution as defined herein that, after the date of this Agreement, makes application for an appropriate federal or state regulatory authority for approval to organize.


                    Exhibit 1 - Affiliate Agreement - Page 4

          (c) The term "major shareholder" shall refer to the beneficial ownership of five percent (5%) or more of any class of voting securities or the ownership of five percent (5%) of the total equity interest in such company, however denominated.

     The provisions of this paragraph 8 shall be of no further force and effect if the undersigned is not offered employment as a director of FLAG or any of its subsidiaries (to include the subsidiaries of ABBEVILLE acquired at the Effective Time of the Merger) at the Effective Time of the Merger or, if the undersigned is so employed, the undersigned's employment is terminated by FLAG after the Effective Time of the Merger.

     9. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of ABBEVILLE and FLAG that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse and any such relative collectively own at least a ten percent (10%) beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least ten percent (10%) of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of FLAG or becomes a director or officer of FLAG upon consummation of the Merger, among other things, any sale of FLAG Common Stock by the undersigned within a period of less than six (6) months following the Effective Time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     10. Miscellaneous. This Affiliate Agreement is the complete agreement between FLAG and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

                        SIGNATURES CONTAINED ON NEXT PAGE

                    Exhibit 1 - Affiliate Agreement - Page5

     This   Affiliate   Agreement  is  executed  as  of  the  _________  day  of
________________, 1999.

                                     Very truly yours,


                                     ---------------------------------
                                     Signature


                                     ---------------------------------
                                     Print Name


                                     Address:-------------------------

                                     ---------------------------------

                                     ---------------------------------




                                     [add below the signatures of all registered owners of shares deemed beneficially owned by the affiliate]


                                     --------------------------------
                                     Name

                                     --------------------------------
                                     Name

                                     --------------------------------
                                     Name


AGREED TO AND ACCEPTED as of
the _______ day of _____________________, 1999.

FLAG FINANCIAL CORPORATION


By:--------------------------------


                    Exhibit 1 - Affiliate Agreement - Page 6

                                    Exhibit 2


MATTERS AS TO WHICH GERRISH & McCREARY, P.C. WILL OPINE

1. Abbeville Capital Corporation. ("ABBEVILLE") is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina with full corporate power and authority to carry on the business in which it is engaged, and to own and use its Assets.

2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of ABBEVILLE or, to our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any Contract disclosed in the Agreement, Law, Order or Permit (subject to the approval of Regulatory Authorities) to which ABBEVILLE is a party or by which ABBEVILLE is bound.

3. The Agreement has been duly and validly executed and delivered by ABBEVILLE and, assuming valid authorization, execution and delivery by FLAG, constitutes a valid and binding agreement of ABBEVILLE enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

4. The authorized capital stock of ABBEVILLE consists of 1,000,000 shares of the ABBEVILLE Common Stock, of which 237,415 shares were issued and outstanding as of _______________________, 1999. The shares of the ABBEVILLE Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued, and are fully paid and nonassessable under the SCBCA. To our knowledge, except as set forth above, or as disclosed in Section 5.3 of the ABBEVILLE Disclosure Memorandum, as of ______________, 1999, there were no shares of capital stock or other equity securities of ABBEVILLE outstanding and no outstanding Equity Rights relating to the capital stock of ABBEVILLE.

                                   EXHIBIT 3



                                            ____________________, 1999




FLAG Financial Corporation
101 North Greenwood Street
LaGrange, GA 30240

         RE:      Abbeville Capital Corporation ("ABBEVILLE")
                  Abbeville, South Carolina

Ladies and Gentlemen:

     This letter is delivered pursuant to Section 9.2(g) of the Agreement and Plan of Merger, dated as of ____________ __, 1999, by and between FLAG Financial Corporation and ABBEVILLE.

     In my capacity as an officer or a director of ABBEVILLE, and as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under ABBEVILLE's Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina or the United States.


                                    Very truly yours,



                                    --------------------------------------------
                                            Signature of Officer or Director


                                    --------------------------------------------
                                            Name of Officer or Director


                                    --------------------------------------------
                                            Position at ABBEVILLE

                                    Exhibit 4


           MATTERS AS TO WHICH POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                   WILL OPINE


     1. FLAG Financial Corporation ("FLAG") is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to carry on the business in which it is engaged, and to own and use its Assets.

     2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of FLAG or, to our knowledge but without any independent investigation, result in any conflict with, breach of, or default under any Contract disclosed in the Agreement, Law, Order or Permit (subject to the approval of Regulatory Authorities) to which FLAG is a party or by which FLAG is bound.

     3. The Agreement has been duly and validly executed and delivered by FLAG, and assuming valid authorization, execution and delivery by Abbeville Capital Corporation., constitutes a valid and binding agreement of FLAG enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     4. The authorized capital stock of FLAG consists of 20,000,000 shares of FLAG Common Stock, of which 6,561,879 shares are issued and outstanding as of ____________ 1999, and (ii) 10,000,000 shares of FLAG Preferred Stock, of which no shares are issued and outstanding as of _____________________ 1999. The shares of FLAG Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Georgia Business Corporation Code. To our knowledge, except as set forth above, or as disclosed in Section
6.3 of the FLAG Disclosure Memorandum,  as of  _________________________,  1999,
there were no shares of capital stock or other equity securities of FLAG outstanding and no outstanding Equity Rights relating to the capital stock of FLAG. The shares of FLAG Common Stock to be issued to the shareholders of Abbeville Capital Corporation as contemplated by the Agreement have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be fully paid and non-assessable under the Georgia Business Corporation Code.

                                   EXHIBIT 5


                             STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated as of July 22, 1999 (the "Agreement"), by and between Abbeville Capital Corporation, a South Carolina corporation ("Issuer"), and FLAG Financial Corporation, a Georgia corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of March 31, 1999 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee with Grantee as the surviving entity; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the option (as defined below); and

     WHEREAS,   as  a  condition   and   inducement   to  Grantee's   execution,
contemporaneously with Grantee's execution of this Agreement, of the July 22, 1999 Amendment to the Merger Agreement (the "Amendment");

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement and the Amendment thereto, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 47,285 shares (as adjusted as set forth herein) (the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of Common Stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $24.00.

     3. Exercise of Option.

          (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event, provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 10.1(b) (but only if such termination was a result of a willful breach by Issuer) or by Grantee pursuant to Section 10.1(c) thereof or by Grantee and Issuer pursuant to
     Section 10.1(a) thereof if Grantee shall at that time have been entitled to terminate the Merger Agreement pursuant to Section 10.1(b) (but only if such termination was a result of a willful breach by Issuer) or Section

     10.1(c) thereof (each a "Default Termination")), (C) 6 months after the termination of the Merger Agreement by Grantee pursuant to a Default Termination, and (D) 6 months after termination of the Merger Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

          (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

               (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries), (B) except as permitted pursuant to Section 7.2 of the Merger Agreement, the disposition, by sale, lease, exchange, or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 20% or more of the consolidated Assets of Issuer and its Subsidiaries, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its Subsidiaries (any of the foregoing an "Acquisition Transaction"); or

               (ii) any person (other than Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then-outstanding shares of Issuer Common Stock.

          (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

               (i) any person (other than Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

               (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced, on or after July 22, 1999, that any person (other than Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date') specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

     4. Payment and Delivery of Certificates.

          (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f).

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

          (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 22, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

     6. Representations and Warrants of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by an necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

     7. Adjustment upon Changes in Capitalization, etc.

          (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

          (b) In the event that Issuer shall enter in an agreement: (i) to consolidate with or merge into any person, other than Grantee, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iiii) to sell or otherwise transfer all or substantially all of its Assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option

     (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause
     (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

          (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute
     Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

          (e) The following terms have the meaning indicated:

               (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or any substantial part of the Issuer's Assets (or the Assets of its Subsidiaries).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (z) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) within the six-month period immediately preceding the agreement, provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such Assets and the current market value of the remaining assets of

          Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm it shall be selected by Grantee. (If there shall be more than one Grantee, any such selection shall be made by a Grantee Majority.)

               (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Issuer is the Issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect.

          (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

          (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

          (h) The provisions of Sections 8, 9, 10 and 11 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

     8. Repurchase at the Option of Grantee.

          (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

               (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

               (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

               (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

          (b) If Grantee exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority is required in connection with the payment of all or any portion of the
     Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section. 8, Issuer shall promptly give notice of such fact to Grantee. If the Federal Reserve Board or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by the Federal Reserve Board or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
     Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

          Notwithstanding anything herein to the contrary, all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) during the 60 business days preceding the Request Date; provided however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such Assets and the current market value of the remaining Assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid, or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii) shall be consummated.

     10. Registration Rights.

          (a) Issuer shall, subject to the conditions of subparagraph (c) below, if requested by Grantee (or if applicable, a Grantee Majority), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee in such request, including, without limitation, a "shelf' registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

          (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee (and any permitted transferee) of its intention to do so and, upon the written request of Grantee (or any such permitted transferee of Grantee) given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Grantee (or such permitted transferee)), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 provided, further, that such election pursuant to clause (i) may only be made one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Grantee (and any such permitted transferee desiring to register their shares) and any other person (other than Issuer) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each such holder bears to the total number of shares requested to be registered by all such holders then desiring to have Issuer Common Stock registered for sale.

          (c) Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

               (i) prior to the earliest of (a) termination of the Merger Agreement pursuant to Section 10.1 thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 9. 1(a) of the Merger Agreement, and (c) a Purchase Event or a Preliminary Purchase Event;

               (ii) on more than two occasions;

               (iii) more than once during any calendar year;

               (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the holder or holders of the Option Shares concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

               (v) unless a request therefor is made to Issuer by the holder or holders of at least 25% or more of the aggregate number of Option Shares then outstanding.

          In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

          (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or
     (b) above. Underwriting discounts and commissions relating to Option Shares, fees and disbursements of counsel to the holders of Option Shares being registered, and any other expenses incurred by such holders in connection with any such registration shall be borne by such holders.

          (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the holder of the Option Shares, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages, and liabilities caused by any untrue statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages, or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director, and controlling person of Issuer shall be indemnified by such holder of the Option Shares, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages, and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

          Promptly upon receipt by a party  indemnified  under this subparagraph
     (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party falls to assume the defense of such action with counsel' satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

          If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages, or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the selling stockholders, and the underwriters from the offering of the securities and also the relative fault of Issuer, the selling stockholders, and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided that in no case shall the holders of the Option Shares be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

          In connection with any  registration  pursuant to subparagraph  (a) or
     (b) above, Issuer and each holder of any Option Shares (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

          (f) Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the holder thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide the holder of any Option Shares with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

          (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Grantee harmless, without limitation as to time, against any and all liabilities, with respect to, all such taxes.

     11. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange or any automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange or any automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement' and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     13. Miscellaneous.

          (a) Expenses. Except as otherwise provided in Section 11, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

          (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) Entire Agreement, No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 13(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof

          (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to any applicable conflicts of law rules.

          (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Issuer to:           Abbeville Capital Corporation
                                203 South Main Street
                                Abbeville, S.C.  29620
                                Telecopy Number: (864) 459-9679
                                Attention:  Thomas D. Sherard, Jr.
                                            President

     with a copy to:            Gerrish & McCreary, P.C.
                                700 Colonial Road, Suite 200
                                Memphis, TN  38124-2120
                                Telecopy Number: (901) 684-2339
                                Attention:  Jeffrey C. Gerrish

     If to Grantee to:          FLAG Financial Corporation
                                101 North Greenwood Street
                                LaGrange, GA  30240
                                Telecopy Number: (706) 845-5156
                                Attention:  J. Daniel Speight, Jr.
                                            President

     and a copy to:             Powell, Goldstein, Frazer & Murphy LLP
                                Sixteenth Floor
                                191 Peachtree Street, NE
                                Atlanta, Georgia 30303
                                Telecopy Number: (404) 572-5958
                                Attention:  Walter G. Moeling IV


          (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

          (h) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

          (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                        [SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                               ABBEVILLE CAPITAL CORPORATION




                               By: /s/Thomas D. Sherard,Jr.
                                   -------------------------
                                      Thomas D. Sherard, Jr.
                                      President


                               FLAG FINANCIAL CORPORATION



                               By: /s/ J. Daniel Speight, Jr.
                                   --------------------------
                                       J. Daniel Speight, Jr.
                                       President

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           FLAG FINANCIAL CORPORATION
                                       AND
                          ABBEVILLE CAPITAL CORPORATION
                           Dated as of March 31, 1999


         THIS AMENDMENT (the "Amendment") to the Agreement and Plan of Merger by and between FLAG Financial Corporation ("FLAG") and Abbeville Capital Corporation ("ABBEVILLE") that is dated as of March 31, 1999 (the "Agreement"), is made and entered into this 22nd day of July, 1999. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

         WHEREAS, the parties hereto desire to amend the Agreement for the purpose of changing the calculation of the purchase price and extending the termination date of the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FLAG and ABBEVILLE agree to amend the Agreement:

     (1)  To add the  Stock  Option  Agreement  attached  to this  Amendment  as
          Exhibit 5 to the Agreement and to incorporate the Stock Option Agreement by reference into the Agreement and to make it a part of the Agreement;

     (2)  To add the following Section 1.4:

          1.4 Execution of Stock Option Agreement.On or before the 22nd day of July, 1999, and as a condition to the Agreement, ABBEVILLE will execute and deliver to FLAG the Stock Option Agreement at Exhibit 5 to the Agreement.

     (3) To delete Subparagraph (b) of Section 3.1 of the Agreement in its entirety and to replace it with the following Subparagraph (b):

               (b) Each share of ABBEVILLE Common Stock (excluding shares held by any ABBEVILLE Entity or any FLAG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive
          3.48 shares of FLAG Common Stock (the "Exchange Ratio") subject to possible adjustment as provided in Section 3.1(d).

     (4)  To add the following Subsection (d) to Section 3.1 of the Agreement:

               (d) If the daily weighted average price for all trades of FLAG common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the 5 consecutive full trading days preceding the Closing Date ("FLAG stock value") is less than $11.00 per share, then the Exchange Ratio will be increased so that each share of ABBEVILLE common stock will be converted into a number of shares of FLAG common stock equivalent to $38.34(the "Floor Value"), based on the FLAG Stock Value.

          For Example, if the FLAG Stock Value were $9.00, the 3.48 Exchange Ratio would yield a value to ABBEVILLE shareholders of $31.32, which is $7.02 less than the Floor Value of $38.34. Accordingly, the Exchange Ratio would be increased by 0.78 ($7.02 divided by $9.00), making the new Exchange Ratio 4.26.

     (5) To delete the date of October 31, 1999 from Section 10.1(e) of the Agreement, and to replace the date of October 31, 1999 with the date of December 31, 1999.

     (6)  To revise Section 11.2(b) of the Agreement to read as follows:

               (b) If this Agreement is terminated by FLAG pursuant to Sections 10.1(b) or (c), ABBEVILLE shall pay to FLAG an amount equal to FLAG's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement, plus $100,000. If this Agreement is terminated by FLAG pursuant to Section 10.1(d)(ii) or because the Shareholders' Meeting shall not have been held or shall have been canceled prior to termination of this Agreement or because ABBEVILLE's Board of Directors shall have withdrawn or modified in a manner adverse to FLAG ABBEVILLE'S Board of Directors' recommendation that the holders of the shares of ABBEVILLE Common Stock approve this Agreement, in each case after ABBEVILLE shall have authorized, recommended, publicly proposed or publicly announced, on or after July 22, 1999, that any person other than FLAG shall have (i) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (as defined in the Stock Option Agreement at Exhibit 5 to this Agreement), (ii) commenced a Tender Offer (as defined in the Stock Option Agreement at Exhibit 5 to this Agreement) or filed a registration statement under the 1933 Act with respect to an Exchange Offer (as defined in the Stock Option Agreement at Exhibit 5 to this Agreement), or (iii) filed an application (or given a notice), whether in draft or final form, with any Regulatory Authorities for approval to engage in an Acquisition Transaction (as defined in the Stock Option Agreement at Exhibit 5 to this Agreement), then ABBEVILLE shall pay to FLAG an amount equal to FLAG's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement, plus $500,000.

     (7) Except as hereinabove amended, and except to the extent that any representations, warranties, and covenants of ABBEVILLE are amended or waived by virtue of the provisions of the Stock Option Agreement between FLAG and ABBEVILLE dated July 22, 1999, the Agreement shall remain otherwise in full force and effect.

     (8) This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.




                            [Signatures on Next Page]

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers hereunto duly authorized all as of the day and year first above written.

                                FLAG FINANCIAL CORPORATION



                                By: /s/J. Daniel Speight, Jr.
                                   --------------------------
                                       J. Daniel Speight, Jr.
                                       President and Chief Executive Office



                                ABBEVILLE CAPITAL CORPORATION



                                By: /s/ Thomas D. Sherard, Jr.
                                    --------------------------
                                        Thomas D. Sherard, Jr.
                                        President

                                   APPENDIX B



                               DISSENTER'S RIGHTS

                  CODE OF LAWS OF SOUTH CAROLINA 1976 ANNOTATED
              TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                         CHAPTER 13. DISSENTERS' RIGHTS
            ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 33-13-101.  DEFINITIONS.

     In this chapter:

     (1)"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2)"Dissenter" means a shareholder that is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

     (3)"Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

     (4)"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5)"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6)"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     (7)"Shareholder"   means  the   record   shareholder   or  the   beneficial
shareholder.

SEC. 33-13-102.  RIGHT TO DISSENT.

     (A)A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (i) alters or abolishes a preferential right of the shares;

               (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (iii)alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

               (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

          (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (B)Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SEC. 33-13-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a)A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

     (b)A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

SEC. 33-13-200.  NOTICE OF DISSENTERS' RIGHTS.

     (a)If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a stockholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b)If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SEC. 33-13-210.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a)If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

     (b)A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SEC. 33-13-220.  DISSENTERS' NOTICE.

     (a)If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

     (b)The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1)state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2)inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3)supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4)set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

         (5)be accompanied by a copy of this chapter.

SEC. 33-13-230.  SHAREHOLDERS' PAYMENT DEMAND.

     (a)A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b)The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c)A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SEC. 33-13-240.  SHARE RESTRICTIONS.

     (a)The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

     (b)The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 33-13-250.  PAYMENT.

     (a)Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b)The payment must be accompanied by:

          (1)the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3)an explanation of how the interest was calculated;

          (4)a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

          (5)a copy of this chapter.

SEC. 33-13-260.  FAILURE TO TAKE ACTION.

     (a)If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b)If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SEC. 33-13-270.  AFTER-ACQUIRED SHARES.

     (a)A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

     (b)To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SEC. 33-13-280.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a)A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1)dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2)corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3)corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (b)A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

SEC. 33-13-300.  COURT ACTION.

     (a)If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b)The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c)The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

     (d)The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e)Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 33-13-310.  COURT COSTS AND COUNSEL FEES.

     (a)The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

     (b)The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

          (2)against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c)If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     (d)In a proceeding  commenced by dissenters to enforce the liability  under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                   APPENDIX C

                                FAIRNESS OPINION

                                FAIRNESS OPINION
                              MERGER BY AND BETWEEN
                           FLAG FINANCIAL CORPORATION
                                       AND
                          ABBEVILLE CAPITAL CORPORATION




                                  Report Dated
                                 March 22, 1999

                                                       March 22, 1999



Board of Directors
Abbeville Capital Corporation
Abbeville, South Carolina

     RE: Fairness Opinion Relative to Proposed Agreement of Abbeville Capital Corporation, Abbeville, South Carolina, to Merge with and into FLAG Financial Corporation, LaGrange, Georgia

Directors:

The Board of Directors of Abbeville Capital Corporation ("ABBEVILLE") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of ABBEVILLE by FLAG Financial Corporation ("FLAG"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either ABBEVILLE or FLAG. This opinion is issued based upon financial data as of December 31, 1998.

Approach to Assignment

The approach to this assignment was to consider the following factors:

     o A review of the financial performance and position of ABBEVILLE and the value of its common stock;

     o A review of the financial performance and position of FLAG and the value of its common stock; o A review of recent Bank merger transactions in the United States, South Carolina and Georgia, and nearby states;

     o A review of the current and historical market prices of bank holding companies in the United States, South Carolina and Georgia, and nearby states;

     o A review of the investment characteristics of the common stock of ABBEVILLE and FLAG;

     o A review of a draft of the Agreement and Plan of Merger by and between ABBEVILLE and FLAG;

     o An evaluation of the impact of the merger on the expected return to the current shareholders of ABBEVILLE; and,

     o An evaluation of other factors as was considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of FLAG for the outstanding common stock of ABBEVILLE constitute a non-taxable exchange for federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

Board of Directors
Abbeville Capital Corporation
Page 2



DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to ABBEVILLE and in Exhibit 2 pertaining to FLAG.

Review of Abbeville Capital Corporation

Southard Financial visited with the management of ABBEVILLE in Abbeville, South Carolina. Discussions included questions regarding the current and historical financial position and performance of ABBEVILLE, its outlook for the future, and other pertinent factors. Details pertaining to ABBEVILLE are contained in Southard Financial's file.

Review of FLAG Financial Corporation

Southard Financial visited with the management of FLAG in LaGrange, Georgia. Discussions included questions regarding the current and historical financial position and performance of FLAG and its operating subsidiaries, its outlook for the future, and other pertinent factors. Details pertaining to FLAG are contained in Southard Financial's file.

Merger Documentation

Southard Financial reviewed the proposed merger terms with the management of ABBEVILLE and with legal counsel for ABBEVILLE. Southard Financial reviewed a draft of the Agreement and Plan of Merger (the "Agreement") that was in the process of being finalized by the parties. The analysis in this opinion reflects the proposed merger terms as outlined in Exhibit 3, Terms of the Agreement and Plan of Merger.

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of FLAG or ABBEVILLE, but reviewed data supplied by the management of both institutions.

Board of Directors
Abbeville Capital Corporation
Page 3



MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding ABBEVILLE, FLAG, and the proposed merger. The major considerations are:

Abbeville Capital Corporation

     o Historical earnings;
     o Historical dividend payments;
     o Outlook for future performance, earnings, and dividends;
     o Economic conditions and outlook in ABBEVILLE's market;
     o The competitive environment in ABBEVILLE's market;
     o Comparisons with peer banks;
     o Potential risks in the loan and securities portfolios;
     o Recent minority stock transactions in ABBEVILLE's common stock; and,
     o Other such factors as were deemed appropriate in rendering this opinion.

FLAG Financial Corporation

     o Historical earnings;
     o Historical dividend payments;
     o Outlook for future performance, earnings, and dividends;
     o Economic conditions and outlook in FLAG's market;
     o The competitive environment in FLAG's market;
     o Comparisons with peer banks;
     o Potential risks in the loan and securities portfolios;
     o Recent minority stock transactions in FLAG's common stock; and,
     o Other such factors as were deemed appropriate in rendering this opinion.

Common Factors

     o Historical and current bank merger pricing; and,
     o Current market prices for minority blocks of common stocks of regional bank holding companies in the United States, South Carolina and Georgia, and nearby states.

Board of Directors
Abbeville Capital Corporation
Page 4



The Proposed Merger

     o The terms of the Agreement as described herein;
     o The specific pricing of the merger;
     o Adequacy of the consideration paid to the shareholders of ABBEVILLE;
     o The assumption that the merger will be treated as a tax-free exchange;
     o The amount of debt and goodwill on the balance sheet of FLAG and the impact of the merger of ABBEVILLE on FLAG's capital and liquidity positions;
     o The historical dividend payments of FLAG and the likely impact on the dividend income of the current shareholders of ABBEVILLE (equivalency of cash dividends);
     o Pro-forma combined income statements for FLAG post merger and the expected returns to ABBEVILLE shareholders (equivalency of earnings yield);
     o The market for minority blocks of FLAG common stock; and,
     o Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of ABBEVILLE and FLAG. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than was any other. More details on the analyses prepared by Southard Financial are contained in Exhibits 3-5.

Of particular note in the fairness analysis was the structuring of the merger as a "partnership" more than as an acquisition. As part of the merger, ABBEVILLE will be allowed to retain its charter, its Board of Directors, its management, and its name. Both institutions view the merger as a partnership of community banks, consistent with other recent mergers effected by FLAG. Further, despite the change in ownership, it is intended by both parties that ABBEVILLE will retain its profile as independent community bank in the market it serves, but will benefit from services provided by FLAG and from the diversification impact of being part of a larger organization.

Board of Directors
Abbeville Capital Corporation
Page 5


Fairness of the Merger Price

                         Analysis of Market Transactions

Based upon the merger terms and the recent market price of FLAG common stock, ABBEVILLE shareholders will receive 180.4% of ABBEVILLE book value at December 31, 1998, 14.8 times 1998 ABBEVILLE earnings, and 14.85% of ABBEVILLE's assets at December 31, 1998. Based upon the review conducted by Southard Financial, the pricing for ABBEVILLE in the merger is below the average, but within the range of multiples seen in recent bank acquisitions (see Exhibit 5). However, the merger price represents a significant premium to the most recent transaction prices for ABBEVILLE stock.

                              Analysis of Liquidity

Unlike ABBEVILLE stock, FLAG shares are traded on the NASDAQ national market system under the ticker symbol "FLAG". The stock is actively traded, has several institutional holders, and is followed by at least four investment analysts. Further, except in the case of certain officers, directors, and significant shareholders of ABBEVILLE, FLAG shares received will be freely tradable with no restrictions. Finally, FLAG is currently trading at or near its 52-week low, and at a price well below that suggested by recent market multiples.

                            Analysis of Alternatives

Recent transactions in ABBEVILLE common stock have been in the range of $22.00 to $24.00 per share, or well below the merger price of $36.54 per share. In January 1998 ABBEVILLE completed a tender offer to repurchase its stock from shareholders at $22.00 per share. A total of over 11,000 shares were repurchased from 37 shareholders. Nevertheless, ABBEVILLE stock is not traded on a stock exchange and no party makes a market for the stock on an ongoing basis. Further, unlike FLAG, ABBEVILLE does not have a dividend reinvestment plan.

                          Discounted Cash Flow Analysis

Southard Financial prepared a pro-forma discounted cash flow analysis to determine a range of present values of ABBEVILLE assuming ABBEVILLE continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that ABBEVILLE could generate over the ten year period from 1999 through 2008 and (ii) the present value of the "terminal value" of ABBEVILLE Common Stock at the end of 2008. To determine a projected dividend stream, Southard Financial assumed an equity to assets ratio of about 8.5%. Southard Financial used management's estimates for ABBEVILLE for 1999 and assumed annual growth in earnings and assets of between 3% and 8%. The "terminal value" of ABBEVILLE Common Stock at the end of the ten-year period was determined by applying price-to-earnings multiples (15x to 20x) to projected net income for ABBEVILLE in 2008. The dividend stream and terminal value were discounted to the present using discount rates of 12% to 15%, which Southard Financial viewed as the appropriate discount rate range for a company with ABBEVILLE's risk characteristics. Using this analysis, the implied value of ABBEVILLE was at or below the proposed price in the merger.

Board of Directors
Abbeville Capital Corporation
Page 6



       Impact of Acquisition on FLAG's Performance and Financial Position

Southard Financial reviewed the impact of the proposed acquisition on the per share earnings, dividends, and book value of FLAG (see Exhibit 4). The analysis indicated that the acquisition will have a slightly dilutive impact on earnings per share and dividends per share in the first year after the merger. However, our analysis indicated that the adverse impact on earnings is expected to be short-lived, given the expected faster rate of earnings growth at FLAG than at ABBEVILLE and the synergies of the merger and other mergers currently underway by FLAG. Further, the merger will have a highly positive impact on book value per share for ABBEVILLE shareholders.

                      Other Factors Pertinent to the Merger

Other factors that impact the shareholders of ABBEVILLE in the merger are as follows:

     o ABBEVILLE's loan portfolio, which is currently concentrated in consumer loans in Abbeville County, should benefit from the geographic and product diversification offered by FLAG.
     o By "purchasing" administrative services from FLAG, senior management of ABBEVILLE will be freed up to focus on customer service, business development, and community relations.
     o Further, the synergies provided by FLAG in the merger should allow ABBEVILLE to operate more profitably and to increase earnings growth.

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of ABBEVILLE or FLAG.

Throughout the due diligence process, all information provided by ABBEVILLE, FLAG, and third party sources was relied upon by Southard Financial without independent verification.

Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the merger on the shareholders of ABBEVILLE is expected to be favorable.

Board of Directors
Abbeville Capital Corporation
Page 7



FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Abbeville Capital Corporation by FLAG Financial Corporation pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Abbeville Capital Corporation.

Thank you for this opportunity to be of service to the shareholders of Abbeville Capital Corporation.

                                          Sincerely yours,

                                          SOUTHARD FINANCIAL











Attachments:

 Exhibit 1: Abbeville Capital Corporation, Document Review List
 Exhibit 2: FLAG Financial Corporation, Document Review List
 Exhibit 3: Terms of the Agreement and Plan of Merger
 Exhibit 4: Overview of the Expected Impact on ABBEVILLE Shareholders
 Exhibit 5: Comparison of the Merger Pricing to Public Market Transactions
 Exhibit 6: Qualifications of Southard Financial

                                    EXHIBIT 1
                          ABBEVILLE CAPITAL CORPORATION
                              DOCUMENT REVIEW LIST



     1. Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only and Total Assets of Less than $100 Million ("Call Report") of The Bank of Abbeville for the period ended December 31, 1998.

     2. Uniform Bank Performance Report ("UBPR") of The Bank of Abbeville for the periods ended September 30, 1998 and December 31, 1997.

     3. Parent Company Only Financial Statements for Small Bank Holding Companies (FR Y-9SP) of Abbeville Capital Corporation for the periods ended December 31, 1997-98 and June 30, 1998.

     4. Annual Report (with audited financial statements) of Abbeville Capital Corporation for 1997 and of The Bank of Abbeville for 1993-96.

     5. Annual Report of Bank Holding Companies (FR Y-6) of Abbeville Capital Corporation for 1997.

     6. Shareholder list of Abbeville Capital Corporation as of March 11, 1999 and list of transactions in the common stock of Abbeville Capital Corporation between January 1, 1998 and March 11, 1999. List of stock options to purchase the common stock of Abbeville Capital Corporation.

     7. Additional pertinent information deemed necessary to render this opinion.

                                    EXHIBIT 2
                           FLAG FINANCIAL CORPORATION
                              DOCUMENT REVIEW LIST



     1. SEC Form 10-K of FLAG Financial Corporation for the year ended December 31, 1997-98.

     2.   Annual  Reports  of FLAG  Financial  Corporation  for the years  ended
          December  31,  1996-98,   including  audited  consolidated   financial
          statements.

     3. Summary budget and pro forma key financial ratios for FLAG Financial Corporation.

     4.   Recent press releases of FLAG Financial Corporation.

     5. Additional pertinent information deemed necessary to render this opinion.

                                    EXHIBIT 3
                                  TERMS OF THE
                          AGREEMENT AND PLAN OF MERGER

The discussion below is based upon our understanding of the key financial terms that are contained in the definitive agreement by and between FLAG Financial Corporation and Abbeville Capital Corporation (the "Agreement").

In exchange for each share of ABBEVILLE common stock outstanding, ABBEVILLE shareholders will receive 3.48 shares (the "Exchange Ratio") of FLAG common stock. Certificates previously representing shares of ABBEVILLE common stock shall be exchanged for certificates representing whole shares of FLAG common stock and cash in lieu of fractional shares.

The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of ABBEVILLE stock for FLAG stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences. No fractional shares will be issued by FLAG. Instead, each former shareholder of ABBEVILLE will receive an amount in cash determined by multiplying the fraction of a share of FLAG that such holder would otherwise be entitled to receive by the price per share of the last trade of FLAG common stock on the last day preceding the Effective Date of the merger.

The Agreement may be terminated by either party:

     - upon the mutual consent of each institution;
     - upon a breach by the other party of any representation, warranty, obligation, or covenant that is not cured within 30 days after written notice of the breach;
     - in the event that any Consent of any Regulatory Authority required for the merger is denied or withheld;
     - if the merger is not approved by the shareholders of ABBEVILLE;
     - if the merger is not consummated on or before October 31, 1999; and,
     - if other conditions and obligations as set forth in the Agreement are not met.

If, before the Effective Date, FLAG changes the number of its shares issued and outstanding as a result of a stock split, stock dividend, recapitalization or similar transaction, the Exchange Ratio shall be adjusted proportionally.

                                    EXHIBIT 4
                         OVERVIEW OF THE EXPECTED IMPACT
                            ON ABBEVILLE SHAREHOLDERS


The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of ABBEVILLE and its shareholders.

According to the Agreement, the Exchange Ratio is 3.48 shares of FLAG common stock for each share of ABBEVILLE common stock outstanding, or a total of 826,204.2 shares of FLAG stock (237,415 ABBEVILLE common shares times the Exchange Ratio of 3.48). Based upon the current market price of FLAG common stock ($10.50 per share from March 15-18, 1999), the total value of ABBEVILLE in the merger is $8,675,144, or $36.54 per share (3.48 FLAG shares at $10.50 each). The following analysis focuses on the total consideration to be paid in the merger.

Earnings: ABBEVILLE reported earnings of $2.47 per share in 1998. FLAG reported earnings of $0.30 per share (basic and diluted) in 1998. Based upon the Exchange Ratio as derived above, had the merger been consummated prior to January 1, 1998, each former ABBEVILLE share would have earned $1.044 in 1998 (FLAG 1998 earnings of $0.30 times 3.48 equivalent shares). This represents a 57.7% decrease from ABBEVILLE'S reported earnings for 1998.

However, FLAG incurred substantial non-recurring expenses in 1988, including one-time write-offs of $2.0 million (pretax) due to two loans and merger related expenses of $1.0 million (pretax). After taxes at 34%, these items were equivalent to about $0.30 per share. Therefore, adjusted for these one-time expenses, FLAG would have earned about $0.60 per share in 1998. Based upon the Exchange Ratio and adjusted FLAG earnings as derived above, had the merger been consummated prior to January 1, 1998, each former ABBEVILLE share would have earned $2.09 in 1998 (FLAG 1998 adjusted earnings of $0.60 times 3.48 equivalent shares). This represents a 15.4% decrease from ABBEVILLE'S reported earnings for 1998.

Absent the merger, ABBEVILLE management expects earnings of about $2.95 per share in 1999, while FLAG is expected to earn $0.75 per share in 1999 ("core" earnings before merger related expenses). Based upon the Exchange Ratio, had the merger been consummated prior to January 1, 1999, each former ABBEVILLE share would be expected to earn $2.61 in 1999 (FLAG expected earnings of $0.75 times
3.48 equivalent shares). This would represent a dilution in earnings for ABBEVILLE shareholders in 1999. However, it is expected that the merger will be accretive to earnings after the first year.

Dividends: The shareholders of ABBEVILLE received cash dividends of $0.76 per share in 1998, while FLAG shareholders received cash dividends of $0.20 per share in 1998. Based upon the Exchange Ratio, had the merger been consummated prior to January 1, 1998, each former ABBEVILLE share would have received dividends of $0.70 in 1998 (FLAG 1998 dividends of $0.20 times 3.48 equivalent shares). This is slightly less than ABBEVILLE'S dividends for 1998.

                                    EXHIBIT 4
                         OVERVIEW OF THE EXPECTED IMPACT
                            ON ABBEVILLE SHAREHOLDERS
                                   (continued)


Book Value: Reported book value of ABBEVILLE was $20.25 per share at December 31, 1998. Reported book value of FLAG at December 31, 1998 was $7.30 per share. Had the merger been consummated on December 31, 1998, each former ABBEVILLE share would have had book value of $25.40 (FLAG book value of $7.30 per share times 3.48 equivalent shares). This represents an increase of 25.4% over ABBEVILLE'S book value at December 31, 1998.

Liquidity: Unlike ABBEVILLE stock, FLAG shares are traded on the NASDAQ National Market System. Further, except in the case of officers, directors, and certain significant shareholders (Affiliates) of ABBEVILLE, FLAG shares received will be freely tradable with no restrictions. FLAG stock trades on a regular basis and the daily volume ranges from 100 shares to over 25,000 shares. Further, the stock is followed by a few analysts. The current market price of FLAG common stock is near its 52-week low, having peaked at over $19.00 in July 1998.

Fundamental Analysis: Southard Financial reviewed the financial characteristics of ABBEVILLE and FLAG with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared ABBEVILLE and FLAG to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios not materially different from those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks).

Further, the merger will result in the shareholders of ABBEVILLE owning stock in a company with more geographically diverse operations and with a more diversified loan portfolio. Typically, diversification results in a lower risk investment. Finally, in our opinion, the growth outlook for FLAG is significantly better than the growth outlook for ABBEVILLE.

                                    EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                          TO PUBLIC MARKET TRANSACTIONS


Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast. Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in South Carolina and contiguous states) is summarized as follows:


                                                     # of   Price/    Price/   Price/   Ret on
Transactions Announced in 1998 (1)                   Banks Earnings    Book    Assets   Equity
----------------------------------                  ------  -------    ----    ------   ------


  All Transactions                                   203    24.2x      2.733x  26.48%   12.89%
  Assets $0-$100 Million                              90     23.3      2.508   25.70    12.47
  Equity/Assets 6%-8%                                 46     27.2      3.176   23.35    13.76
  Equity/Assets 8%-10%                                69     22.3      2.818   24.62    14.15
  ROA 0.75%-1.00%                                     28     28.1      2.500   23.58     9.70
  ROA 1.00%-1.50%                                     91     23.2      2.863   27.01    13.15
  South Carolina Banks                                 6     35.9      3.507   32.19     9.51
  Georgia Banks                                       20     23.3      2.960   28.47    14.82
  Third Quarter Announcements                         49      4.9      2.849   27.32    12.75
  Fourth Quarter Announcements                        36     19.9      2.447   24.83    14.28
  Fourth Quarter Under $100 Million Assets            18     17.7      2.145   24.07    13.76
  Fourth Quarter Over $100 Million Assets             18     22.0      2.750   25.60    14.80

  Transactions Announced in 1999 (2)
  ----------------------------------

  All Transactions                                    11     23.2x     2.319x  24.10%   12.35%
  Georgia Banks                                        1     23.4      2.979   28.68    18.77

  ABBEVILLE (3)                                              14.8x     180.4x  14.85%   12.20%


(1) Through December; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

(2) Through February; only includes transactions for Banks with assets under $1 billion for which sufficient data was available

(3) Based upon the merger price of $36.54 per share (based on the recent price of $10.50 per share for FLAG), ABBEVILLE shares outstanding of 237,415, ABBEVILLE 1998 earnings of $2.47 per share, ABBEVILLE book value of $20.25 per share at December 31, 1998, and ABBEVILLE assets of $246 per share at December 31, 1998.

Based upon the assumptions noted in the table above, the merger of ABBEVILLE into FLAG will take place at 14.8 times ABBEVILLE 1998 earnings, 180.4% of ABBEVILLE book value at December 31, 1998, and 14.85% of ABBEVILLE assets at December 31, 1998. The ratios are all below the average but within the range of recent market multiples. It should be noted that the average market multiples declined from the third quarter to the fourth quarter of 1998. Further, the average multiples for banks with assets under $100 million were lower than those for banks with assets over $100 million. Nevertheless, the below average multiples reflect several factors:

     - the lack of growth in ABBEVILLE's earnings;
     - the higher risk associated with the concentration of consumer (primarily used auto) loans at ABBEVILLE;
     - the size of ABBEVILLE and its market and the lack of geographic diversification; and,
     - the fact that FLAG does not intend to force overhead reductions on ABBEVILLE and will allow ABBEVILLE to retain its own board, management, and basic cost structure.

                                    EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                          TO PUBLIC MARKET TRANSACTIONS
                                   (continued)



In determining the attractiveness of owning FLAG stock, it is important to examine FLAG's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of December 31, 1998, the most recent quarter-end for the banking industry.

                                       Price/     Price/      Current    Current
  Publicly Traded Banks (1)           Earnings    Book Val     ROAE       Yield
  --------------------------------   ---------   ----------  ---------   -------

  All Banks (206)                      16.55x      214.7%      12.04%      2.05%
  Banks Under $500MM Mkt Cap (171)     16.23       209.6       11.90       2.00
  Banks Under $100MM Mkt Cap (72)      15.58       182.0       11.00       1.71
  South Central Banks (37)             17.18       212.5       11.53       2.07
  South Carolina Banks (3)             19.30       228.5       10.41       1.87
  Georgia Banks (5)                    19.41       216.3       10.39       1.94

  FLAG - Recent Price ($10.50)         14.00x2     143.83      10.274      1.905

(1) As of December 31, 1998; subject to certain screens performed by Southard Financial
(2) Based upon estimated 1999 earnings of $0.75 per share
(3) Based upon December 31, 1998 book value of $7.30 per share
(4) Based upon estimated 1999 earnings of $0.75 per share and December 31, 1998 book value of $7.30 per share
(5) Based upon 1998 FLAG dividends of $0.20 per share

Based upon an analysis of the data provided above, FLAG's price/earnings multiple and price/book value multiples are below the range of other publicly traded banks, while its return on equity and dividend yield are within the range. The below average price/earnings and price/book value ratios reflect the low reported earnings of FLAG. Earnings of FLAG have been significantly impacted by non-recurring expenses related to one-time loan losses and by recent mergers.

                                    EXHIBIT 6

                      QUALIFICATIONS OF SOUTHARD FINANCIAL


BACKGROUND          o  Founded in 1987.

                    o Principals have combined business valuation experience of nearly thirty years.

                    o  Clients  served   throughout  the  United  States,   with
                    concentration in the Southeast.

                    o Broad industry experience.

                    o Services provided for public and closely-held companies.

                    o Annual valuation services provided for over 100 ESOPs, making Southard Financial one of the largest ESOP appraisers in the United States.

PROFESSIONAL
REDENTIALS          o David A. Harris  is  a  senior  member  of  the c American
                    Society of Appraisers (ASA).

                    o Both principals of Southard Financial are Chartered Financial Analysts (CFA).

                    o Both principals are former officers of the West Tennessee Chapter of the ASA.

EDUCATIONAL
CREDENTIALS         o Douglas K.Southard holds Doctor of Business Administration and Master of Business  Administration  degrees from Indiana
                    University, with concentrations in finance, economics, and quantitative analysis.

                    o  David  A.   Harris   holds   the   Master   of   Business
                    Administration degree from Memphis State University, with a concentration in finance and business investments.

BUSINESS
ETHICS o Southard Financial andits principals adhere to the ethical standards of the Institute of Chartered Financial Analysts and the American Society of Appraisers.

                    o  All  reports   conform  to  the  Uniform   Standards   of
                    Professional  Appraisal  Practice.

                    o Southard Financial is committed to providing unbiased opinions to be used for decision making.

                    o Fees for valuation services are not contingent upon the conclusion of value or the completion of a transaction.

                                    SOUTHARD
                                    FINANCIAL
                                 {SOUTHARD LOGO}

                          SERVICES FOR COMMUNITY BANKS

                               Valuation Services

                Minority Stock Appraisals
                         o        ESOPs
                         o        Dissenting Shareholders
                         o        Insider Transactions
                         o        Gift & Estate Taxes
                         o        Charitable Gifts
                         o        Private Placements/Offerings
                         o        Share Repurchase Plans
                         o        Dividend Reinvestment Plans
                         o        Stock Option Plans
                         o        Other Purposes

                Control Valuations
                         o        Pricing Merger/Acquisition Candidates
                         o        Negotiating Pricing/Terms
                         o        Fairness Opinions for Buyers and Sellers
                         o        Evaluation of Offers Received

                               Consulting Services

                Economic & Financial Analysis
                         o        Branch Feasibility Studies
                         o        Holding Company Formations
                         o        Expert Witness Testimony

                Strategic Planning
                         o        Long-range Financial Plans
                         o        Evaluation of Financing Alternatives
                         o        Board of Director Seminars

                               SOUTHARD FINANCIAL
                             665 Oakleaf Office Lane
                                Memphis, TN 38117



                                  July 6, 1999



Mr. Thomas D. Sherard, Jr.
Abbeville Capital Corporation
203 South Main Street
Abbeville, SC   29620

Dear Mr. Sherard:

Southard Financial previously issued an opinion that the offer by Flag Financial Corporation ("FLAG") to purchase the common stock of Abbeville Capital Corporation in Abbeville, South Carolina ("ACC") was fair, from a financial viewpoint, to the shareholders of ACC. Subsequently, Southard Financial was retained to provide consulting services regarding two unsolicited offers to acquire ACC received from The County Bank ("TCB") and Community Capital Corporation ("CCC"), both based in Greenwood, South Carolina, and to compare them with the offer by FLAG. The comparisons consisted of financial calculations and investment quality considerations, but did not constitute fairness opinions.

Southard Financial and its principals have no past, present, or contemplated future interest in ACC, FLAG, CCC, TCB, or the conclusions of our analyses. Further, Southard Financial and its principals have no bias or conflict that could cause a question as to our independence or objectivity. Compensation paid to Southard Financial for the analyses is in no way contingent upon the conclusions of the analyses.

From a purely financial perspective, the price set forth by CCC was the highest of the three offers. However, it is Southard Financial's understanding that the ACC Board renegotiated with FLAG, and that the FLAG offer now contains a floor value of $9,110,250. Given the relative financial performance and condition of FLAG and CCC, the revised offer by FLAG is comparable to the CCC offer, despite the fact that its value is slightly lower. Therefore, we are able to reaffirm our fairness opinion with respect to the FLAG offer.

Thank you for the opportunity to provide services. Please call if you have questions about this letter.

                                   Sincerely,


                                   /s/David A. Harris
                                   David A. Harris, CFA, ASA

Enclosure

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

         The FLAG Articles and Bylaws generally provide that any director who is deemed eligible will be indemnified against liability and other expenses incurred in a proceeding in which the director was made a party by reason of the fact he is or was a director, to the fullest extent authorized by the Georgia Business Corporation Code; provided, however, that FLAG will not indemnify any director for any liability or expenses incurred by such director (i) for any appropriation, in violation of his duties, of any business opportunity of FLAG;
(ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or successor provisions; or (iv) for any transaction from which the director derives an improper personal benefit. FLAG's Articles and Bylaws provide for the advancement of expenses to its directors at the outset of a proceeding, upon the receipt from such director of the written affirmation and repayment promise required by Section 14-2-856 of the Georgia Business Corporation Code, the purchase of insurance by FLAG against any liability of the director arising from his duties and actions as a director, the survival of such indemnification to the director's heirs, executors and administrators, and the limitation of the directors' liability to the corporation (except under the four situations described above). The indemnification provisions are non-exclusive, and shall not impair any other rights to which those seeking indemnification or advancement of expenses may be entitled. The FLAG Bylaws also provide for a similar amount of indemnification for the officers of FLAG. In the Bylaws of FLAG, shareholders are entitled to notification of any indemnification paid to the directors. The Georgia Business Corporation Code's provisions for indemnification are summarized below.

         Section 14-2-851 of the Georgia Business Corporation Code empowers a corporation to indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability incurred in connection with such proceeding, if he: (i) conducted himself in good faith; and (ii) reasonably believed (a) in the case of conduct in his official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation (for example, this Section states that a director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies this requirement), and
(c) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. This Section further provides that the termination of proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standards of conduct described above. This Section also provides that a corporation is not permitted to indemnify any director of the corporation under this Section in connection with a proceeding by or in the right of the corporation (except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standards of conduct as outlined in this Section), nor may a corporation indemnify a director under this Section in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that improper personal benefit was received by him (whether or not the conduct involved action in his official capacity).

         Section 14-2-852 requires a corporation to indemnify a director against reasonable expenses incurred by the director in connection with any proceeding to which he was a party because he was a director of the corporation where the director is wholly successful, on the merits or otherwise, in the defense of such proceeding.

         Section 14-2-853 empowers a corporation to advance funds to a director, before the final disposition of a proceeding to which he was a party because he was a director of the corporation, in order to pay for or reimburse the reasonable expenses incurred by the director if the director delivers to the corporation a written affirmation to the corporation of his belief that he has satisfied the relevant standard of conduct described in Section 14-2-851 (or that the proceeding involves conduct for which a director's liability has been eliminated under the corporation's articles of incorporation), and a written undertaking by the director to repay any funds so advanced (which must be an unlimited general obligation of the director, but which need not be secured, and which may be accepted by the corporation without reference to the financial ability of the director to repay the advancement) if it is ultimately determined that the director is not entitled to indemnification under the provisions of the Georgia Business Corporation Code. This Section further provides that any advancement of expenses to be made pursuant to this Section must be authorized
(i) by the Board of Directors: (a) when there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom will constitute a quorum for such purposes) or by a majority of the members of a committee consisting of two or more disinterested directors who are appointed by such a vote; or (b) if there are fewer than two disinterested directors, by majority vote of a quorum of the Board of Directors, in which authorization the directors who do not qualify as disinterested directors may take part; or (ii) by the shareholders of the corporation, but no shares owned by a director who does not qualify as a disinterested director may be voted on the authorization.

         Section 14-2-854 provides that a director who is a party to a proceeding by virtue of the fact that he is a director may apply to the court conducting the proceeding or another court of competent jurisdiction for indemnification or the advancement of expenses. Once a court receives such an application, and after the court gives any notice which it deems necessary, the court considering the application must order indemnification or advance for expenses (i) if the court determines that the director is entitled to such indemnification, or (ii) if the court determines that, taking into account all of the relevant circumstances, it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director failed to satisfy the standards of conduct set forth in Section 14-2-851, failed to comply with the requirements of Section 14-2-853, or was adjudged liable in any proceeding by or in right of the corporation or any proceeding initiated on the basis that improper personal benefit was received by the director (provided that, if the director is adjudged so liable, the indemnification must be limited to the reasonable expenses incurred by the director in connection with such proceeding). In addition, Section 14-2-851 states that, if the court determines that the director is entitled to indemnification or advance for expenses, the court may also direct the corporation to pay the director's reasonable expenses incurred in connection with obtaining such court-ordered indemnification or advance for expenses.

         Section 14-2-855 states that a corporation may not indemnify a director under Section 14-2-851 unless such indemnification is authorized thereunder and a determination is made that the indemnification of the director in a particular proceeding is permissible due to the fact that the director has satisfied the relevant standard of conduct set forth in Section 14-2-851. Such a determination must be made: (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all such disinterested directors (a majority of whom constitutes a quorum for such purposes) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;
(ii) by special legal counsel selected in the manner described in (i) above, or, if there are fewer than two disinterested directors, selected by the board of directors (including the directors who are not considered disinterested directors); or (iii) by the shareholders of the corporation, but no shares owned by a director who does not qualify as a disinterested director may be voted on the determination. The authorization of indemnification and evaluation as to the reasonableness of the expenses involved with such indemnification must be obtained in the same manner as the determination that indemnification is permissible (as described above), except that, if there are fewer than two disinterested directors, or the determination as to the permissibility of the indemnification is made by special legal counsel, then the authorization of such indemnification and the evaluation as to the reasonableness of the expenses involved must be made by the board of directors (in which authorization and evaluation directors who do not qualify as disinterested directors may participate).

         Section 14-2-856 states that, if authorized by the corporation's articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation will be permitted to indemnify a director made a party to a proceeding (including a proceeding brought by or in right of the corporation), without regard to the other limitations on indemnification contained within Title 14, Chapter 2, Article 8, Part 5 of the Georgia Business Corporation Code, but any director, who at the time does not qualify as a disinterested director with respect to an existing or threatened proceeding that would be covered by such authorization, will not be permitted to vote the shares owned or voted under the control of such director with respect to such authorization. However,
Section 14-2-856 further states that no corporation may indemnify a director under Section 14-2-856 for any liability incurred in a proceeding in which the director is adjudged liable to the corporation (or is subjected to injunctive relief in favor of the corporation): (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for any acts or omissions involving intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (relating to unlawful distributions); or (iv) for any transaction from which he received an improper personal benefit. Where approved or authorized in the manner described above, a corporation may advance or reimburse expenses incurred by the director in advance of final disposition of the proceeding only if the director delivers a written affirmation to the corporation which indicates his good faith belief that his conduct does not fall within any of the four categories of conduct listed above, and a written undertaking by the director (executed personally or on his behalf) to repay any advances made to him by the corporation if it is ultimately determined that the director is not entitled to indemnification under this Section.

         Section 14-2-857 provides that a corporation may indemnify and advance expenses to an officer of the corporation who is made a party to a proceeding by virtue of his status as an officer of the corporation. A corporation's officers may be indemnified to the same extent as the corporation's directors (as discussed above), and any officer who is not also a director (or who was made a party to a proceeding solely due to an act or omission committed in his role as an officer) may be indemnified to any further extent as provided in the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct which constitutes: (i) an appropriation, in violation of his duties as an officer, of any business opportunity of the corporation; (ii) any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability set forth in Section 14-2-832; or (iv) the receipt of an improper personal benefit. In addition, this Section provides that a corporation may indemnify and advance expenses to its employees or agents (who are not also directors) to the extent provided in the corporation's articles of incorporation, bylaws, general or specific action of its board of directors, or contract (so long as such indemnification or advancement of expenses is consistent with public policy).

         Section 14-2-858 provides that the corporation is empowered to purchase and maintain insurance on behalf of any person who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee or agent of the corporation serves at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him or advance expenses against such liability under the provisions of Title 14, Chapter 2, Article 8, Part 5 of the Georgia Business Corporation Code.

         The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.


Item 21. Exhibits And Financial Statement Schedules

     (a) Exhibits

Exhibit
Number               Description of Exhibits
------               -----------------------

      2.1         -  Agreement and Plan of Merger,  dated as of March 31, 1999, by and between FLAG and Abbeville (included in Appendix A to the proxy statement/prospectus and incorporated by reference herein).

      2.2        -   Amendment to Agreement and Plan of Merger dated as of July
                     22, 1999, by and between FLAG and Abbeville (included in Appendix A to the proxy statement/prospectus and incorporated by reference herein)

      2.3        -   Agreement and Plan of Merger dated as  of June 1, 1999,  by
                     and between FLAG  and  First   Hogansville Bankshares, Inc.
                     (Incorporated  by  reference  herein  from  FLAG's  Current
                     Report on Form 8-K filed June 4, 1999)

      2.4        -   Agreement and Plan of Merger dated as  of  May 7, 1999,  by
                     and   between  FLAG  and  Thomaston  Federal  Savings  Bank
                     (Incorporated  by  reference  herein  from  FLAG's  Current
                     Report on Form 8-K filed May 10, 1999)

      4.1        -   Articles of Incorporation of FLAG, as amended (Incorporated herein by reference  from Exhibit  3.1(i) of FLAG's  Annual
                     Report on Form 10-K for the fiscal year ended  December 31,
                     1993)

      4.2        -   Bylaws  of  FLAG,  as  amended   (Incorporated  herein   by
                     reference from Exhibit 3.1(ii)  of  FLAG's Annual Report on
                     Form 10-K/A for the fiscal year ended December 31, 1997 and
                     Exhibit 3.3 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

       5         -   Opinion of Powell, Goldstein, Frazer & Murphy LLP(including consent)

       8         -   Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding federal income tax matters (including consent)

     10.1        -   Employment Agreement between J. Daniel Speight, Jr.and FLAG dated as of April 1, 1998*+

     10.2        -   Employment Agreement between John S. Holle and  FLAG  dated as of April 1, 1998*+

     10.3        -   Employment Agreement between Ellison C. Rudd and FLAG dated as of April 1, 1998*+

     10.4        -   Employment Agreement between Patti S. Davis and FLAG  dated as of April 1, 1998*+

     10.5        -   Separation Agreement  between  Charles O. Hinely  and  FLAG dated April 1, 1998*+

     10.6        -   Separation Agreement between  J. Preston  Martin  and  FLAG dated May 13, 1998*+

     10.7        -   Split Dollar Insurance Agreement between J. Daniel Speight,
                     Jr. and Citizens Bank dated November 2, 1992*+

     10.8        -   Director Indexed Retirement Program for Citizens Bank dated
                     January 13, 1995*+

     10.9        -   Form of Executive Agreement (pursuant  to  Director Indexed
                     Retirement Program for Citizens Bank)for individuals listed on exhibit cover page*+

     10.10       -   Form of Flexible Premium Life Insurance Endorsement  Method
                     Split Dollar  Plan  Agreement (pursuant to Director Indexed
                     Retirement Program for Citizens Bank) for individuals listed on exhibit cover page*+

     10.11       -   Director Indexed Fee Continuation  Program for  First  Flag
                     Bank effective February 3, 1995 (Incorporated by reference from Exhibit 10.12 from FLAG's Amendment No. 1 to Annual
                     Report on Form 10-K for the fiscal year  ended December 31,
                     1997)*

     10.12       -   Form of Director Agreement(pursuant to Director Indexed Fee
                     Construction Program for First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.13 from FLAG's Amendment No. 1 to Annual
                     Report on Form 10-K for the fiscal year ended  December 31,
                     1997)*

     10.13       -   Form of Flexible Premium Life Insurance Endorsement  Method
                     Split Dollar Plan Agreement (pursuant to  Director  Indexed
                     Fee   Continuation  Program   of   First  Flag  Bank)  for
                     individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.14 from FLAG's Amendment No. 1 to
                     Annual  Report on  Form  10-K  for  the  fiscal year  ended
                     December 31, 1997)*

     10.14       -   Form   of   Indexed  Executive   Salary  Continuation  Plan
                     Agreement by and between First Flag Bank and individuals listed on exhibit coverage page (Incorporated by reference from Exhibit 10.15 from FLAG's Amendment No. 1 to Annual
                     Report on Form 10-K for the fiscal year ended December 31,
                     1997)*

     10.15       -   Form of Flexible Premium Life Insurance Endorsement  Method
                     Split Dollar  Plan  Agreement (pursuant to Executive Salary
                     Continuation Plan for First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.16 from FLAG's Amendment No. 1 to Annual
                     Report on Form 10-K for the fiscal year ended December  31,
                     1997)*

     10.16       -   Indexed Executive Salary Continuation Plan Agreement by and
                     between  First  Flag Bank  and  William F. Holle, Jr. dated
                     February 3, 1995 (Incorporated  by reference  from  Exhibit
                     10.17 from FLAG's Amendment No. 1 to Annual Report on  Form
                     10-K for the fiscal year ended December 31, 1997)*

     10.17       -   FLAG  Financial Corporation 1994  Employees Stock Incentive
                     Plan (Incorporated herein by reference from Exhibit 10.6 to FLAG's Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1993)*

     10.18       -   FLAG Financial Corporation 1994 Directors  Stock  Incentive
                     Plan (Incorporated herein by reference from Exhibit 10.7 to FLAG's Annual Report on Form 10-K for the year ended
                     December 31, 1993)*

     10.19       -   Separation  Agreement  between  Leonard H. Bateman and FLAG dated December 11, 1998 (Incorporated by reference from Exhibit 10.1 to FLAG's Current Report on Form 8-K dated
                     June 4, 1999)*

     10.20       -   Separation  Agreement  between  Dennis D.  Allen  and  FLAG dated December 31, 1998 (Incorporated by reference from Exhibit 10.2 to FLAG's Current Report on Form 8-K dated
                     June 4, 1999)*

      11         -   Statement regarding Computation of Per Share Earnings+

      13         -   FLAG's Annual Report for the fiscal year ended December 31,
                     1997 (Incorporated herein by reference from Exhibit 13 to FLAG's Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1997)

      21         -   Subsidiaries of FLAG+

     23.1        -   Consent  of Porter  Keadle  Moore,  LLP  (with  respect  to financial statements of FLAG Financial Corporation)

     23.2        -   Consent of Robinson, Grimes and Company, P.C. (with respect to financial statements of FLAG Financial Corporation)

     23.3        -   Consent of Thigpen, Jones, Seaton & Co., P.C. (with respect to financial statements of Three Rivers Bancshares, Inc.)

     23.4        -   Consent of Tourville Simpson & Henderson  (with  respect to financial statements of Abbeville Capital Corporation)

     23.5        -   Consent of Southard Financial

     23.6        -   Consents of Powell, Goldstein, Frazer & Murphy LLP(included in Exhibits 5 and 8)

      24         -   Powers of Attorney (appears on the  signature  page to this
                     Registration Statement)

     99.1        -   Form of Proxy of Abbeville

     99.2        -   Consent to be Named in Registration Statement

     99.3 FLAG Annual Report to Shareholders for the fiscal year ended December 31, 1998

     99.4            FLAG Quarterly Report on Form 10-Q  for  the  quarter ended
                     March 31, 1999


          *The indicated exhibit is a compensatory plan required to be filed as an exhibit to this Registration Statement on Form S-4.

          +Incorporated by reference from exhibit of the same number from the FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Item 22.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of

1934;  and,  where  interim  financial  information  required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaGrange, State of Georgia, on July ___, 1999.


                            FLAG FINANCIAL CORPORATION



                            By:      /s/ J. Daniel Speight, Jr.
                                     --------------------------
                                     J. Daniel Speight, Jr.
                                     President and Chief Executive Officer


                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Daniel Speight, Jr. and John S. Holle, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on July ___, 1999.


              Signature                              Title
              ---------                              -----


         /s/ Dennis D. Allen                        Director
      ----------------------------
             Dennis D. Allen


        /s/ Dr. A. Glenn Bailey                     Director
        --------------------------
            Dr. A. Glenn Bailey


        /s/ Leonard H. Bateman                      Director
        --------------------------
            Leonard H. Bateman

              Signature                              Title
              ---------                              -----


        /s/ H. Speer Burdette, III                  Director
        --------------------------
            H. Speer Burdette, III


        /s/ Patti S. Davis              Director, Senior Vice President and
        --------------------------  Chief Financial Officer (principal financial
            Patti S. Davis                    and accounting officer)


        /s/ Fred A. Durand, III                     Director
        ---------------------------
            Fred A. Durand, III


        /s/ John S. Holle                Chairman of the Board and Director
        ---------------------------
            John S. Holle


        /s/ James W. Johnson                        Director
        ---------------------------
            James W. Johnson


        /s/ Kelly R. Linch                          Director
        ---------------------------
            Kelly R. Linch


        /s/ J. Preston Martin                       Director
        ---------------------------
            J. Preston Martin


        /s/ J. Daniel Speight, Jr.     President, Chief Executive Officer and
        ---------------------------     Director (principal executive officer)
            J. Daniel Speight, Jr.


        /s/ John W. Stewart, Jr.                    Director
        ---------------------------
            John W. Stewart, Jr.


        /s/ Robert W. Walters                       Director
        ---------------------------
            Robert W. Walters

 EXHIBIT INDEX

Exhibit
Number                       Description of Exhibits
------                       -----------------------

      2.1        -   Agreement  and  Plan of Merger, dated as of March 31, 1999, by and between FLAG and Abbeville (included in Appendix A to the proxy statement/prospectus and incorporated by reference herein)

      2.2        -   Amendment to Agreement and Plan of Merger dated as of  July
                     22, 1999,  by and between FLAG and  Abbeville  (Included in
                     Appendix   A  to  the  proxy   statement/  prospectus   and
                     incorporated by reference herein)

      2.3        -   Agreement and Plan of Merger  dated as  of June 1, 1999, by and  between  FLAG and First  Hogansville  Bankshares, Inc.
                     (Incorporated by reference herein from FLAG's CurrentReport on Form 8-K filed June 4, 1999)

      2.4        -   Agreement  and  Plan of  Merger dated as of May 7, 1999, b
                     and  between  FLAG  and  Thomaston   Federal  Savings  Bank
                     (Incorporated by reference herein from FLAG's CurrentReport on Form 8-K filed May 10, 1999)

      4.1        -   Articles of Incorporation of FLAG, as amended (Incorporated herein by  reference  from Exhibit  3.1(i) of FLAG's Annual
                     Report on Form 10-K for the fiscal year ended  December 31,
                     1993)

      4.2        -   Bylaws of FLAG,as amended (incorporated herein by reference from Exhibit 3.1(ii) of FLAG's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and Exhibit 3.3 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

       5         -   Opinion of Powell, Goldstein, Frazer & Murphy LLP(including consent)

       8         -   Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding federal income tax matters (including consent)

     10.1        -   Employment Agreement between J. Daniel Speight, Jr.and FLAG dated as of April 1, 1998*+

     10.2        -   Employment Agreement between John S. Holle and  FLAG  dated as of April 1, 1998*+

     10.3        -   Employment Agreement between Ellison C. Rudd and FLAG dated as of April 1, 1998*+

     10.4        -   Employment Agreement between Patti S. Davis and FLAG  dated as of April 1, 1998*+

     10.5        -   Separation  Agreement  between  Charles O. Hinely  and FLAG dated April 1, 1998*+

     10.6        -   Separation Agreement between  J. Preston  Martin  and  FLAG dated May 13, 1998*+

     10.7        -   Split Dollar Insurance Agreement between J. Daniel Speight,
                     Jr. and Citizens Bank dated November 2, 1992*+

     10.8        -   Director Indexed Retirement Program for Citizens Bank dated
                     January 13, 1995*+

     10.9        -   Form of Executive Agreement (pursuant to  Director  Indexed
                     Retirement Program for Citizens Bank)for individuals listed on exhibit cover page*+

     10.10       -   Form of Flexible Premium Life Insurance Endorsement  Method
                     Split Dollar Plan Agreement (pursuant to  Director  Indexed
                     Retirement Program for Citizens Bank)for individuals listed on exhibit cover page*+

     10.11       -   Director Indexed Fee Continuation Program  for  First  Flag
                     Bank effective February 3, 1995 (Incorporated by reference from Exhibit 10.12 from FLAG's Amendment No. 1 to Annual
                     Report on Form 10-K for the fiscal year ended  December 31,
                     1997)*

     10.12       -   Form of Director Agreement(pursuant to Director Indexed Fee
                     Construction Program for First Flag Bank) for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.13 from FLAG's Amendment No. 1 to Annual
                     Report on Form 10-K for the fiscal year ended  December 31,
                     1997)*

     10.13       -   Form of Flexible Premium Life Insurance Endorsement  Method

                     Split Dollar Plan Agreement(pursuant to Director Indexed Fee Continuation Program of First Flag Bank)for individuals listed on exhibit cover page (Incorporated by reference from Exhibit 10.14 from FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31,
                     1997)*

     10.14       -   Form  of  Indexed  Executive   Salary    Continuation  Plan
                     Agreement by and between First Flag Bank and individuals listed on exhibit coverage page (Incorporated by reference from Exhibit 10.15 from LAG's Amendment No. 1 to Annual
                     Report on Form 10-K for the fiscal year ended December  31,
                     1997)*

     10.15       -   Form of Flexible Premium Life Insurance Endorsement  Method
                     Split Dollar  Plan  Agreement (pursuant to Executive Salary
                     Continuation Plan  for  First  Flag  Bank) for  individuals listed on exhibit cover page(Incorporated by reference from
                     Exhibit 10.16 from FLAG's Amendment No. 1 to  Annual Report
\                    on Form 10-K for the fiscal year ended December 31, 1997)*

     10.16       -   Indexed Executive Salary Continuation Plan Agreement by and
                     between  First  Flag  Bank and William  F. Holle, Jr. dated
                     February 3, 1995 (Incorporated  by  reference from  Exhibit
                     10.17rom FLAG's Amendment No. 1 to  Annual Report  on  Form
                     10-K for the fiscal year ended December 31, 1997)*

     10.17       -   FLAG Financial Corporation 1994  Employees Stock  Incentive
                     Plan (Incorporated herein by reference from Exhibit 10.6 to FLAG's Annual Report on Form 10-K for the fiscal year ended
                     December 31, 1993)*

     10.18       -   FLAG Financial Corporation 1994  Directors Stock  Incentive
                     Plan (Incorporated herein by reference from Exhibit 10.7 to FLAG's Annual Report on Form 10-K for the year ended
                     December 31, 1993)*

     10.19       -   Separation  Agreement between  Leonard H. Bateman  and FLAG dated December 11, 1998 (Incorporated by reference from Exhibit 10.1 to FLAG's Current Report on Form 8-K dated
                     June 4, 1999)*

     10.20       -   Separation Agreement between Dennis D. Allen and FLAG dated
                     December 31, 1998  (Incorporated  by reference from Exhibit
                     10.2 to  FLAG's  Current  Report on Form 8-K dated  June 4,
                     1999)*

      11         -   Statement regarding Computation of Per Share Earnings+

      13         -   FLAG's Annual Report for the fiscal year ended December 31,
                     1997  (Incorporated  herein by reference  from  Exhibit  13 to FLAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

      21         -   Subsidiaries of FLAG+

     23.1        -   Consent  of  Porter  Keadle  Moore, LLP  (with  respect  to financial statements of FLAG Financial Corporation)

     23.2        -   Consent of Robinson, Grimes and Company, P.C. (with respect to financial statements of FLAG Financial Corporation)

     23.3        -   Consent of Thigpen, Jones, Seaton & Co., P.C. (with respect to financial statements of Three Rivers Bancshares, Inc.)

     23.4        -   Consent of Tourville Simpson &  Henderson (with  respect to financial statements of Abbeville Capital Corporation)

     23.5        -   Consent of Southard Financial

     23.6        -   Consents of Powell,Goldstein, Frazer & Murphy LLP (included in Exhibits 5 and 8)

      24         -   Powers of Attorney (appears on the signature  page  to this
                     Registration Statement)

     99.1        -   Form of Proxy of Abbeville

     99.2        -   Consent to be Named in Registration Statement

     99.3 FLAG Annual Report to Shareholders for the fiscal year ended December 31, 1998

     99.4        -   FLAG Quarterly Report on Form 10-Q  for  the  quarter ended
                     March 31, 1999


          *The indicated exhibit is a compensatory plan required to be filed as an exhibit to this Registration Statement on Form S-4.

          +Incorporated by reference from exhibit of the same number from the FLAG's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997.